As filed with the Securities and Exchange Commission on June 11, 2024.

Registration Number 333-279873

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Innovative Eyewear, Inc.

(Exact Name of Registrant as Specified in its Charter)

Florida	5995	85-0734861
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

11900 Biscayne Blvd., Suite 630

North Miami, Florida, 33181

(954) 826-0329
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Harrison Gross

Chief Executive Officer

11900 Biscayne Blvd., Suite 630

North Miami, Florida, 33181

(954) 826-0329
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with Copies to:

Barry I. Grossman, Esq.
Sarah W. Williams, Esq.

Justin Grossman, Esq.
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, NY 10105
Phone: (212) 370-1300
Fax: (212) 370-7889

Approximate date of commencement of proposed sale to public:

As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☒	Smaller reporting company	☒
						Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JUNE 11, 2024

Innovative Eyewear, Inc.

10,173,782 Shares of Common Stock

This prospectus relates to the resale of up to 10,173,782 shares of common stock, par value $0.00001 per share, of Innovative Eyewear, Inc. (“we,” “us,” “our,” or the “Company”), consisting of (x) (a) up to 4,200,822 shares of common stock issuable upon exercise of warrants (the “April Investor Warrants”) at an exercise price of $0.244 per share originally issued by us on May 1, 2024 in a private placement of warrants pursuant to a securities purchase agreement dated April 28, 2024 (the “April Offering”) and (b) up to 315,062 shares of common stock issuable upon exercise of the warrants (the “April PA Warrants”, collectively, with the April Investor Warrants, the “April Warrants”) at an exercise price of $0.305 per share originally issued by us on May 1, 2024 to H.C. Wainwright & Co., LLC in connection with the April Offering and (y) (a) up to 5,263,161 shares of common stock issuable upon exercise of warrants (the “May Investor Warrants”, collectively, with the April Investor Warrants, the “Investor Warrants”) at an exercise price of $0.475 per share originally issued by us on May 29, 2024 in a private placement of warrants pursuant to a securities purchase agreement dated May 28, 2024 (the “May Offering”) and (b) up to 394,737 shares of common stock issuable upon exercise of the warrants (the “May PA Warrants”, collectively, with the May Investor Warrants, the “May Warrants”, collectively, with the April Warrants, the ”Warrants”) at an exercise price of $0.5938 per share originally issued by us on May 29, 2024 to H.C. Wainwright & Co., LLC in connection with the May Offering.

This registration does not mean that the selling stockholders named herein will actually offer or sell any of these shares. We will not receive any proceeds from the resale of any of the shares of common stock being registered hereby sold by the selling stockholders. However, we may receive proceeds from the exercise of the Warrants held by the selling stockholders exercised other than pursuant to any applicable cashless exercise provisions of such warrants.

Our common stock and warrants issued in our initial public offering (the “Listed Warrants”) are currently listed on Nasdaq under the symbols “LUCY” and “LUCYW,” respectively. On May 29, 2024 the last reported sale price of our common stock was $0.95 per share.

Following effectiveness of the registration statement of which this prospectus forms a part, the sale and distribution of securities offered hereby may be effected from time to time in one or more transaction that may take place on Nasdaq (or such other market or quotation system on which our common stock is then listed or quoted), including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by selling stockholders. The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

This prospectus describes the general manner in which shares of common stock may be offered and sold by any selling stockholders. When the selling stockholders sell shares of common stock under this prospectus, we may, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. We urge you to read carefully this prospectus, any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

i

Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information or to make any representations about us, the securities being offered pursuant to this prospectus or any other matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

We further note that the representations, warranties and covenants made by us in any document that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus includes estimates, statistics and other industry data that we obtained from industry publications, research, surveys and studies conducted by third parties and publicly available information. Such data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. This prospectus also includes data based on our own internal estimates. We caution you not to give undue weight to such projections, assumptions and estimates.

This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by any other companies.

ii

Prospectus Summary

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our securities, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 15 and the financial statements and related notes included in this prospectus.

Unless the context indicates otherwise, as used in this prospectus, the terms “we,” “us,” “our,” “the Company,” “Innovative Eyewear” and “our business” refer to Innovative Eyewear, Inc.

Our Company

We develop and sell smart eyeglasses and sunglasses, which are designed to allow our customers to remain connected to their digital lives, while also offering prescription eyewear and sun protection. Founded and headquartered in Miami, Florida, we were initially organized as a Florida limited liability company effective August 15, 2019. We were founded by Lucyd Ltd., the inventor and licensor of the technology that our products are based upon, which is a portfolio company of Tekcapital Europe Ltd. (“Tekcapital”). Tekcapital is a U.K. based university intellectual property accelerator which builds portfolio companies around new technologies. On March 26, 2020, we converted from a Florida limited liability company into a Florida corporation.

In January 2020, we introduced our first beta product and began market testing.

In January 2021, we officially launched our first commercial product, Lucyd Lyte® (“Lucyd Lyte”). This initial product offering embodied our goal of creating smart eyewear for all day wear that looks like and is priced similarly to designer eyewear, but is also light weight and comfortable, and enables the wearer to remain connected to their digital lives. The product was initially launched with six styles, and in September 2021, an additional six styles were added.

In February 2023, we launched version 2.0 of our Lucyd Lyte eyewear with 15 different styles, incorporating several key breakthroughs for the smart eyewear product category – including a four-speaker audio array, 12-hour music playback and call time, and improved styling as well as technical upgrades. In October 2023, we launched six new styles of smart eyewear, branded as Lyte XL, bringing even more advancements – including patent-pending flexible hinges for a more comfortable fit and a wider range of suitable head sizes, significant improvements to speaker and microphone quality, thinner and more ergonomic temples, and post-consumer recycled packaging.

In January 2024, we launched the Nautica® Powered by Lucyd smart eyewear collection in eight different styles, along with various branded accessories including a power brick, cleaning cloth. and a slipcase adorned with the iconic Nautica sail logo.

Our current product offering consists of 29 different models, which offers a similar amount of style variety as many traditional eyewear collections. All styles are each available with 80+ different lens types, resulting in thousands of variations of products currently available. The company currently has over 100 licensed patent and applications.

Our smartglasses enable the wearer to listen to music, take and make calls, and use voice assistants to perform many common smartphone tasks hands-free. Some of the many things our customers can do with their Lucyd Lyte glasses include:

1.	“Send a voice message to (contact)”: this command begins the recording of an audio message to be sent to named contact.

2.	“Send a text to (contact)”: begins recording of a speech-to-text message to be sent by SMS to named contact.

3.	“Call (contact)”: speed-dials the named contact.

4.	“Send $___ to (contact)”: this command allows our user to send money to a contact via Venmo or Apple Pay. Follow the digital assistant’s prompts to confirm.

5.	“Check my messages”: this command reads out our user’s latest incoming text messages and offers a prompt to reply to each. Close out the digital assistant to end the readout.

6.	“Check my mailbox”: this command announces the number of unread emails, and reads them out with a prompt to continue after each one. In the prompt after each one, our customers can tell their digital assistant “Reply” and dictate an email response to the previous email.

7.	“Find (cuisine type) food nearby”: this command reads through a list of nearby restaurants and their ratings, and prompts our user for directions or to call after each one.

8.	“Call me an Uber”: this command prompts the user on which type of Uber ride they want, then asks to confirm to send a car to our user’s location.

9.	“What time is it?”: announces the current time.

10.	“Play (song/album/artist)”: this command begins playing the requested song, album, or artist via Apple Music.

11.	“Get me directions to (location)”: this command begins navigating on phone, with audible directions on glasses.

12.	“Take a memo”: this command begins recording a speech-to-text memo in Notes. Say “Read my Notes” to play back.

Since the launch of Lucyd Lyte, we witnessed interest and demand from customers throughout the United States and have sold thousands of our smart glasses. Within six months of the launch of Lucyd Lyte, several optical stores in the United States and Canada have on-boarded the product and we have had discussions with several other large eyewear chains (by number of locations) regarding on-boarding our product. We believe smart eyewear is a product category whose time has come, and we believe we are well positioned to capitalize on and help develop this exciting new sector – where eyewear meets electronics in a user-friendly, mass market format, priced similarly to designer eyewear.

In first quarter of 2022 we introduced a virtual try-on kiosk for select retail stores. This device introduces our products to prospective retail customers and enables them to digitally try-on our line of smart glasses in a touch-free manner. This system was later upgraded in 2023.

We completed development of many new styles of smart eyewear for our new licensed brands in 2023, anticipating all three licensed collections to launch in 2024. In addition, we completed the following upgrades to accessory products in 2023:

●	The patent-pending Lucyd charging dock was upgraded to a version 2.0 edition, featuring auto-adjusting connectors to fit any size of smart eyewear we produce, a new charging status LED, and USB data capability, enabling it to be used as a USB hub for computers in addition to a charging hub.

●	The Lucyd virtual try-on kiosk was replaced with a fully modular display system, with eight available components for stores to mix and match to suit their display needs. The display can be countertop or freestanding, making it suitable for almost any retail environment.

The Vyrb app launched in open beta on iOS and Android app stores in 2021, as the Company’s first social media platform.

In 2022, we introduced key features in the Vyrb app, including live broadcasts for up to 100 users in one digital “room,” and the ability to upload external audio content into Vyrb, enabling longstanding content creators to import their existing libraries swiftly into the platform.

In the first quarter of 2023, we introduced several new features for the Vyrb app, including market-leading audio accessibility features for social media, such as the ability to create and listen to a feed of audio content completely hands-free, using unique voice assistant commands created for the app. We plan to continue to develop the expansive Vyrb platform into a feature-rich social toolbox for customers. This includes the introduction of revenue-generating features such as native ads and in-app upgrades, as well as gamification features such as a points and rewards system. Some new features are planned to launch in 2024, including a fully upgraded user interface. Once this update to the interface is completed, the app will be considered officially launched, and the Company will begin to promote it and capitalize on it in earnest.

In April 2023, we introduced another major software upgrade for our glasses with the launch of the Lucyd app for iOS and Android. This free application enables the user to converse with the extremely popular ChatGPT AI language model on the glasses, to instantly gain the benefit of one of the world’s most powerful AI assistants in a hands-free ergonomic interface. The app deploys a powerful and unique Siri integration with the Open AI API for ChatGPT, developed internally by the company. The Company has filed a patent application directed to this software upgrade. We believe this development makes our Lucyd eyewear perhaps the smartest smartglasses available today, represents a significant marketing opportunity for the Company’s core smartglass product, and creates a potential in-app purchase revenue stream for the Company.

Our Market Opportunity

One of our key opportunities is converting traditional eyeglass and sunglass wearers to smart eyewear consumers since these customers are already familiar with wearing optical products. According to a 2021 report of the Vision Council, a non-profit trade association that serves member companies of the optical industry, there are 167 million prescription and 224 million non-prescription glasses wearers in the United States. As many as four billion people worldwide wear glasses, according to an article published by Reference.com in April 2020.

According to Statista, the total addressable market for eyewear in the U.S. is projected to be $35.2 billion in 2024. The market for digital assistants like Siri, Google Voice, Bixby and Alexa has grown rapidly worldwide, and is projected at $4.5 billion in revenue in 2023. We view the popularity of hearables as an important catalyst for the smart eyewear market since hands-free access to voice-based AI is a notable feature thereof.

The common denominator among markets for the hearables and digital assistant is that they facilitate real-time access to digital data, whether it is through music, calls, navigational directions, or information, among other uses. The combination of hearables and digital assistants provides a transparent, ergonomic interface between the users and their digital lives. At Innovative Eyewear, we are dedicated to a touch-free interface and untethering our customers’ eyes from their smartphone screens, through our smart eyewear product.

The synergistic fusion of these three markets (eyewear, digital assistants, and hearables) enables, in our view, an opportunity to create a completely new experience of connected eyewear, which smoothly delivers the functionality of both optical glasses and headphones, eliminating the need for either on its own. Nevertheless, several orthodoxies of the eyewear industry still hold, namely: if you want to sell a lot of eyewear, we believe it should be attractive, stylish, comfortable (e.g., lightweight, which we believe to be approximately one ounce) and cost roughly the same as traditional eyewear. This is what we have sought to achieve, and in our view have accomplished with the introduction of Lucyd Lyte eyewear.

A key indicator of the potential future success of smart eyewear in the consumer market is the rise of smartwatches, which as early as 2018 have intermittently surpassed traditional wristwatches in unit sales in the US. We believe that the similarities between smartwatches and smart eyewear compared to their traditional counterparts indicate that the future of eyewear will also be smart.

Our Business Strategy

When we initially organized Innovative Eyewear four years ago, there was, in our view, no attractive smart eyewear that addressed the basic consumer need for good-looking designer glasses that were stylish, comfortable, lightweight, provided the functionality of hearables, and priced around the same as regular glasses.

At the core of our strategy are the following principles:

1.	Consumers prefer smart eyewear that looks and feels like traditional glasses and sunglasses; this is a key element in the design of all of our frames, and makes it easier for traditional eyewear users to switch to our products.

2.	For a smart eyewear line to achieve mass market penetration, it should cost a similar amount to traditional designer eyewear, especially while the category is still emerging and most consumers and not yet familiar with it.

3.	Smart eyewear must be user-friendly and have an interface that is easy to navigate by the wearer, even when their hands are wet or gloved. As such, we deploy highly tactile interfaces on our eyewear.

4.	The battery life of smart eyewear should be sufficient to support smart functionalities throughout the day without needing to be recharged mid-day.

5.	Rather than burdening our hardware with mechanical features such as cameras and microdisplays which may be unnecessary for many users, we instead leverage software platforms that can add functionality without increasing the weight or size of the frames.

6.	By adhering to the above principles, we can eliminate any “costs of switching” from traditional eyewear to smart eyewear, and build customer lifetime value by offering a more powerful combination of fashion, smart features, and vision correction and protection than available from other companies.

All of our products are designed in Miami, manufactured in China, and sold through e-commerce channels, including on our website (Lucyd.co), BestBuy.com, DicksSportingGoods.com, Brookstone.com, and Amazon.com, and sold by over 300 optical and sporting goods retailers. Additionally, we are pursuing online and in-store big box retailers, and in-store and online specialty retailers. Based on the existing demand for our products, current distribution, and recently consummated supply agreements, we anticipate that our products will be available in a significant number of new third-party retail locations in 2024.

We believe that people care about what they wear on their faces, and because we understand that customers have diverse preferences about the shape, size, and design of their eyewear, we aim to continuously introduce new models in an effort to offer a wide variety of designs. We continuously present new models of eyewear to our network of followers to vote on those styles they find most appealing. We view this as community-approved design.

One of our key opportunities is converting traditional eyeglass and sunglass wearers to smart eyewear consumers, since these customers are already familiar with wearing optical products. According to a 2021 report of the Vision Council, a non-profit trade association that serves member companies of the optical industry, there are 167 million prescription and 224 million non-prescription glasses wearers in the US. As many as four billion people worldwide wear glasses, according to an article published by Reference.com in April 2020.

Competition

The smart eyewear industry in which we operate is competitive and subject to changes in practice. While we believe that our products are hybrid of eyeglasses and audio technology, which gives us a unique product that provides us with competitive advantages, we may face competition from many different entities now and in the future. As of now, we face competition from the following products:

●

Bose Corporation’s Bose Frames. These are a Bluetooth eyewear product, but in a bulkier form factor and with what we believe to be comparable audio quality at a higher list price ($249 MSRP) than Lucyd Lyte 2.0 ($199). However, Bose has recently announced plans to withdraw from the smart eyewear market.

Key advantages of Lucyd Lyte over Bose Frames: Our glasses are lighter weight, have twice the playback battery life, are offered in 29 styles compared to three styles for Bose, and have a more traditional optical form factor for all-day wear.

●

Amazon’s Carrera Echo Glasses (Third Gen). Another entry in the Bluetooth eyewear space, offered at a $329 - $389 list price. Not available directly from the manufacturer in prescription, and in only two frame shapes. The cost of the Amazon Echo Glasses is higher than Lucyd Lyte. While lightweight like Lucyd Lyte glasses, Amazon Echo Glasses have, in our view, a less fashionable form factor, and the battery life is about half of that of Lucyd Lyte.

Key advantages of Lucyd Lyte over Echo Glasses: Our glasses are not “always-listening” for voice commands like Echo Frames are (which raises privacy concerns and reduces battery life), our glasses are available in 29 styles compared to two for the latest Echo Frames, our glasses look more seamless so they better match the form factor of traditional eyewear, and our glasses are more affordable at $149 - $199.

●

Snapchat Spectacles. This is a camera-focused smart eyewear product and, in our view, not a direct competitor with our products due to its style, weight, pricing, and suitability for all-day wear. However, Snapchat Spectacles may introduce further entries in the space that may directly compete with Lucyd Lyte. Snapchat Spectacles version 3 have a list price of $380.

Key advantages of Lucyd Lyte over Spectacles: Our glasses have more audio and AI features, our glasses are lighter and prescription-ready, are available in many more styles than this single SKU (stock-keeping unit) line, and cost half the price.

●

Ray-Ban Meta Glasses. Developed in association with Facebook, are a camera-focused smart eyewear product, and despite the fact they are available in prescription, in our view not a direct competitor. Ray-Ban may, however, introduce further entries in the space that may directly compete with Lucyd Lyte. Ray-Ban Spectacles have a well-known and respected brand, and a list price starting at $299, which makes them 100% more expensive than Lucyd Lyte.

Key advantages of Lucyd Lyte over Stories: Stories weigh considerably more than Lucyd Lyte glasses (20% - 70% more depending upon the Lyte model), have a shorter battery life, thicker temple profiles, are not water resistant, and the cameras and required connection to a Facebook account raise privacy concerns.

All of the competitors discussed above have substantially greater manufacturing, financial, research and development, personnel, and marketing resources than we do. As a result, although we believe our products are currently superior, our competitors may be able to develop superior products, and compete more aggressively and sustain their competitive advantage over a longer period of time than us. Our products may be rendered obsolete in the face of competition.

Our Competitive Strengths

A Unique Solution to a Common Problem. While immensely useful, smartphones can present a safety hazard to motorists, pedestrians, and cyclists because smartphones can distract people from the task or activity at hand. In 2022, pedestrian deaths were at a 40-year high according to the Governors Highway Safety Association, and experts believe smartphones were partially to blame. Recent data from the Governors Highway Safety Association indicates that from 2010 to 2021, the number of pedestrian deaths rose by 77%, while all other traffic deaths increased by 25% (Pedestrian Traffic Fatalities by State: 2022 Preliminary Data – (https://www.ghsa.org/resources/Pedestrians23). We believe that the distraction created by smartphones originates in two forms: (1) via headphones or earbuds, where the user is deprived of full audible situational awareness; and (2) via the visual interface of the phone, which distracts the user completely from their surroundings. Lucyd Lyte open-ear audio helps address this problem by having the speakers mounted at the temples (in the arms) of the glasses. There is nothing in the ear canal and, as a result, individuals can better maintain situational awareness, such as hearing the traffic around them, as well as nearby sounds. Many of our competitors have relatively bulky speakers enclosed within the temples, while Lucyd Lyte’s speakers and temples are thin, which allows them to look similar to traditional designer glasses. Furthermore, through the quick and easy touch controls on the Lucyd Lyte, the wearer can perform many tasks for which they would normally pull out their phone - thus our glasses help untether the eyes of the user from their smartphones throughout the day and enable them to remain more visually vigilant and aware of the traffic around them.

Affordable Price Point. Our Lucyd Lyte eyewear provides both optical-quality glasses and a Bluetooth headset together, at roughly the same price as a traditional pair of designer glasses, which is core to the disruptive potential of our product. Our Lucyd Lyte line of smart eyewear enables prescription and sunglass wearers to interact with digital assistants and social media without having to take their eyes off the road and are nearly hands-free, thereby improving the safety and convenience of taking calls, listening to music, and audibly accessing digital information on the go. The Manufacturer’s Suggested Retail Price (“MSRP”) for Lucyd Lyte 2.0 eyewear starts at $149, with advanced options and customizations available at higher price points, which are at the discretion of the customer. A basic prescription lens upgrade is offered for $40. By comparison, most of our U.S.-based competitors offer products that are more expensive, starting at approximately $249 or higher, with higher costs to add prescriptions.

Quality. All of our frames can be outfitted in-house or by optical resellers with any combination of prescription, sunglass, reading, and blue light lens formats. Our frame fronts are made with what we believe are high quality optical materials to ensure easy lens fitting by any optician.

Customizable Product Offering. There are 80+ lens types available for Lucyd Lyte, making it the most customizable smart eyewear in the world. Innovative Eyewear has a partnership with a high-quality optical lab in Boston to produce prescription and custom lenses for our frames quickly and affordably. Our contract with a third-party optical lab also allows us to offer direct prescription fulfillment to our customers.

Comfort. At just 1.0 - 1.5 ounces, our eyewear has a feather-light fit, suitable for all day vision correction or sun protection (traditional glasses weigh about one ounce). This is especially important while on the go. Our 1.0 ounce titanium aviators are among the lightest smart eyewear ever made.

Long Battery Life. At 12 hours of playback per charge, our current product offering of Lucyd eyewear outpaces most, if not all, of the competition on battery life.

Capital Light Business Model. All of our products are sold through multiple e-commerce channels, including on our website (Lucyd.co), BestBuy.com, DicksSportingGoods.com, and Amazon.com, and are distributed through optical or other retailers (such as, but not limited to, Metro Optics Eyewear and Marca Eyewear Group, Inc.). We believe this capital light approach is highly scalable and efficient in the deployment of resources. We view “capital light” as being more efficient by obviating the need to build factories and retail stores, while partnering with existing companies in both of these groups.

Multiple-Channel Approach. We sell our products both through multiple online channels and multiple categories of brick-and-mortar retail stores. We believe this multi-channel approach provides us with an advantage against our competitors who sell in a narrower selection of channels.

Experienced Management Team. We have an experienced board of directors with more than 100 years of combined experience in the eyewear industry, and a management team with substantial experience in software and electronics engineering and operating eyewear and technology companies.

Recent Developments

Nasdaq Bid Price Notice

On August 4, 2023, we received a written notice (the “Notice”) from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company is not in compliance with Nasdaq Listing Rule 5550(a)(2). which sets forth the minimum bid price requirement for continued listing on the Nasdaq Capital Market (the “Minimum Bid Requirement”) as the bid price of the Company’s common stock, had closed below $1.00 per share for 30 consecutive business days. Nasdaq’s notice has no immediate effect on the listing of our common stock on Nasdaq.

Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company had 180 calendar days, until January 31, 2024, to regain compliance with the Minimum Bid Requirement. To regain compliance, the closing bid price of our Common Stock must be at least $1.00 per share for a minimum of 10 consecutive business days during this 180-day period, at which time the Staff will provide written notification to the Company that it complies with the Minimum Bid Requirement, unless the Staff exercises its discretion to extend this ten-day period pursuant to Nasdaq Listing Rule 5810(c)(3)(H).

On February 1, 2024, the Company requested and received an additional 180-calendar day, until July 30, 2024, compliance period from the Staff. In the event it appears to the Staff that the Company will not be able to cure the deficiency, or if the Company is not otherwise eligible for the second grace period, the Staff will provide written notice to the Company that the Common Stock is subject to delisting; however, the Company may request a hearing before the Nasdaq Hearings Panel (the “Panel”), which request, if timely made, would stay any further suspension or delisting action by the Staff pending the conclusion of the hearing process and expiration of any extension that may be granted by the Panel. There can be no assurance that the Staff would grant the Company’s request for continued listing subsequent to any delisting notification, or, if the Company does appeal the delisting determination by the Staff to the Panel, that such appeal would be successful, or that the Company will be able to regain compliance with the Minimum Bid Requirement or maintain compliance with the other Nasdaq listing requirements.

The Company intends to closely monitor the closing bid price of the common stock and consider all available options to remedy the bid price deficiency to regain compliance with the Minimum Bid Requirement.

ATM Offering

On April 15, 2024, the Company entered into an At The Market Offering Agreement by and between the Company and H.C. Wainwright & Co., LLC (the “ATM Agreement”), which it suspended on April 28, 2024, and recommenced on May 3, 2024 when it filed a prospectus supplement in connection therewith (the “ATM Prospectus Supplement”). As of the date of this prospectus supplement, the Company has sold all shares available on the ATM Prospectus Supplement and will not make any sales of its shares of common stock pursuant to the ATM Agreement unless and until a new prospectus supplement is filed. However, the ATM Agreement remains in full force and effect and the Company expects to file a new prospectus supplement in connection therewith.

Risks Associated with our Business

Our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our common stock. In particular, you should carefully consider the following risks, which are discussed more fully in the section entitled “Risk Factors” in this prospectus:

●	Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our securities.

●	The optical industry is highly competitive, and if we do not compete successfully, our business may be adversely impacted.

●	We have a history of losses, and we may be unable to achieve or sustain profitability.

●	We have limited experience in scaling a smart eyewear business. If we are unable to manage our expected growth effectively, our brand “Lucyd”, and financial performance may suffer, which may have a material adverse effect on our business, financial condition, and operating results.

●	Our ability to generate net revenue will depend upon many factors, some of which we may have no control over.

●	Increases in component costs, shipping costs, long lead times, supply shortages, and supply changes could disrupt our supply chain; factors such as wage rate increases and inflation can have a material adverse effect on our business, financial condition, and operating results.

●	We currently derive all of our revenue from sales of our glasses. A decline in sales of our eyewear would negatively affect our business, financial condition, and results of operation.

●	We face significant risks due to our dependency on foreign supply and manufacturing chains, geopolitical and economic changes, and changes in public perception about internationally sourced and manufactured products.

●	If we fail to cost-effectively retain our existing customers or to acquire new customers, our business, financial condition, and results of operations would be harmed.

●	Our profitability and cash flows may be negatively affected if we are not successful in managing our inventory balances and inventory shrinkage.

●	If we fail to maintain and enhance our brand, our ability to engage or expand our base of customers will be impaired, and our business, financial condition, and results of operations may suffer.

●	We rely heavily on our information technology systems, as well as those of our third-party vendors, business partners, and service providers, for our business to effectively operate and to safeguard confidential information; any significant failure, inadequacy, interruption, or data security incident could adversely affect our business, financial condition, and operations.

●	Our e-commerce and multichannel channel business faces distinct risks, and our failure to successfully manage it could have a negative impact on our profitability.

●	If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards and changing customer needs or requirements, our solutions may become less competitive.

●	We depend on highly skilled personnel to grow and operate our business, and if we are unable to hire, retain, and motivate our personnel, we may not be able to grow effectively.

●	Certain technological advances, greater availability of, or increased consumer preferences for, vision correction alternatives to prescription eyeglasses or contact lenses, and future drug development for the correction of vision-related problems may reduce the demand for our products and adversely impact our business and profitability.

●	We could be adversely affected by product liability, product recall or personal injury issues.

●	We license our technology from Lucyd Ltd., the majority stockholder of the Company, and our inability to maintain this license could materially affect our business, financial condition, and operating results.

●	Failure to adequately maintain and protect our intellectual property and proprietary rights could harm our brand, devalue our proprietary content, and adversely affect our ability to compete effectively.

●	We may incur costs to defend against, face liability or for being vulnerable to intellectual property infringement claims brought against us by others.

●	We face risks associated with suppliers from whom our products are sourced and are dependent on a limited number of suppliers.

●	Our projects could be hindered due to our dependence on third parties to complete many of our contracts.

●	We depend on search engines, social media platforms, digital application stores, content-based online advertising, and other online sources to attract consumers to and promote our website and our mobile applications, which may be affected by third-party interference beyond our control; and, as we grow, our the cost of acquiring new customers may continue to rise and become uneconomical.

●	Our directors, executive officers and principal stockholders will continue to have substantial control over our company after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control.

●	The market price of our common stock has been volatile and can fluctuate substantially, which could result in substantial losses for purchasers of our Units in this offering.

●	Our management will have broad discretion in how we use the net proceeds of this offering and might not use them effectively.

●	You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

●	The best-efforts structure of this offering may have an adverse effect on our business plan.

Corporate Information

We were initially organized as a limited liability company under the laws of the State of Florida on August 15, 2019. We converted the Company from a Florida limited liability company into a Florida corporation on March 25, 2020. Our principal executive office is located at 11900 Biscayne Blvd., Suite 630, North Miami, FL, 33181, and our phone number is (786) 785-5178. We maintain a website at www.lucyd.co. Following the effectiveness of the registration statement of which this prospectus is a part, we intend to announce material information to the public through filings with the SEC, the investor relations page of our website, as well as press releases, public conference calls, and investor conferences.

The reference to our website is intended to be an inactive textual reference only. The information contained on, or that can be accessed through, our website is not part of this prospectus and investors should not rely on such information in deciding whether to purchase shares of our common stock.

Our “Lucyd” logo, the Lucyd Lyte name and the slogan “Upgrade your Eyewear” and our other registered or common law trademarks mentioned in this prospectus are the exclusive licensed property of Innovative Eyewear Inc. Other trade names, trademarks, and service used in this prospectus are the property of their respective owners.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined under the Securities Act of 1933, as amended (the “Securities Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (or the Sarbanes-Oxley Act);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period. We will remain an emerging growth company until the earliest to occur of: (i) our reporting $1.235 billion or more in annual gross revenues; (ii) the end of fiscal year 2028; (iii) our issuance, in a three year period, of more than $1 billion in non-convertible debt; and (iv) the end of the fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million on the last business day of our second fiscal quarter.

We have elected to take advantage of certain of the reduced disclosure obligations and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than the information you might receive from other public reporting companies in which you hold equity interests.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, after we cease to qualify as an “emerging growth company,” certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; (2) scaled executive compensation disclosures; and (3) the ability to provide only two years of audited financial statements, instead of three years.

The Offering

Common stock outstanding.	23,476,227 shares.

Common stock offered by Selling Shareholders:	10,173,782 shares.

Common stock to be outstanding after this offering(1)	33,650,009 shares (assuming the exercise of all of the Warrants)

Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders. We may receive proceeds upon the exercise of the Warrants (to the extent the registration statement of which this prospectus is a part is then effective and, if applicable, the “cashless exercise” provision is not utilized by the holder). Any proceeds will be used for general corporate and working capital or for other purposes that the Board of Directors, in their good faith, deems to be in the best interest of the Company. No assurances can be given that any of such warrants will be exercised. See “Use of Proceeds.”

Nasdaq Symbol and Trading	Our common stock and our Listed Warrants are currently listed on Nasdaq under the symbols “LUCY” and “LUCYW,” respectively.

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 and the other information in this prospectus for a discussion of the factors you should consider carefully before you decide to invest in our securities.

The number of shares of our common stock to be outstanding upon completion of this offering is based on 23,476,227 shares of our common stock outstanding as of May 29, 2024, and excludes:

●	2,666,500 shares of common stock issuable upon exercise of stock options currently outstanding, at a weighted average exercise price of $2.15 per share;

●	32,610 shares of common stock issuable upon the future vesting of previously-awarded restricted stock units;

●	993,311 shares of our common stock reserved for future issuance under our 2021 Equity Incentive Plan;

●	1,374,280 shares of common stock issuable upon exercise of the Listed Warrants, at an exercise price of $3.75 per share;

●	58,800 shares of common stock issuable upon exercise of the representative’s warrants issued to Maxim Group LLC in connection with our initial public offering, at an exercise price of $8.228 per share;

●	300,000 shares of common stock issuable upon exercise of warrants issued in April 2023 pursuant to the warrant exercise inducement letter agreement at an exercise price of $3.75 per share;

●	4,500,000 shares of common stock issuable upon exercise of warrants issued in June 2023 at an exercise price of $1.05 per share;

●	180,000 shares of common stock issuable upon exercise of the placement agent warrants issued to Maxim Group LLC in connection with our public offering in June 2023, at an exercise price of $1.3125 per share;

●	4,200,822 shares of Common Stock that may be issued upon exercise of the April Investor Warrants at an exercise price of $0.244 per share, which shares are subject to stockholder approval;

●	315,062 shares of Common Stock that may be issued upon exercise of the April PA Warrants at an exercise price of $0.305 per share, which shares are subject to stockholder approval;

●	5,263,161 shares of Common Stock that may be issued upon exercise of the May Investor Warrants at an exercise price of $0.475 per share, which shares are subject to stockholder approval; and

●	394,737 shares of Common Stock that may be issued upon exercise of the May PA Warrants at an exercise price of $0.5938 per share, which shares are subject to stockholder approval;

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of outstanding options and warrants (including the Warrants).

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this prospectus may contain “forward-looking statements” within the meaning of the federal securities laws. Our forward-looking statements include, but are not limited to, statements about us and our industry, as well as statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. Additionally, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. We intend the forward-looking statements to be covered by the safe harbor provisions of the federal securities laws. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to significant risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	our lack of operating history;

●	our relationships with our current customers;

●	our expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

●	our estimates regarding future revenue, expenses and needs for additional financing;

●	our ability to compete in our industry;

●	our ability to expand the number of retail stores that sell our products;

●	our ability to expand the production of our products;

●	the impact of governmental laws and regulation;

●	difficulties with certain vendors, suppliers and distributors we rely on or will rely on;

●	failure to maintain our corporate culture as we grow and changes in consumer recognition of our brand;

●	changes in senior management, loss of one or more key personnel or an inability to attract, hire, integrate and retain highly skilled personnel;

●	the ability of our product to perform in a safe and efficient manner; and

●	our ability to adapt and respond effectively to rapidly changing technology, evolving industry standards and changing customer needs or requirements.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with. Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth under the section of this prospectus entitled “Risk Factors” elsewhere in this prospectus. The factors set forth under the “Risk Factors” section and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on such statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

Risk Factors

Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, which we believe represent certain of the material risks to our business, together with the information contained elsewhere in this prospectus, before you make a decision to invest in our securities. Please note that the risks highlighted here are not the only ones that we may face. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. If any of the following events occur or any additional risks presently unknown to us actually occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline and you could lose all or part of your investment.

Risks Relating to Our Business, Strategy and Industry

Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our securities.

If we fail to satisfy the continued listing requirements of Nasdaq such as the corporate governance requirements or the minimum stock price requirement, Nasdaq may take steps to delist our securities. Such a delisting would likely have a negative effect on the price of our securities and would impair your ability to sell or purchase our securities when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our securities to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our securities from dropping below the Nasdaq minimum stock price requirement, or prevent future non-compliance with Nasdaq’s listing requirements. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

On August 4, 2023, we received written notice from the Listing Qualifications Department of Nasdaq notifying us that, for a period of 30 consecutive business days, we failed to maintain a minimum closing bid price of $1.00 as required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we had 180 calendar days, or until January 31, 2024, to regain compliance. On February 1, 2024, the Company received a letter (the “Extension Notice”) from Nasdaq notifying the Company that it had been granted an additional 180-day period, or until July 30, 2024, to regain compliance with Nasdaq Listing Rule 5550(b)(1).

The optical industry is highly competitive, and if we do not compete successfully, our business may be adversely impacted.

We compete directly with large, integrated optical players that sell both at the retail level and online such as Ray-Ban® that have multiple products, well regarded brands and retail banners, as well as established and well-regarded consumer electronics companies such as Bose®. This diversified and capable competition takes place both in physical retail locations as well as online, for smart glasses. To compete effectively, we must continue to create, invest in, or acquire, advanced technology, incorporate this technology into our products, obtain regulatory approvals in a timely manner where required, and process and successfully market our products.

Most if not all of our competitors have significantly greater financial and operational resources, longer operating histories, greater brand recognition, and broader geographic presence than we do. As a result, they may be able to outmaneuver us in the marketplace and offer capable products at more competitive prices, which may adversely affect our business. They also are able to spend far more than we do for advertising. We may be at a substantial disadvantage to larger competitors with greater economies of scale. If our costs are greater compared to those of our competitors, the pricing of our products may not be as attractive, thus depressing sales or the profitability of our products and services. Our competitors may expand into markets in which we currently operate, and we remain vulnerable to the marketing power and high level of customer recognition of these larger competitors and to the risk that these competitors or others could attract our customer base. Some of our competitors are vertically integrated and are also engaged in the manufacture and distribution of glasses and many of our competitors operate under a variety of brands and price points. These competitors can advantageously leverage this structure to better compete and access the market with significant market power could make it more difficult for us to compete. We purchase some of our product components from suppliers who may be affiliates of one or more competitors or may compete with ourselves in the future.

We may not continue to be able to successfully compete against existing or future competitors. Our inability to respond effectively to competitive pressures, improved performance by our competitors, and changes in the retail and e-commerce markets could result in lost market share and have a material adverse effect on our business, financial condition, and results of operations.

We have a history of losses, and we may be unable to achieve or sustain profitability.

We had a net loss of $6,616,791 for the year ended December 31, 2023, and a net loss of $5,681,833 for the year ended December 31, 2022. As of December 31, 2023, we had an accumulated deficit of $16,922,778. Because we have a limited operating history it is difficult for us to predict our future operating results. We will need to generate and sustain increased revenue and manage our costs to achieve profitability. Even if we do, we may not be able become or increase our profitability.

Our ability to generate profit depends on our ability to strengthen and expand our brand, continue to provide exciting products customers love, expand sales and improve margins. We are aiming to achieve profitability in the next two years, and between now and then we plan to efficiently invest in the business to bring it to scale by:

●	enhancing our products with new designs, functionality, and technology to widen our appeal and delight customers in a wide variety of demographic groups; and,

●	investing in our product development, supply chain and sales and marketing capabilities to leverage external resources as efficiently as possible to ensure that smart glasses are affordable for the majority of the world’s population who need them.

However, we may not succeed in any of the foregoing, and the planned investments may not result in profitability.

We have limited experience in the smart eyewear space. If we are unable to manage our growth effectively, our brand “Lucyd”, and our financial performance may suffer, which may have a material adverse effect on our business, financial condition, and operating results.

The smart eyewear industry is newly emerging. Whilst our directors have more than 80 years of combined experience in the eyewear industry, the smart eyewear market presents numerous new challenges. To effectively manage these challenges and continue to grow, we must continue to invest in the design of new frames and technology, expand our product line and effectively integrate several new technologies into eyewear. Achieving this could strain our existing resources, and we could experience ongoing operating difficulties in managing our business and bringing it to scale. Failure to scale could harm our competitive position and future success, including our ability to retain and recruit personnel and to effectively execute our corporate objectives.

Our ability to generate net revenue will depend upon many factors, some of which we may have no control over.

The industry for stylish, affordable smart glasses, is rapidly evolving and may not develop as we expect. Even if our net revenue continues to increase, our net revenue growth rates may decline in the future as a result of a variety of factors, including macroeconomic factors, increased competition, and the maturation of our business. As a result, you should not rely on our net revenue growth rate for any prior period as an indication of our future performance. Overall growth of our net revenue will depend on a number of factors, including our ability to:

●	Increase exogenous distribution of our products in optical stores, big box retailers, specialty retailers and through multiple e-commerce channels;

●	Price our products so that we are able to attract new customers, and expand our relationships with existing customers;

●	Accurately forecast our net revenue and plan our operating expenses accordingly;

●	Successfully compete with other companies that are currently in, or may in the future enter, the smart eyewear industry or the markets in which we compete, and respond to developments from these competitors such as pricing changes and the introduction of new products and features, noting that most, if not all, of our competitors have stronger balance sheets and larger staffs to devote to their products;

●	Comply with existing and new laws and regulations applicable to our business;

●	Develop new product offerings, with services and features, including in response to new trends, competitive dynamics, or the needs of customers;

●	Successfully identify and acquire or invest in businesses, products, or technologies that we believe could complement or expand our business;

●	Avoid interruptions or disruptions in our supply chain from natural disasters and political uncertainty;

●	Provide customers with a high-quality experience and customer service and support that meets their needs;

●	Hire, integrate, and retain talented sales, customer experience, product design, and development and other personnel;

●	Effectively manage growth of our business, personnel, and operations;

●	Effectively manage our costs related to our business and operations; and,

●	Enhance our reputation and the value of the Lucyd brand.

Because we have a limited history operating our business, it is difficult to evaluate our current business and future prospects, including our ability to plan for and model future growth. Our limited operating experience combined with the rapidly evolving nature of the market in which we sell our products and services, substantial uncertainty concerning how these markets may develop, and other economic factors beyond our control, reduces our ability to accurately forecast quarterly or annual revenue. Failure to manage our future growth effectively could have an adverse effect on our business, financial condition, and operating results.

We also expect to continue to expend substantial financial and other resources to grow our business, and we may fail to allocate our resources in a manner that results in increased net revenue growth in our business. Additionally, we may encounter unforeseen operating expenses, difficulties, complications, delays, and other unknown factors that may result in losses in future periods. If our net revenue growth does not meet our expectations in future periods, our business, financial condition, and results of operations may be harmed, and we may not achieve or sustain profitability in the future.

Increases in component costs, shipping costs, long lead times, supply shortages, and supply changes could disrupt our supply chain and factors such as wage rate increases and inflation can have a material adverse effect on our business, financial condition, and operating results.

Meeting customer demand partially depends on our ability to obtain timely and adequate delivery of components for our products and services. All of the components that go into the manufacturing of our products and services are sourced from a limited number of third-party suppliers predominantly in the U.S., and China. Our contract manufacturers purchase and provide many of these components on our behalf, including sun lenses, demo lenses, hinge and chip sets and other electronic components, and we do not have long-term arrangements with most of our component suppliers. We are therefore subject to the risk of shortages and long lead times in the supply of these components and the risk that our suppliers discontinue or modify components used in our products. In addition, the lead times associated with certain components are lengthy and may preclude rapid changes in design, quantities, and delivery schedules. Our ability to meet temporary unforeseen increases in demand has been, and may in the future be, impacted by our reliance on the availability of components from these suppliers. We may in the future experience component shortages, and the predictability of the availability of these components may be limited, which may be heightened in light of Covid-19 safety measures undertaken in China, our principal country of manufacturing. In the event of a component shortage or supply interruption from suppliers of these components, we may experience supply chain delays. Developing alternate sources of supply for these components may be time-consuming, difficult, and costly, and we may not be able to source these components on terms that are acceptable to us, or at all, which may undermine our ability to fill our orders in a timely manner. Any interruption or delay in the supply of any of these parts or components, or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would harm our ability to timely ship our products to our customers.

In addition, substantially all of our components are shipped directly from our contract manufacturers to our warehouse facility in Miami or to a third-party optical laboratory in the United States, where lenses are cut and mounted into frames. These laboratories process most of the glasses ordered by our customers. Once processed at the laboratories, the finished products are then sorted and shipped using third-party carriers to our customers. Our eyeglasses are also shipped directly to our third-party distribution center in the United States for shipment directly to our customers and resellers. We depend in large part on the orderly operation of this distribution process, which depends, in turn, on adherence to shipping schedules and effective management of our optical laboratory network and third-party distribution center. Increases in transportation costs (including increases in fuel costs), issues with overseas shipments, supplier-side delays, as well as reductions in the transportation capacity of carriers, labor strikes or shortages in the transportation industry, disruptions to the national and international transportation infrastructure, and unexpected delivery interruptions or delays also have the potential to derail our distribution process.

Moreover, volatile economic conditions may make it more likely that our suppliers and logistics providers may be unable to timely deliver supplies, or at all, and there is no guarantee that we will be able to timely locate alternative suppliers of comparable quality at an acceptable price. In addition, international supply chains may be impacted by events outside of our control, including but not limited to the COVID-19 pandemic, and limit our ability to procure timely delivery of supplies or finished goods and services. We face additional risks related to the manufacturing facility we contract with in China and suppliers in China, including port of entry risks such as longshoremen strikes, import restrictions, foreign government regulations, trade restrictions, customs, and duties.

We source components from suppliers located in China. Effective September 1, 2019, the U.S. government implemented a 15% tariff on specified products imported into the U.S. from China and effective February 14, 2020, the 15% tariff was reduced to 7.5%. In June 2020, the U.S. government granted a temporary exclusion for plastic and metal frames with a retroactive effective date of September 1, 2019, and such exclusion expired in September 2020. Given the recent change in the U.S. presidential administration, there is uncertainty whether there will be, and the resulting impacts of, any changes to U.S. government trade policy. If we are unable to mitigate the full impact of the enacted tariffs or if there is a further escalation of tariffs, costs on a significant portion of our products may increase further and our financial results may be negatively affected. While it is too early to predict how the current and future China tariffs will impact our business, our financial results may also be impacted by any resulting economic slowdown.

The inability to fulfill, or any delays in processing, customer orders through third party optical laboratory optical laboratory could result in the loss of customers, issuances of refunds or credits, and may also adversely affect our income and reputation. The success of our retail and e-commerce sales depends on the timely receipt of products by our customers and any repeated, intermittent or long-term disruption in, or failures of, the operations of our distribution center and/or optical laboratories could result in lower sales and profitability, a loss of loyalty to our brands, and excess inventory.

Furthermore, increases in compensation, wage pressure, and other expenses for our employees, may adversely affect our profitability. Increases in minimum wages and other wage and hour regulations can exacerbate this risk. These cost increases may be the result of inflationary pressures which could further reduce our sales or profitability. Increases in other operating costs, may increase our cost of products sold or selling, general, and administrative expenses. Our competitive price model and pricing pressures in the optical retail industry may inhibit our ability to reflect these increased costs in the prices of our products, in which case such increased costs could have a material adverse effect on our business, financial condition, and results of operations.

We currently derive all of our revenue from sales of our glasses. A decline in sales of our eyewear would negatively affect our business, financial condition, and results of operations.

We derive all of our revenue from the sale of one product line, our Lucyd Lyte smart eyewear. Our glasses are sold in highly competitive markets with limited barriers to entry. Introduction by competitors of comparable products at lower price points, a maturing product lifecycle, a decline in consumer spending, or other factors could result in a material decline in our revenue. Because we derive most of our revenue from the sale of our glasses, any material decline in sales of our glasses would have a material adverse impact on our business, financial condition, and operating results.

We face significant risks due to our dependency on foreign supply and manufacturing chains, geopolitical and economic changes, and changes in public perception about internationally sourced and manufactured products.

Since our component materials are sourced in China, our production may face additional risks such as, but not limited to: increased shipping costs, imposition of additional import or trade restrictions, increased custom duties and tariffs, legal or economic restrictions on our supplier and manufacturer’s ability to meet our needs, unforeseen delays in customs clearance of goods, transportation delays, issues with ports of entry, new and adverse foreign government regulations, political instability, war, natural disasters, and overall economic uncertainty. Our overseas sourcing and manufacturing could also suffer due to health-related concerns surrounding infectious diseases, such as Covid-19 safety measures in China, our primary country of supply. Public opinion about internationally sourced and manufactured products could be changed by negative press, which could have an impact on our customers’ confidence and satisfaction and could also have a negative impact on our public image and brand perception.

If we fail to cost-effectively retain our existing customers or to acquire new customers, our business, financial condition, and results of operations would be harmed.

The growth of our business is dependent upon our ability to continue to grow by cost-effectively retaining our existing customers and adding new customers. Although we believe that many customers originate from word-of-mouth and paid and non-paid referrals, we expect to continue to expend resources and run marketing campaigns to acquire additional customers, all of which could impact our overall profitability. If we are not able to continue to expand our customer base, or fail to retain customers, our net revenue will grow slower than expected or decline.

The growth of our e-commerce channel is critical to our continued customer retention and growth. Historically, consumers have been slower to adopt online shopping for glasses than e-commerce offerings in other industries such as consumer electronics and apparel. Improving upon the consumer in-store experience through an online platform is difficult due to broad consumer demands on selection, quality, convenience, and affordability. Changing traditional optical retail habits is difficult, and if consumers and retailers do not embrace smart eyewear as we expect, our business and operations could be harmed.

Our ability to attract new customers and increase net revenue from existing customers also depends in large part on our ability to enhance and improve our existing products and to introduce new products and services, in each case, in a timely manner. We also must be able to identify and originate styles and trends as well as to anticipate and react to changing consumer demands in a timely manner. The success of new and/or enhanced products and services depends on several factors, including their timely introduction and completion, sufficient demand, and cost-effectiveness. New products that we develop may not be well received and could negatively impact our financial performance.

Our number of customers may decline materially or fluctuate as a result of many factors, including, among other things:

●	the quality, consumer appeal, price, and reliability of products and services offered by us;

●	intense competition in the optical retail industry by better financed participants;

●	negative publicity related to our brand or brand influencers;

●	the impact of the COVID-19 pandemic or a future outbreak of disease or similar public health concern;

●	customer dissatisfaction with changes we make to our products and services.

In addition, if we are unable to provide high-quality support to customers or help resolve issues in a timely and acceptable manner, our ability to attract new customers and retain customers could be adversely affected. If our number of customers declines or fluctuates for any of these reasons among others, our business would suffer.

Our profitability and cash flows may be negatively affected if we are not successful in managing our inventory balances and inventory shrinkage.

Efficient inventory management is a key component of our business success and profitability. To be successful, we must maintain sufficient inventory levels to meet our customers’ demands without allowing those levels to increase to such an extent that the costs to hold the goods unduly impact our financial results. We must balance the need to maintain inventory levels that are sufficient to ensure competitive lead times against the risk of inventory obsolescence because of changing customer requirements, fluctuating commodity prices, changes to our products, product transfers, or the life cycle of our products. If we fail to adequately forecast demand for any product, or fail to determine the optimal product mix for production purposes, we may face production capacity issues in processing sufficient quantities of a given product. If our buying and distribution decisions do not accurately predict customer trends or spending levels in general or if we inappropriately price products, we may have to record potential write-downs relating to the value of obsolete or excess inventory. Conversely, if we underestimate future demand for a particular product or do not respond quickly enough to replenish our best performing products, we may have a shortfall in inventory of such products, likely leading to unfulfilled orders, reduced net revenue, and customer dissatisfaction. In addition, because we source components from suppliers located in China, our inventory management may be impacted by enactment or further escalation of tariffs, import restrictions, foreign government regulations, trade restrictions, customs, and duties.

Maintaining adequate inventory requires significant attention and monitoring of market trends, local markets, developments with suppliers, and our distribution network, and it is not certain that we will be effective in our inventory management.

If we fail to maintain and enhance our brand, our ability to engage or expand our base of customers will be impaired, and our business, financial condition, and results of operations may suffer.

Maintaining and enhancing our appeal and reputation as a stylish, innovative, and coveted brand is critical to attracting and expanding our relationships with customers. The successful promotion of our brand and the market’s awareness of our products and services will depend on a number of factors, including our marketing efforts, ability to continue to develop our products and services, and ability to successfully differentiate our offerings from competitive offerings. We expect to invest substantial resources to promote and maintain our brand, but there is no guarantee that our brand development strategies will enhance the recognition of our brand or lead to increased sales. The strength of our brand will depend largely on our ability to provide stylish, technologically enhanced products and quality services at competitive prices. Brand promotion activities may not yield increased net revenue, and even if they do, the increased net revenue may not offset the expenses we incur in promoting and maintaining our brand and reputation. In order to protect our brand, we also plan to expend substantial resources to register and defend our trademarks and to prevent others from using the same or substantially similar marks. Despite these efforts, we and Lucyd Ltd. may not always be successful in protecting the trademarks we license from Lucyd Ltd. Our trademarks may be diluted, and we may suffer harm to our reputation, or other harm to our brand. If our efforts to cost-effectively promote and maintain our brand are not successful, our results of operations and our ability to attract and engage customers, partners, and employees may be adversely affected.

Unfavorable publicity regarding our products, customer service, or privacy and security practices could also harm our reputation and diminish confidence in, and the use of, our products and services. In addition, negative publicity related to key brands that we have partnered with may damage our reputation, even if the publicity is not directly related to us. If we fail to maintain, protect, and enhance our brand successfully or to maintain loyalty among customers, or if we incur substantial expenses in unsuccessful attempts to maintain, protect, and enhance our brand, we may fail to attract or increase the engagement of customers, and our business, financial condition, and results of operations may suffer.

We rely heavily on our information technology systems, as well as those of our third-party vendors, business partners, and service providers, for our business to effectively operate and to safeguard confidential information; any significant failure, inadequacy, interruption, or data security incident could adversely affect our business, financial condition, and operations.

We rely heavily on our in-house information technology and enterprise resource planning systems for many functions across our operations, including managing our supply chain and inventory, processing customer transactions in our stores, allocating lens processing jobs to the appropriate laboratories, our financial accounting and reporting, compensating our employees, and operating our website, mobile applications and in-store systems. Our ability to effectively manage our business and coordinate the manufacturing, sourcing, distribution, and sale of our products depends significantly on the reliability and capacity of these systems. We are critically dependent on the integrity, security, and consistent operations of these systems, which are highly reliant on the coordination of our internal business and engineering teams. We also collect, process, and store sensitive and confidential information, including our proprietary business information and that of our customers, employees, suppliers, and business partners. The secure processing, maintenance, and transmission of this information is critical to our operations.

Our systems may be subject to damage or interruption from power outages or damages, telecommunications problems, data corruption, software errors, network failures, acts of war or terrorist attacks, fire, flood, global pandemics, and natural disasters; our existing safety systems, data backup, access protection, user management, and information technology emergency planning may not be sufficient to prevent data loss or long-term network outages. In addition, we may have to upgrade our existing information technology systems or choose to incorporate new technology systems from time to time in order for such systems to support the increasing needs of our expanding business. Costs and potential problems and interruptions associated with the implementation of new or upgraded systems and technology or with maintenance or adequate support of existing systems could disrupt or reduce the efficiency of our operations.

Our systems and those of our third-party service providers and business partners may be vulnerable to security incidents, attacks by hackers, acts of vandalism, computer viruses, misplaced or lost data, human errors or other similar events. If unauthorized parties gain access to our networks or databases, or those of our third-party service providers or business partners, they may be able to steal, publish, delete, use inappropriately, or modify our private and sensitive third-party information including personal health information, credit card information, and personal identification information. In addition, employees may intentionally or inadvertently cause data or security incidents that result in unauthorized release of personal or confidential information. Because the techniques used to circumvent security systems can be highly sophisticated, change frequently, are often not recognized until launched against a target, and may originate from less regulated and remote areas around the world, we may be unable to proactively address all possible techniques or implement adequate preventive measures for all situations.

Security incidents compromising the confidentiality, integrity, and availability of this information and our systems could result from cyber-attacks, computer malware, viruses, social engineering (including spear phishing and ransomware attacks), credential stuffing, supply chain attacks, efforts by individuals or groups of hackers and sophisticated organizations, including state-sponsored organizations, errors or malfeasance of our personnel, and security vulnerabilities in the software or systems on which we rely. We anticipate that these threats will continue to grow in scope and complexity over time and such incidents have occurred in the past, and may occur in the future, resulting in unauthorized, unlawful, or inappropriate access to, inability to access, disclosure of, or loss of the sensitive, proprietary and confidential information that we handle.

We also rely on a number of third-party service providers to operate our critical business systems, provide us with software, and process confidential and personal information, such as the payment processors that process customer credit card payments, which expose us to security risks outside of our direct control and our ability to monitor these third-party service providers’ data security is limited. These service providers could experience a security incident that compromises the confidentiality, integrity, or availability of the systems they operate for us or the information they process on our behalf. Cybercrime and hacking techniques are constantly evolving, and we or our third-party service providers may be unable to anticipate attempted security breaches, react in a timely manner, or implement adequate preventative measures, particularly given the increasing use of hacking techniques designed to circumvent controls, avoid detection, and remove or obfuscate forensic artifacts. While we have taken measures designed to protect the security of the confidential and personal information under our control, we cannot assure you that any security measures that we or our third-party service providers have implemented will be effective against current or future security threats. Moreover, we or our third-party service providers may be more vulnerable to such attacks in remote work environments, which have increased in response to the COVID-19 pandemic.

A security breach may also cause us to breach our contractual obligations. Our agreements with certain customers, business partners, or other stakeholders may require us to use industry-standard or reasonable measures to safeguard personal information. We also may be subject to laws that require us to use industry-standard or reasonable security measures to safeguard personal information. A security incident could lead to claims by our customers, business partners, or other relevant stakeholders that we have failed to comply with such legal or contractual obligations. In addition, our inability to comply with data privacy obligations in our contracts or our inability to flow down such obligations to our vendors, collaborators, other contractors, or consultants may cause us to breach our contracts. As a result, we could be subject to legal action, or our customers or business partners could end their relationships with us. There can be no assurance that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages.

In addition, any such access, disclosure or other loss or unauthorized use of information or data, whether actual or perceived, could result in legal claims or proceedings, regulatory investigations or actions, and other types of liability under laws that protect the privacy and security of personal information, including federal, state and foreign data protection and privacy regulations, violations of which could result in significant penalties and fines in the EU and United States. In addition, although we seek to detect and investigate all data security incidents, security breaches, and other incidents of unauthorized access to our information technology systems and data can be difficult to detect and any delay in identifying such breaches or incidents may lead to increased harm and legal exposure of the type described above.

The cost of investigating, mitigating, and responding to potential security breaches and complying with applicable breach notification obligations to individuals, regulators, partners, and others can be significant. Further, defending a suit, regardless of its merit, could be costly, divert management attention, and harm our reputation. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our reputation, business, financial condition, revenues, results of operations, or cash flows. Any material disruption or slowdown of our systems or those of our third-party service providers and business partners, could have a material adverse effect on our business, financial condition, and results of operations. Our risks are likely to increase as we continue to expand, grow our customer base, and process, store, and transmit increasing amounts of proprietary and sensitive data.

Our e-commerce and multichannel channel business faces distinct risks, and our failure to successfully manage it could have a negative impact on our profitability.

As an e-commerce and multichannel retailer, we encounter risks and difficulties frequently experienced by businesses with significant online and in-store sales. The successful operation of our business as well as our ability to provide a positive shopping experience that will generate orders and drive subsequent visits depends on efficient and uninterrupted operation of our e-commerce order-taking and fulfillment operations. If we are unable to allow real-time and accurate visibility to product availability when customers are ready to purchase, quickly and efficiently fulfill our customers’ orders using the fulfillment and payment methods they demand, provide a convenient and consistent experience for our customers regardless of the ultimate sales channel, or effectively manage our online sales, our ability to compete and our results of operations could be adversely affected. Risks associated with our e-commerce and multichannel business include:

●	uncertainties associated with our websites, mobile applications and in-store virtual try-on kiosks including changes in required technology interfaces, website downtime and other technical failures, costs and technical issues as we upgrade our systems software, inadequate system capacity, computer viruses, human error, security breaches, legal claims related to our systems operations, and fulfillment;

●	our partnership with select third-party apps, through which we sell a portion of our products, are subject to changes in their technology interfaces, website downtime and other technical failures, costs, and issues;

●	disruptions in internet service or power outages;

●	reliance on third parties for computer hardware and software, as well as delivery of merchandise to our customers;

●	rapid technology changes;

●	credit or debit card fraud and other payment processing related issues;

●	cybersecurity and consumer privacy; and

●	natural disasters or adverse weather conditions.

In addition, we must keep up to date with competitive technology trends, including the use of new or improved technology, creative user interfaces, virtual and augmented reality, and other e-commerce marketing tools such as paid search and mobile application, among others, which may increase our costs and which may not increase sales or attract customers. Our competitors, most of whom have significantly greater resources than we do, may also be able to benefit from changes in e-commerce technologies, which could harm our competitive position.

If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards and changing customer needs or requirements, our solutions may become less competitive.

Our success depends on our customers’ willingness to adopt and use our products, as well as our ability to adapt and enhance our products. To attract new customers and increase revenue from existing customers, we need to continue to enhance and improve our products and to meet customer needs at prices that customers are willing to pay. Such efforts will require adding new features, expanding related applications and responding to technological advancements, which will increase our research and development costs. If we are unable to develop solutions that address customers’ needs or enhance and improve our platform in a timely manner, we may not be able to increase or maintain market acceptance of our products. Further, we may make changes to our products that customers do not find useful. We may also face unexpected problems or challenges in connection with new applications or feature introductions.

Moreover, many competitors expend a considerably greater amount of funds on their research and development programs, and those that do not may be acquired by larger companies that would allocate greater resources to competitors’ research and development programs. If we fail to compete effectively with the research and development programs of competitors, our business could be harmed. Our ability to grow is also subject to the risk of future disruptive technologies. If new technologies emerge that are able to deliver smart eyewear products at lower prices, more efficiently, more conveniently or more securely, such technologies could adversely affect our ability to compete.

We depend on highly skilled personnel to grow and operate our business, and if we are unable to hire, retain, and motivate our personnel, we may not be able to grow effectively.

Our success and future growth depend largely upon the continued services of our management team, including our Chief Executive Officer Harrison Gross. From time to time, there may be changes in our executive management team resulting from the hiring or departure of our executives. Our executive officers are employed on an at-will basis, which means they may terminate their employment with us at any time. The loss of one or more of our executive officers, or the failure by our executive team to effectively work with our employees and lead our company, could harm our business. We do not maintain key person life insurance with respect to any member of management or other employee.

In addition, our future success will depend, in part, upon our continued ability to identify and hire skilled employees with the skills and technical knowledge that we require, including software design and programming, eyewear design, marketing, merchandising, operations, and other key management skills and knowledge. Such efforts will require significant time, expense, and attention as there is intense competition for such individuals.

Certain technological advances, greater availability of, or increased consumer preferences for, vision correction alternatives to prescription eyeglasses or contact lenses, and future drug development for the correction of vision-related problems may reduce the demand for our products and adversely impact our business and profitability.

Technological advances in vision care, including the development of new or improved products, as well as future drug development for the correction of vision-related problems, could significantly change how vision care may be conducted and make our existing products less attractive or even obsolete. The greater availability and acceptance, or reductions in the cost, of vision correction alternatives to prescription eyeglasses and contact lenses, such as corneal refractive surgery procedures, including radial keratotomy, photorefractive keratotomy, or PRK, and LASIK, may reduce the demand for our products, lower our sales, and thereby adversely impact our business and profitability.

We could be adversely affected by product liability, product recall or personal injury issues.

We could be adversely impacted by the supply of defective products, including the infiltration of counterfeit products into the supply chain or product mishandling issues. Product liability or personal injury claims may be asserted against us with respect to any of the products we sell or services we provide.

If the products that we sell, including those that we process, package, or label, are defective or otherwise result in product liability or personal injury claims against us, our business could be adversely affected and we could be subject to adverse regulatory action. If our products or services do not meet applicable governmental safety standards or our customers’ expectations regarding quality or safety, we could experience lost sales and increased costs, be exposed to legal and reputational risk, and face fines or penalties which could materially adversely affect our financial results.

Refunds, cancellations, and warranty claims could harm our business.

We allow our customers to return our products, subject to our refund policy, which allows any customer to return our products for any reason and receive a full refund within the first 7 days for sales made through our website, 30 days for sales made through Amazon, and 30 days for sales to most wholesale retailers and distributors (although certain sales to independent distributors are ineligible for returns). At the time of sale, we establish a reserve for returns, based on historical experience and expected future returns, which is recorded as a reduction of sales. If we experience a substantial increase in refunds, our cancellation reserve levels might not be sufficient and our business, financial condition, and results of operations could be harmed.

We expect a number of factors to cause our results of operations and operating cash flows to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.

Our results of operations could vary significantly from quarter to quarter and year to year because of a variety of factors, many of which are outside of our control. As a result, comparing our results of operations on a period-to-period basis may not be meaningful. In addition to other risk factors discussed in this section, factors that may contribute to the variability of our quarterly and annual results include:

●	our ability to accurately forecast and achieve net revenues and appropriately plan our expenses;

●	changes to financial accounting standards and the interpretation of those standards, which may affect the way we recognize and report our financial results;

●	the effectiveness of our internal controls;

●	the early-stage nature of our business and the need to scale our operations and,

●	the impact of the COVID-19 pandemic on our business.

The impact of one or more of the foregoing and other factors may cause our results of operations to vary significantly. As such, quarter-to-quarter and year-over-year comparisons of our results of operations may not be meaningful and should not be relied upon as an indication of future performance.

We may require additional capital to support the growth of our business, and this capital might not be available on acceptable terms, if at all.

We have funded our operations since inception primarily through net proceeds from the sale of convertible loan notes, common stock sales through two registered crowdfunds and our initial public offering. We cannot be certain when, or if, our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments to support the development of our products and services and will require additional funds for such development. We may need additional funding for marketing expenses and to develop and expand sales resources, develop new products and improve existing products with new features or enhance our products and services with new technology, improve our operating infrastructure, or acquire complementary businesses and technologies. Accordingly, we might need or may want to engage in future equity or debt financings to secure additional funds. Additional financing may not be available on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, financial condition, and results of operations. In particular, the ongoing COVID-19 pandemic has caused disruption in the credit and financial markets in the United States and worldwide, which may reduce our ability to access capital and negatively affect our liquidity in the future. If we are unable to obtain adequate financing or financing on terms satisfactory to us, our ability to develop our products and services, support our business growth, and respond to business challenges could be significantly impaired, and our business may be adversely affected.

If we incur additional debt, the debt holders would have rights senior to holders of common stock to make claims on our assets, and the terms of any additional debt could include restrictive covenants that restrict our operations, including our ability to pay dividends on our common stock. Furthermore, if we issue additional equity securities, stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future issuances of debt or equity securities. As a result, our stockholders bear the risk of future issuances of debt or equity securities reducing the value of our common stock and diluting their interests.

The occurrence of any of these foregoing risks could adversely affect our business, financial condition, and results of operations and expose us to unknown risks or liabilities.

If we fail to successfully launch or after we launch receive sufficient revenue from our cobranded collections with Nautica, Eddie Bauer, and Reebok, our business, financial condition, and results of operations would be harmed.

We believe that the launch of our cobranded collections with Nautica, Eddie Bauer, and Reebok will grow our brand and company due to the global renown of those partners. If we are unable to successfully launch these cobranded collections, we may not be able to grow as currently anticipated and may be required to shift our current business plans.

Even if we are able to successfully launch our cobranded collections with Nautica, Eddie Bauer, and Reebok, there is no guarantee that we will receive sufficient revenue to pay the licensing fees that would be owed to Nautica, Eddie Bauer, and Reebok. Specifically, we minimally owe $14,171,210 over the next ten years in licensing fees. If we are not able to successfully market and sell our cobranded products, we will not receive sufficient revenue to pay the licensing fees and would need to use the proceeds from our other products to pay the fees.

Eyeglasses are regulated as medical devices by the FDA, and our failure, or the failure of any third-party manufacturer or optical laboratory, to obtain and maintain the necessary agency authorizations for our products could have a material adverse effect on our business.

We are an FDA registered eyewear importer, and we also engage in certain manufacturing, packaging, shipping and labeling activities that subject us and our overseas manufacturing partners to oversight by the FDA under the FDCA and its implementing regulations. The FDA regulates, among other things, with respect to medical devices: design, development and manufacturing, testing, labeling, content, and language of instructions for use and storage; clinical trials; product safety; establishment registration and device listing; marketing, sales and distribution; premarket clearance, classification and approval; recordkeeping procedures; advertising and promotion; recalls and field safety corrective actions; post market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury; post-market approval studies; and product import and export. The regulations to which we are subject are simpler than most medical products due to the relatively low risk classification of eyewear—regularly, only our lenses are reviewed for FDA clearance. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs, or lower than anticipated sales. The FDA enforces its regulatory requirements through, among other means, periodic unannounced inspections. Failure to comply with applicable regulations could jeopardize our or our contract manufacturers’ ability to manufacture and sell our products and result in FDA enforcement actions such as: warning letters; fines; injunctions; civil penalties; termination of distribution; recalls or seizures of products; delays in the introduction of products into the market; total or partial suspension of production; refusal to grant future clearances or approvals; withdrawals or suspensions of clearances or approvals, resulting in prohibitions on sales of our products; and in the most serious cases, criminal penalties.

Due to the nature of Vyrb as a social media application, and our collection of customer data in the process of taking orders, we are subject to rapidly changing and increasingly stringent laws, regulations, obligations, and industry standards relating to privacy, data security, and data protection. The restrictions and costs imposed by these laws and other obligations, or our actual or perceived failure to comply with them, could subject us to liabilities that adversely affect our business, operations, and financial performance.

We collect, process, store, and use a wide variety of data from current and prospective customers, including personal information, such as home addresses and geolocation, and health information related to their ophthalmic prescriptions. These activities are regulated by a variety of federal, state, local, and foreign privacy, data security, and data protection laws and regulations, which have become increasingly stringent in recent years.

Domestic privacy and data security laws are complex and changing rapidly. Many states have enacted laws regulating the online collection, use, and disclosure of personal information and requiring that companies implement reasonable data security measures. Laws in all states and U.S. territories also require businesses to notify affected individuals, governmental entities, and/or credit reporting agencies of certain security incidents affecting personal information. These laws are not consistent, and compliance with them in the event of a widespread data breach is complex and costly.

Further, the California Consumer Privacy Act (CCPA) took effect on January 1, 2020. The CCPA gives California residents expanded rights related to their personal information, including the right to access and delete their personal information, and receive detailed information about how their personal information is used and shared. The CCPA also created restrictions on “sales” of personal information that allow California residents to opt-out of certain sharing of their personal information and may restrict the use of cookies and similar technologies for advertising purposes. Our e-commerce platform, including our websites and mobile applications, rely on these technologies and could be adversely affected by the CCPA’s restrictions. The CCPA prohibits discrimination against individuals who exercise their privacy rights, provides for civil penalties for violations, and creates a private right of action for data breaches that is expected to increase data breach litigation. Additionally, a new California ballot initiative, the California Privacy Rights Act, or CPRA, was recently passed in California. The CPRA will restrict use of certain categories of sensitive personal information that we handle; further restrict the use of cross-context behavioral advertising techniques on which our products may rely in the future; establish restrictions on the retention of personal information; expand the types of data breaches subject to the private right of action; and establish the California Privacy Protection Agency to implement and enforce the new law, as well as impose administrative fines. The majority of the CPRA’s provisions will go into effect on January 1, 2023, and additional compliance investment and potential business process changes will likely be required. Similar laws have been proposed in other states and at the federal level, reflecting a trend toward more stringent privacy legislation in the United States. Compliance with such laws could be difficult and costly to achieve and we could be subject to fines and penalties in the event of non-compliance.

Additionally, we are subject to certain health information privacy and security laws as a result of the health information that we receive in connection with our products and services. These laws and regulations include not be adequate to indemnify us for the full extent of our potential liabilities.

Finally, since the Vyrb social app allows users to create and share various types of multimedia content in a public space operated by the Company, the Company has a basic responsibility to ensure that illegal or otherwise personally harmful content is removed from the platform with speed, which if we fail to do so, could potentially result in legal action against the Company.

Our business could be adversely impacted by changes in the internet and mobile device accessibility of users. Companies and governmental agencies may restrict access to our products and services, our mobile applications, website, application stores, or the internet generally, which could negatively impact our operations.

Our business depends on customers accessing our products and services via a mobile device or a personal computer, and the internet. We may operate in jurisdictions that provide limited internet connectivity. Internet access and access to a mobile device or personal computer are frequently provided by companies with significant market power that could take actions that degrade, disrupt, or increase the cost of consumers’ ability to access our products and services. In addition, the internet infrastructure that we and our customers rely on in any particular geographic area may be unable to support the demands placed upon it and could interfere with the speed and availability of our products and services. Any such failure in internet or mobile device or computer accessibility, even for a short period of time, could adversely affect our results of operations.

Governmental agencies in any of the countries in which we or our customers are located could block access to or require a license for our mobile applications, website, or the internet generally for a number of reasons, including security, confidentiality, or regulatory concerns. In addition, companies may adopt policies that prohibit their employees from using our products and services. If companies or governmental entities block, limit, or otherwise restrict customers from accessing our products and services, our business could be negatively impacted, the number of customers could decline or grow more slowly, and our results of operations could be adversely affected.

From time to time, we may be subject to legal proceedings, regulatory disputes, and governmental inquiries that could cause us to incur significant expenses, divert our management’s attention, and materially harm our business, financial condition, and operating results.

From time to time, we may be subject to claims, lawsuits, government investigations, and other proceedings involving products liability, competition and antitrust, intellectual property, privacy, false advertising, consumer protection, securities, tax, labor and employment, commercial disputes, and other matters that could adversely affect our business operations and financial condition. As we grow, we may see a rise in the number and significance of these disputes and inquiries. Litigation and regulatory proceedings may be protracted and expensive, and the results are difficult to predict. Certain of these matters include speculative claims for substantial or indeterminate amounts of damages and include claims for injunctive relief. Additionally, our litigation costs could be significant. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require us to modify our products or services, all of which could negatively affect our revenue growth. The results of litigation, investigations, claims, and regulatory proceedings cannot be predicted with certainty, and determining reserves for pending litigation and other legal and regulatory matters requires significant judgment. There can be no assurance that our expectations will prove correct, and even if these matters are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our business, financial condition, and results of operations.

Risks Related to Intellectual Property

We license some of our technology from Lucyd Ltd., the majority stockholder of the Company, and our inability to maintain this license could materially affect our business, financial condition, and operating results.

Some of our current intellectual property is licensed from Lucyd Ltd., the majority stockholder of the Company, pursuant to a license agreement we entered into with Lucyd Ltd. on April 1, 2020 (the “License Agreement”). Pursuant to the License Agreement, we acquired an exclusive, worldwide license that is royalty-free, fully paid up, and perpetual license for the exclusive use of certain assets of Lucyd Ltd. related to Innovative Eyewear current products and trademarks. There can be no assurance that the license will not be terminated by Lucyd Ltd. and if we are unable to continue to license the technology (because of, for example, intellectual property infringement claims brought by third-parties against us or against Lucyd Ltd.) then our business, financial condition and operating results would be adversely affected. Please see “Business—Material Agreements” for a more complete description of the License Agreement.

Failure to adequately maintain and protect our intellectual property and proprietary rights could harm our brand, devalue our proprietary content, and adversely affect our ability to compete effectively.

Our success depends to a significant degree on Lucyd Ltd.’s ability to obtain, maintain, protect, and enforce our licensed intellectual property rights, including those in our proprietary technologies, know-how, and brand. To protect our rights to our intellectual property, we rely on a combination of patent, trademark, copyright and trade secret laws, domain name registrations, confidentiality agreements, and other contractual arrangements with our employees, affiliates, clients, strategic partners, and others. However, the protective steps we have taken and plan to take may be inadequate to deter misappropriation or other violation of or otherwise protect our intellectual property rights. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Effective patent, trademark, copyright, and trade secret protection may not be available to us or available in every jurisdiction in which we offer or intend to offer our services. Failure to adequately protect our intellectual property could harm our brand, devalue our proprietary technology and content, and adversely affect our ability to compete effectively. Further, even if we are successful, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could adversely affect our business, financial condition, and results of operations.

If we fail to protect our intellectual property rights adequately, our competitors may gain access to our licensed intellectual property and proprietary technology and develop and commercialize substantially identical offerings or technologies. Any patents, trademarks, copyrights, or other intellectual property rights that we have or may obtain may be challenged or circumvented by others or invalidated or held unenforceable through administrative process, including re-examination, inter partes review, interference and derivation proceedings, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings), or litigation. There can be no assurance that our patent applications will result in issued patents and we may be unable to obtain or maintain patent protection for our technology. In addition, any patents issued from pending or future patent applications or licensed to us in the future may not provide us with claims sufficiently broad to provide meaningful competitive advantages or may be successfully challenged by third parties. There is also no guarantee that our pending trademark applications for any mark will proceed to registration; our pending applications may be opposed by a third party prior to registration; and even those trademarks that are registered could be challenged by a third party, including by way of revocation or invalidity actions. For example, we have registrations in a number of foreign countries in which we are not currently offering goods or services, and those registrations could be subject to invalidation proceedings if we cannot demonstrate use of the marks by the applicable use deadlines in those countries. In addition, because patent applications in the United States are currently maintained in secrecy for a period of time prior to issuance, and patent applications in certain other countries generally are not published until more than 18 months after they are first filed, and because publication of discoveries in scientific or patent literature often lags behind actual discoveries, we cannot be certain that we were the first creator of inventions covered by our pending patent applications or that we were the first to file patent applications on such inventions. To maintain a proprietary market position in foreign countries, we may seek to protect some of our proprietary inventions through foreign counterpart patent applications. Statutory differences in patentable subject matter may limit the protection we can obtain on some of our inventions outside of the United States. The diversity of patent laws may make our expenses associated with the development and maintenance of intellectual property in foreign jurisdictions more expensive than we anticipate. We probably will not be able to obtain the same patent protection in every market in which we may otherwise be able to potentially generate revenue. Further, the laws of some foreign countries may not be as protective of intellectual property rights as those in the United States, and mechanisms for enforcement of intellectual property rights may be inadequate. Moreover, policing unauthorized use of our technologies, trade secrets, and intellectual property may be difficult, expensive, and time-consuming. Despite our precautions, it may be possible for unauthorized third parties to copy our offerings and capabilities and use information that we regard as proprietary to create offerings that compete with ours. Third parties may apply to register our trademarks or other trademarks similar to our trademarks in jurisdictions before us, thereby creating risks relating to our ability to use and register our trademarks in those jurisdictions. In addition, there could be potential trade name or trademark ownership or infringement claims brought by owners of other rights, including registered trademarks, in our marks or marks similar to ours. Any claims of infringement, brand dilution, or consumer confusion related to our brand (including our trademarks) or any failure to renew key license agreements on acceptable terms could damage our reputation and brand identity and substantially harm our business and results of operations. The value of our intellectual property could diminish if others assert rights in or ownership of our trademarks and other intellectual property rights, or trademarks that are similar to our trademarks. We may be unable to successfully resolve these types of conflicts to our satisfaction. In some cases, litigation or other actions may be necessary to protect or enforce our trademarks and other intellectual property rights.

We generally enter into confidentiality and invention assignment agreements with our employees and consultants, as well as confidentiality agreements with other third parties, including suppliers and other partners. However, we cannot guarantee that we have entered into such agreements with each party that has or may have had access to our proprietary information, know-how, and trade secrets. Moreover, no assurance can be given that these agreements will be effective in controlling access to our proprietary information or the distribution, use, misuse, misappropriation, reverse engineering, or disclosure of our proprietary information, know-how, and trade secrets. Further, these agreements may not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our offerings and capabilities. These agreements may be breached, and we may not have adequate remedies for any such breach.

We may be required to spend significant resources to monitor and protect our intellectual property rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management, and could result in the impairment or loss of portions of our intellectual property rights. Further, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights, and if such defenses, counterclaims, or countersuits are successful, we could lose valuable intellectual property rights. Further, any changes in law or interpretation of any such laws, particularly intellectual property laws, may impact our ability to protect, register, or enforce our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our offerings and capabilities, impair the functionality of our offerings and capabilities, delay introductions of new offerings, result in our substituting inferior or more costly technologies into our offerings, or injure our reputation.

Domain names generally are regulated by internet regulatory bodies, and the regulation of domain names is subject to change. Regulatory bodies have and may continue to establish additional top-level domains, appoint additional domain name registrars, or modify the requirements for holding domain names. We may not be able to, or it may not be cost-effective to, acquire or maintain all domain names that utilize the name “Lucyd Ltd.” or “Innovative Eyewear” in all of the countries in which we currently conduct or intend to conduct business. If we lose the ability to use a domain name, we could incur significant additional expenses to market our products within that country, including the development of new branding. This could substantially harm our business, results of operations, financial condition and prospects.

We may incur costs to defend against, face liability or for being vulnerable to intellectual property infringement claims brought against us by others.

Third parties may assert claims against us alleging that we infringe upon, misappropriate, dilute or otherwise violate their intellectual property rights, particularly as we expand our business and the number of products we offer. These risks have been amplified by the increase in third parties whose sole or primary business is to assert such claims. We may be particularly vulnerable to such claims, as companies having a substantial online presence are frequently subject to litigation based on allegations of infringement or other violations of intellectual property rights. As we gain an increasingly high public profile, the possibility of intellectual property rights claims against us grows. Our competitors and others may now and in the future have significantly larger and more mature patent portfolios than us.

We rely on contracts and releases for ownership of copyrighted materials and the right to use images of individuals on our webpage and marketing material, and we may be subject to claims that we did not properly obtain rights, consent, a release, or permission to use certain content or imagery. Many potential litigants have the ability to dedicate substantial resources to the assertion of their intellectual property rights. Any claim of infringement by a third party, even those without merit, could cause us to incur substantial costs defending against the claim, could distract our management from our business, could require us to cease use of such intellectual property, and could create ongoing obligations if we are subject to agreements or injunctions (stipulated or imposed) preventing us from engaging in certain acts. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, we risk compromising our confidential information during this type of litigation. Our defense of any claim, regardless of its merit, could be expensive and time consuming and could divert management resources. We cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on our business, financial condition, or results of operations. Successful infringement claims against us could result in significant monetary liability or prevent us from selling some of our products. In addition, resolution of claims may require us to redesign or rebrand our products, license rights from third parties on potentially unfavorable terms, cease using certain brand names or other intellectual property rights altogether, make substantial payments for royalty or license fees, legal fees, settlement payments or other costs or damages, or admit liability. Such outcomes could encourage others to bring claims against us. To the extent we seek a license to continue offerings or operations found or alleged to infringe third-party intellectual property rights, such a license may be non-exclusive, and therefore our competitors may have access to the same technology licensed to us. In the event we are required to develop alternative, non-infringing technology, this could require significant time (during which we would be unable to continue to offer our affected offerings), effort and expense, and may ultimately not be successful. Any of these events could harm our business and cause our results of operations, liquidity, and financial condition to suffer.

Risks Related to Our Dependence on Third Parties

We face risks associated with suppliers from whom our products are sourced and are dependent on a limited number of suppliers.

We purchase all of the inputs for our products, including eyeglass frames, temples with electronics embedded within them, prescription lenses, sun lenses, demo lenses, hinges, packaging materials and other components, parts, and raw materials, directly or indirectly from domestic and international suppliers. For our business to be successful, our suppliers must be willing and able to provide us with inputs in substantial quantities, in compliance with regulatory requirements, at acceptable costs and on a timely basis. Our ability to obtain a sufficient selection or volume of inputs on a timely basis at competitive prices could suffer as a result of any deterioration or change in our supplier relationships or events that adversely affect our suppliers.

We typically do not enter into long-term contracts with our suppliers and, as such, we operate without significant contractual assurances of continued supply, pricing or access to inputs. Any of our suppliers could discontinue supplying us with desired inputs in sufficient quantities or offer us less favorable terms on future transactions for a variety of reasons. The benefits we currently experience from our suppliers’ relationships could be adversely affected if our suppliers:

●	discontinue selling products to us;

●	raise their prices;

●	increase lead times for products and/or key components

We also source inputs directly from suppliers outside of the United States, including China. Global sourcing and foreign trade involve numerous factors and uncertainties beyond our control including increased shipping costs, the imposition of additional import or trade restrictions, including legal or economic restrictions on overseas suppliers’ ability to produce and deliver inputs, increased custom duties and tariffs, unforeseen delays in customs clearance of goods, more restrictive quotas, loss of a most favored nation trading status, currency exchange rates, transportation delays, port of entry issues and foreign government regulations, political instability, and economic uncertainties in the countries from which we or our suppliers source our products.

Additionally, sourcing could be impacted by current and future travel restrictions and/or the shut-down of certain businesses globally due to the COVID-19 pandemic.

We rely on a limited number of contract manufacturers and logistics partners for our products. A loss of any of these partners could negatively affect our business.

We rely on a limited number of third-party suppliers and contract manufacturers for the components that go into the manufacturing of our products. In particular, our frames are provided by only a handful of suppliers. We also assemble and fulfill prescription glasses at a single third-party optical laboratory. Our reliance on a limited number of contract manufacturers and logistics partners for our products increases our risks of being unable to deliver our products in a timely and cost-effective manner. In the event of interruption from any of our contract manufacturers or our own fulfillment capabilities, we should be able to increase capacity from other sources or develop alternate or secondary sources without incurring material additional costs or substantial delays.

Our business could be adversely affected if one or more of our manufacturers is impacted by a natural disaster, an epidemic such as COVID-19, or other interruption at a particular location. In particular, the ongoing COVID-19 pandemic has caused, and will likely continue to cause, interruptions in the development, manufacturing (including the sourcing of key components), and shipment of our products, which could adversely impact our revenue, gross margins, and operating results.

Additionally, we do not own or operate a warehouse or a warehouse management company or system, and we currently rely on three third-party warehouses. Because a significant percentage of our products are stored in and shipped out of third-party warehouses, we face significant risks such as, but not limited to: our operations could be disrupted and our inventory could be destroyed by earthquakes, floods, fires or other natural disasters or other events outside of our control, or the control of our third-party warehouse. Our dependence on third-party warehouses also exposes us to the risk that the warehouse may experience operational disruptions due to security or computer viruses, software and hardware failure, power interruptions and other system failures. If we encounter problems with our third-party warehouse, we may be unable to meet customer expectations, manage our inventory and fulfillment capacity, complete sales, fulfill orders in a timely fashion, and our ability to achieve objectives for operating efficiencies could be adversely affected, all of which could harm our reputation and our relationship with our customers.

Our projects could be hindered due to our dependence on third parties to complete many of our contracts.

In the current economic environment, third parties may find it difficult to obtain sufficient financing to help fund their operations. The inability to obtain financing could adversely affect a third party’s ability to provide materials, equipment or services which could have a material adverse impact on our business, financial condition, and results of operations. In addition, a failure by a third-party subcontractor, supplier or manufacturer to comply with applicable laws, regulations or client requirements could negatively impact our business and, for government clients, could result in fines, penalties, suspension or even debarment being imposed on us, which could have a material adverse impact on our business, financial condition, and results of operations.

We depend on search engines, social media platforms, digital application stores, content-based online advertising, and other online sources to attract consumers to and promote our website and our mobile applications, which may be affected by third-party interference beyond our control and as we grow our customer acquisition costs may rise.

Our success depends in part on our ability to attract consumers to our website, mobile applications, and retail partners to convert them into customers in a cost-effective manner. We depend, in large part, on search engines, social media platforms, digital application stores, content-based online advertising, and other online sources for traffic to our website, mobile applications, and select application partners.

With respect to search engines, we are included in search results as a result of both paid search listings, where we purchase specific search terms that result in the inclusion of our advertisement, and free search listings, which depend on algorithms used by search engines. For paid search listings, if one or more of the search engines or other online sources on which we rely for purchased listings modifies or terminates its relationship with us, our expenses could rise, we could lose consumers and traffic to our website could decrease, any of which could have a material adverse effect on our business, financial condition, and results of operations.

We plan to rely primarily on third-party insurance policies to insure our operations-related risks. If our insurance coverage is insufficient for the needs of our business or our insurance providers are unable to meet their obligations, we may not be able to mitigate the risks facing our business, which could adversely affect our business, financial condition, and results of operations.

We procure third-party insurance policies or plan to procure policies to cover various operations-related risks including employment practices liability, workers’ compensation, property and business interruptions, cybersecurity and data breaches, crime, directors’ and officers’ liability, and general business liabilities. We rely on a limited number of insurance providers, and should such providers discontinue or increase the cost of coverage, we cannot guarantee that we would be able to secure replacement coverage on reasonable terms or at all. If our insurance carriers change the terms of our policies in a manner not favorable to us, our insurance costs could increase. Further, if the insurance coverage we maintain is not adequate to cover losses that occur, or if we are required to purchase additional insurance for other aspects of our business, we could be liable for significant additional costs. Additionally, if any of our insurance providers becomes insolvent, it would be unable to pay any operations-related claims that we make.

General Risk Factors

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

Since the completion of our initial public offering in August 2022, we have been required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Though we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we are not required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. As an “emerging growth company,” as defined in the JOBS Act, we may take advantage of certain temporary exemptions from various reporting requirements, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act (and the rules and regulations of the Securities and Exchange Commission thereunder). Once we no longer qualify as an “emerging growth company” under the JOBS Act and lose the ability to rely on the exemptions related thereto discussed above and depending on our status as per Rule 12b-2 of the Securities Exchange Act of 1934, as amended, our independent registered public accounting firm may also need to attest to the effectiveness of our internal control over financial reporting under Section 404.

Based on the number of personnel available to serve the Company’s accounting function, management believes we are not able to adequately segregate responsibility over financial transaction processing and reporting. Further, the Company does not have a formal internal control environment in place and operating effectively. As such, we have identified these issues as material weaknesses in our internal control over financial reporting and insufficient controls with respect to revenue recognition, and we may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If our remediation of such material weaknesses is not effective, or if we fail to develop and maintain an effective system of internal controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be materially and adversely affected and the market price of our common stock could be negatively affected, which could require additional financial and management resources.

Changes in tax treatment of companies engaged in e-commerce may adversely affect the commercial use of our sites and our financial results.

Due to the global nature of the Internet, it is possible that various states or foreign countries might attempt to impose additional or new regulation on our business or levy additional or new sales, income, or other taxes relating to our activities. Tax authorities at the international, federal, state, and local levels are currently reviewing the appropriate treatment of companies engaged in e-commerce and digital services. New or revised international, federal, state, or local tax regulations or court decisions may subject us or our customers to additional sales, income and other taxes. For example, on June 21, 2018, the U.S. Supreme Court rendered a 5-4 majority decision in South Dakota v. Wayfair Inc., 17-494 where the Court held, among other things, that a state may require an out-of-state seller with no physical presence in the state to collect and remit sales taxes on goods the seller ships to consumers in the state, overturning existing court precedent. Other new or revised taxes and, in particular, digital taxes, sales taxes, VAT, and similar taxes could increase the cost of doing business online and decrease the attractiveness of selling products over the Internet. New taxes and rulings could also create significant increases in internal costs necessary to capture data and collect and remit taxes. Any of these events could have a material adverse effect on our business, financial condition, and operating results.

An overall decline in the health of the economy and other factors impacting consumer spending, such as recessionary conditions, governmental instability, inclement weather, and natural disasters, may affect consumer purchases, which could reduce demand for our products and harm our business, financial conditions, and results of operations.

Our business depends on consumer demand for our products and, consequently, is sensitive to a number of factors that influence consumer confidence and spending, such as general economic conditions, consumer disposable income, energy and fuel prices, recession and fears of recession, unemployment, minimum wages, availability of consumer credit, consumer debt levels, conditions in the housing market, interest rates, tax rates and policies, inflation, consumer confidence in future economic conditions and political conditions, war and fears of war, inclement weather, natural disasters, terrorism, outbreak of viruses or widespread illness, and consumer perceptions of personal well-being and security. However, as eyewear is a necessary medical device for a large segment of the population, we believe our business is more insulated from economic forces compared to other consumer electronics.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to use the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our common stock less attractive to investors. In addition, if we cease to be an emerging growth company, we will no longer be able to use the extended transition period for complying with new or revised accounting standards.

We will remain an emerging growth company until the earliest of: (1) the last day of the fiscal year following the fifth anniversary of our listing; (2) the last day of the first fiscal year in which our annual gross revenue is $1.235 billion or more; (3) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities; and (4) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC.

We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. For example, if we do not adopt a new or revised accounting standard, our future results of operations may not be comparable to the results of operations of certain other companies in our industry that adopted such standards. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes appearing elsewhere in this prospectus. We base our estimates on short duration historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses. Significant estimates and judgments involve: inventory valuation; intangible assets; income taxes; valuation of our common stock and equity awards; revenue recognition, including revenue-related reserves; shipping and handling; and the computation of earnings/loss per share. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of our common stock.

Our current insurance coverage may not be adequate, and we may not be able to obtain insurance at acceptable rates, or at all.

We currently have General Liability and Product Liability policies covering our business. These policies may not provide sufficient coverage in the face of significant claims or multiple claims. Claims exceeding our insurance coverage could create significant increases in internal costs. This even could have a material adverse effect on our business, financial condition, and operating results.

We may decide to pursue strategic licensing deals to accelerate our growth. These potential brand acquisitions may not be successful. We may not be able to successfully integrate future IP acquisitions or generate sufficient revenues from future acquisitions, which could cause our business to suffer.

If we license an intellectual property (IP) from a company, there can be no assurance that we will be able to profitably manage this intellectual property or successfully integrate a new business unit without substantial costs, delays or other operational or financial problems. There can be no assurance that the IP we acquire in the future will achieve anticipated revenues and earnings. Additionally:

●	the key personnel operating the acquired IP may decide not to work with us;

●	we may be unable to maintain uniform standards, controls, procedures and policies among acquired IPs;

●	we may be unable to successfully implement infrastructure, logistics and systems integration;

●	we may be held liable for legal claims (including environmental claims) arising out of activities of the acquired IP prior to our acquisitions, some of which we may not have discovered during our due diligence, and we may not have indemnification claims available to us or we may not be able to realize on any indemnification claims with respect to those legal claims;

●	we will assume risks associated with deficiencies in the internal controls of acquired IPs;

●	we may not be able to realize the cost savings or other financial benefits we anticipated; and

●	our ongoing business may be disrupted or receive insufficient management attention.

Future acquisitions may require us to obtain additional equity or debt financing, which may not be available on attractive terms. Moreover, to the extent an acquisition transaction financed by non-equity consideration results in additional goodwill, it will reduce our tangible net worth, which might have an adverse effect on our credit and bonding capacity.

Risks Related to Our Common Stock

The market prices of our common stock has been volatile and can fluctuate substantially, which could result in substantial losses for our investors.

The market price of our common stock is highly volatile, and since our initial public offering in August 2022, the market price of our common stock has ranged from $0.19 to $7.00 per share. The market price of our securities could be subject to wide fluctuations in response to a variety of factors, which include:

●	actual or anticipated fluctuations in our quarterly or annual operating results;

●	publication of research reports by securities analysts about us or our competitors or our industry;

●	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

●	our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

●	additions and departures of key personnel;

●	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

●	the passage of legislation or other regulatory developments affecting us or our industry;

●	speculation in the press or investment community;

●	changes in accounting principles;

●	terrorist acts, acts of war or periods of widespread civil unrest;

●	natural disasters and other calamities; and

●	changes in general market and economic conditions.

In addition, the stock market has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. Broad market and industry factors may negatively affect the market price of our common stock and Warrants, regardless of our actual operating performance. In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our capital stock, and we do not intend to pay any cash dividends in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our capital stock will be at the discretion of our board of directors. Accordingly, you must rely on the sale of your common stock after price appreciation, which may never occur, as the only way to realize any future gain on your investment.

Our quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to the introduction of technologically more advanced products, seasonality and other factors, some of which are beyond our control, resulting in a decline in our stock price.

Our quarterly operating results may fluctuate significantly because of several factors, including:

●	labor availability and costs for hourly and management personnel;

●	changes in interest rates;

●	macroeconomic conditions, both nationally and locally;

●	changes in consumer preferences and competitive conditions;

●	expansion to new markets;

●	weather conditions in the regions we operate;

●	increases in infrastructure costs; and

●	fluctuations in commodity prices.

Unanticipated fluctuations in our quarterly operating results could result in a decline in our stock price.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock by the selling stockholders. We may receive proceeds upon the exercise of the Warrants (to the extent the registration statement of which this prospectus is a part is then effective and, if applicable, the “cashless exercise” provision is not utilized by the holder). Any proceeds will be used for general corporate and working capital or for other purposes that the Board of Directors, in their good faith, deems to be in the best interest of the Company. No assurances can be given that any of such Warrants will be exercised.

DETERMINATION OF OFFERING PRICE

The selling stockholders will offer common stock at the prevailing market prices or privately negotiated price.

The offering price of our common stock by the selling stockholders does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

In addition, there is no assurance that our common stock will trade at market prices in excess of the offering price as prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Our common stock and our Listed Warrants are currently listed on Nasdaq under the symbols “LUCY” and “LUCYW,” respectively. The last reported sale price of our common stock Nasdaq on May 29. 2024 was $0.95 per share of common stock.

Holders of Record

As of December 31, 2023, we had approximately 3,780 holders of record of our common stock. Because many of our shares of common stock are held by brokers and other institutions on behalf of stockholders, this number is not indicative of the total number of stockholders represented by these stockholders of record.

Dividends

We have not declared or paid dividends to stockholders since inception and do not plan to pay cash dividends in the foreseeable future. We currently intend to retain earnings, if any, to finance our growth.

Issuer Purchases of Equity Securities

None

Management’s Discussion and Analysis of Financial Condition

and Results of Operations.

You should read the following discussion and analysis of our financial condition and results of operations together with the accompanying “Index to Consolidated Financial Statements” included within this Registration Statement on Form S-1. Data as of and for the periods ended December 31, 2023 and 2022 has been derived from our audited financial statements appearing at the end of this prospectus. Data as of and for the three months ended March 31, 2024 and 2023 has been derived from our unaudited condensed financial statements appearing at the end of this prospectus. Results for any interim period should not be construed as an inference of what our results would be for any full fiscal year or future period. This discussion and other parts of this prospectus contain forward-looking statements, such as those relating to our plans, objectives, expectations, intentions, and beliefs, which involve risks and uncertainties. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the sections titled “Special Note Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this prospectus.

Overview

Our mission is to Upgrade Your Eyewear®. We develop and sell cutting-edge smart eyeglasses and sunglasses, which are designed to allow our customers to remain connected to their digital lives, while also offering vision correction and protection. Our smart eyewear is a fusion of headphones with glasses, bringing vision correction and protection together with digital connectivity and clear audio, while also offering a safer solution for listening to music outdoors (as compared to in-ear headphones). The convenience of having a Bluetooth headset and comfortable glasses in one, especially for those who are already accustomed to all-day eyewear use, offers a lifestyle upgrade at a price most consumers can afford.

Our flagship product, Lucyd Lyte®, enables the wearer to listen to music, take and make calls, and use voice assistants and ChatGPT to perform many common smartphone tasks hands-free.

Products and History

In January 2020, we introduced our first beta product and began market testing.

In January 2021, we officially launched our first commercial product, Lucyd Lyte. This initial product offering embodied our goal of creating smart eyewear for all day wear that looks like and is priced similarly to designer eyewear, but is also lightweight and comfortable, and enables the wearer to remain connected to their digital lives. The product was initially launched with six styles, and in September 2021, an additional six styles were added.

In the first quarter of 2022 we introduced a virtual try-on kiosk for select retail stores. This device introduces our products to prospective retail customers and enables them to digitally try-on our line of smart glasses in a touch-free manner. In the fourth quarter of 2022, we completed development of core audio eyewear product improvements, such as upgrading all frames to quadraphonic sound, which was subsequently rolled out across all of our new eyewear models.

In February 2023, we launched version 2.0 of our Lucyd Lyte eyewear with 15 different styles, incorporating several key breakthroughs for the smart eyewear product category – including a four-speaker audio array, 12-hour music playback and call time, and improved styling as well as technical upgrades. In October 2023, we launched six new styles of smart eyewear, branded as Lyte XL, bringing even more advancements – including patent-pending flexible hinges for a more comfortable fit and a wider range of suitable head sizes, significant improvements to speaker and microphone quality, thinner and more ergonomic temples, and post-consumer recycled packaging.

Also during 2023, we completed upgrades to our accessory products, including the charging dock and virtual try-on kiosk. The patent-pending Lucyd charging dock was upgraded to version 2.0 edition, featuring auto-adjusting connectors to fit any size of smart eyewear we produce, a new charging status LED, and USB data capability, enabling it to be used as a USB hub for computers in addition to a charging hub. The Lucyd virtual try-on kiosk was replaced with a fully modular display system, with eight available components for stores to mix and match to suit their display needs. The display can be deployed as a countertop display or freestanding, making it suitable for almost any retail environment.

In January 2024, we launched the Nautica® Powered by Lucyd smart eyewear collection in eight different styles, along with various branded accessories including a power brick, cleaning cloth, and a slipcase adorned with the iconic Nautica sail logo. We anticipate launching the Eddie Bauer® Powered by Lucyd and Reebok® Powered by Lucyd smart eyewear collections later in 2024.

Our current product offering consists of 29 different models, which offers a similar amount of style variety as many traditional eyewear collections. All styles are each available with 80+ different lens types, resulting in thousands of variations of products currently available. The Company currently has over 100 licensed patents and applications.

Since the launch of Lucyd Lyte, we have witnessed interest and demand from customers throughout the United States and have sold thousands of our smart glasses. Within six months of the launch of Lucyd Lyte, several optical stores in the United States and Canada have on-boarded the product and we have had discussions with several other large eyewear chains regarding on-boarding our product. We believe smart eyewear is a product category whose time has come, and we believe we are well positioned to capitalize on and help develop this exciting new sector – where eyewear meets electronics in a user-friendly, mass market format, priced similarly to designer eyewear.

Apps

The Vyrb app launched in open beta on iOS and Android app stores in 2021, as the Company’s first social media platform.

In 2022, we introduced key features in the Vyrb app, including live broadcasts for up to 100 users in one digital “room,” and the ability to upload external audio content into Vyrb, enabling longstanding content creators to import their existing libraries swiftly into the platform.

In the first quarter of 2023, we introduced several new features for the Vyrb app, including market-leading audio accessibility features for social media, such as the ability to create and listen to a feed of audio content completely hands-free, using unique voice assistant commands created for the app. We plan to continue to develop the expansive Vyrb platform into a feature-rich social toolbox for customers. This includes the introduction of revenue-generating features such as native ads and in-app upgrades, as well as gamification features such as a points and rewards system.

Additional new features for the Vyrb app are planned to launch in 2024, including a fully upgraded user interface. Once this update to the interface is completed, the app will be considered officially launched, and the Company will begin to promote it and capitalize on it in earnest.

In April 2023, we introduced another major software upgrade for our glasses with the launch of the Lucyd app for iOS and Android. This free application enables the user to converse with the extremely popular ChatGPT AI language model on our glasses, to instantly gain the benefit of one of the world’s most powerful AI assistants in a hands-free ergonomic interface. The app deploys a powerful and unique Siri integration with the Open AI API for ChatGPT, developed internally by the Company. The Company has filed a patent application related to this software upgrade. We believe this development makes our Lucyd eyewear perhaps the smartest smartglasses available today, and represents a significant marketing opportunity for the Company’s core smartglass product. In addition, the Company plans to launch new features for the Lucyd app in 2024, including a paid “Pro” version of the app, which will provide another potential incremental revenue stream for the Company from glasses customers.

Key Factors Affecting Performance

Expansion of retail points of purchase

In addition to sustained growth of our e-commerce business, our future revenues are correlated positively with our placement of Lucyd glasses in optical stores, as well as sporting goods stores and other specialty stores. To address this, we have assembled a team with decades of experience in the eyewear industry and are offering a strong co-op marketing program and reordering incentives program. We currently offer an expansive line of 29 different styles and several accessories, and are in the process of expanding our product offerings to include cobranded eyewear with well-known brands like Nautica, Eddie Bauer, and Reebok. In total, the Company expects to offer 38 total smart eyewear SKUs across these brands and Lucyd by the end of 2024.

Retail store client retention and re-orders

Our ability to sustain and increase revenue is correlated positively with our ability to receive re-orders from stores, either directly or through our wholesale distributors. To support our sales to retail stores directly, we offer a strong co-op marketing program that includes free and paid store display materials. As part of this strategy, we have launched a new modular display system with engaging video screens and audio testing capabilities for our resellers to help educate their in-store customers about Lucyd Lyte and enable customers to try them on. This proprietary display system is central to our efforts to introduce traditional retail customers to Lucyd eyewear, and we are planning further enhancements to our merchandising displays to enable more immersive experiences. Additionally, we consistently incorporate retail partner feedback directly into our frames to better serve our end users. As of March 31, 2024, 45 display systems have been deployed so far to retailers.

Investing in business growth

We believe that people care about what they wear on their faces, and because we understand that customers have diverse preferences about the shape, size, and design of their eyewear, we aim to continuously invest in the design and development of new models in an effort to provide the consumer with a wide selection of styles, colors, and finishes.

We are offering a strong co-op marketing program with retail stores, and intend to expand our sales, marketing, and brand ambassador teams to broaden our brand awareness and online presence.

Key Performance Indicators

Store Count (B2B)

We believe that one of the key indicators for our business is the number of retail stores onboarded to sell Lucyd Lyte. We started onboarding our first retail stores in June 2021. Currently, we have over 350 retail stores selling Lucyd Lyte primarily in the United States and Canada. Based on the existing demand for our products, current distribution, and recently consummated supply agreements, we anticipate that our products will be available in a significant number of new third-party retail locations in 2024.

Customer Ratings (B2C)

The Lucyd Lyte version 2.0 product is receiving higher ratings online compared to our previous products, indicating that customers are appreciative of improvements in product design, functionality, and build quality. Many of our Lyte XL variants carry a 4.0/5 rating or higher. This is a strong signal of positive feedback on our products that indicates our ability to grow and scale with America’s largest online retailer and other platforms.

Number of online orders (B2C)

For our e-commerce business, we track the number of online orders as an indicator of the success of our online marketing efforts. As of March 31, 2024, we had over 20,000 cumulative total orders from customers online since inception. We believe that the addition of new styles, as well as further investment in brand awareness, product ambassadors, and influencer campaigns, will enable continued growth of online orders in the foreseeable future. We expect to allocate a significant portion of our advertising expenditures towards influencer marketing programs.

Components of Results of Operations

Revenues

Our revenue is generated from the sales of prescription and non-prescription optical glasses and sunglasses, and shipping charges associated with these purchases, which are charged to the customer. We sell products through our retail store resellers, distributors, on our own website Lucyd.co, and on Amazon.com.

Our newest flagship Lucyd Lyte XL brand frames are priced at $179 on acetate models and $199 on titanium models for non-prescription glasses across all of our online channels. When adding a prescription lens upgrade to our glasses on the Lucyd.co website, the price can increase from between $40 for a basic clear prescription lens, all the way up to $449 for our proprietary Blueshift transitional blue light lenses in a progressive high index (ultra-thin) format. Glasses with prescription lenses are provided by the Company through our website Lucyd.co, while our sales through Amazon and to our e-commerce partners only include non-prescription glasses (with rare exceptions, such as a reseller ordering a customized unit for display purposes).

U.S. Lucyd.co consumers enjoy free USPS first class postage on orders over $149, with faster delivery options available for extra cost, for sales processed through our website. For Amazon sales, shipping is free for U.S. consumers while international customers pay shipping charges. Any costs associated with fees charged by the online platforms (Shopify for our Lucyd.co website and Amazon.com) are not recharged to customers. We charge applicable state sales taxes for online channels and all other marketplaces on which sell.

Our wholesale pricing for eyewear sold to retail store partners and distributors includes volume discounts, due to the nature of large quantity orders. The pricing does not include shipping. Due to the nature of wholesale retail orders, no marketplace fees are applicable, only credit card processing fees.

Cost of Goods Sold

Cost of goods sold includes the costs incurred to acquire materials, assemble, and sell our finished products.

For retail sales placed through one of our e-commerce channels, these costs include (i) product costs stated at the lesser of cost and net realizable value and inclusive of inventory reserves, (ii) freight, import, and inspection costs, (iii) optical laboratory costs for prescription glasses, (iv) merchant fees, (v) fees paid to third-party e-commerce platforms, and (vi) cost of shipping the product to the consumer.

For wholesale sales, these costs include (i) product costs stated at the lesser of cost and net realizable value and inclusive of inventory reserves, (ii) freight, import, and inspection costs, and (iii) credit card fees.

When consumers place their orders directly on our website, we save approximately 12% - 15% on marketplace fees compared with orders placed through third-party platforms like Amazon and eBay.

We expect our cost of goods sold to fluctuate as a percentage of net revenue primarily due to product mix, customer preferences and resulting demand, customer shipping costs, and management of our inventory and merchandise mix.

Over time, we expect our total cost of goods sold on a per unit basis to decrease as a result of an increase in scale. Increase in scale is achieved as a result of increase in volumes from both business to consumer and business to business (retail store) orders. We continue to expand our products with line extensions and new models and broaden our presence in retail stores carrying our products.

Gross Profit and Gross Margin

We define gross profit as net revenue less cost of goods sold. Gross margin is gross profit expressed as a percentage of net revenue.

Our gross margin may fluctuate in the future based on a number of factors, including the cost at which we can obtain, transport, and assemble our inventory, the rate at our vendor network expands, and how effective we can be at controlling costs in any given period. Over time, we anticipate that our cost of goods sold, on a per unit basis, will decrease with scale, and this will likely have a positive impact on our gross margins.

Operating Expenses

Our operating expenses consist primarily of:

●	general and administrative expenses that primarily include payroll and consulting expenses, IT & software, legal, and other administrative expenses;

●	sales and marketing expenses including cost of online advertising, marketing agency fees, influencers, trade shows, and other initiatives;

●	related party management fees for a range of back-office services provided by Tekcapital; and

●	research and development expenses related to (i) development of new styles and features of our smart eyewear, (ii) development and improvement of our e-commerce website, and (iii) development of our Vyrb social media app for wearables.

Interest and Other Income, Net

Interest and other income, net, primarily includes interest, dividends, and investment returns from our investments in money market funds and U.S. Treasury bills, as well as interest income and expense related to loans with related parties.

Results of Operations

The following table summarizes our results of operations for the three months ended March 31, 2024 (the “current quarter”) and the three months ended March 31, 2023 (the “prior year quarter”):

	Three months ended		Three months ended
	March 31,		March 31,
	2024		2023		Change
Revenues, net	$383,471	100%	$144,921	100%	$238,550	165%
Less: Cost of Goods Sold	(376,520)	98%	(134,630)	93%	(241,890)	180%
Gross Profit	6,951	2%	10,291	7%	(3,340)	-32%

Operating Expenses:
General and administrative	(1,108,946)	289%	(993,772)	686%	(115,174)	12%
Sales and marketing	(661,295)	172%	(259,297)	179%	(401,998)	155%
Research and development	(216,301)	56%	(151,169)	104%	(65,132)	43%
Related party management fee	(35,000)	9%	(35,000)	24%	-	0%
Total Operating Expenses	(2,021,542)	527%	(1,439,238)	993%	(582,303)	40%

Other Income (Expense)	43,280	-11%	76	0%	43,204	n/m
Interest Expense	-	0%	(1,939)	1%	1,939	-100%
Total Other Income (Expense), net	43,280	-11%	(1,863)	1%	45,143	n/m

Net Loss	$(1,971,311)	514%	$(1,430,810)	987%	$(540,501)	38%

Revenues

Our revenues for the three months ended March 31, 2024 were $383,471, representing an increase of 165% as compared to revenues of $144,921 during the three months ended March 31, 2023. The increase in revenue was primarily attributable to significant growth in the e-commerce channel, largely driven by our significant investments in advertising and marketing initiatives during the latter portion of 2023 and through the current quarter, combined with recent new product launches (including the Lyte XL and Nautica® Powered by Lucyd collections). Net sales through our Lucyd.co website and Amazon.com grew by more than 400% and over 150%, respectively, from the prior year quarter. This growth in e-commerce sales was partially offset by significant price discounts granted in the current quarter, in order to respond to aggressive discounts offered by key competing products, and to support our continued market share growth.

Wholesale revenue decreased approximately 72% from the prior year quarter, largely driven by a change in our focus from small, independent retailers to major national retailers, the latter of which have slower product approval and purchasing cycles. However, we believe that focusing on introducing our product in major national retailers will have a significant positive impact on the Company’s revenues in the next 6-24 months.

For the three months ended March 31, 2024, approximately 67% of sales were processed on our online store (Lucyd.co), 29% on Amazon.com, and 4% with reseller partners. This sales channel mix positively impacted our revenue for the current quarter as compared with the prior year quarter, due to the fact we charge an additional $35 to $275 for our prescription lenses available only on Lucyd.co. For the three months ended March 31, 2024, we generated an aggregate of $272,742 of revenue from sales of non-prescription frames and accessories, and $110,729 from sale of frames with prescription lenses. All of the $113,619 in sales generated on Amazon.com during the current quarter were for non-prescription frames and accessories, as we only offer prescription lenses through our website. Of the $255,920 in online sales generated through Lucyd.co, $110,729 was related to frames with prescription lenses and $145,191 was related to glasses with non-prescription lenses. E-commerce sales remain to be the most material portion of our sales to date.

For the three months ended March 31, 2023, approximately 35% of sales were processed on our online store (Lucyd.co), 31% on Amazon.com, and 34% with reseller partners. For the three months ended March 31, 2023, we generated $33,350 of revenue from sales of non-prescription frames and accessories and $16,918 was generated from sales of frames with prescription lenses. All of the $45,045 in sales generated on Amazon.com during the period were for non-prescription frames and accessories as we only offer prescription lenses through our website. Of the $50,268 in online sales generated through Lucyd.co, $16,918 related to frames with prescription lenses and $33,350 of glasses sold were with non-prescription lenses.

Cost of Goods Sold

Our total cost of goods sold increased to $376,520 for the three months ended March 31, 2024, as compared to $134,630 for the prior year quarter. This year-over-year increase of 180% was primarily driven by higher sales volumes during the current quarter as compared with the prior year quarter. Cost of frames increased by approximately 150% from the prior year quarter, which was generally in-line with (although slightly lower than) the increase in net sales from the prior year quarter, both proportionally and on an absolute dollar basis.

Cost of lenses increased by more than 300% from the prior year quarter, mainly driven by the combination of (i) the introduction of our new proprietary Blueshift premium lenses in August 2023, which are more expensive than other lenses to produce, and (ii) sales channel mix, as a higher relative proportion of our sales in the current quarter were through our online store (Lucyd.co), and the cost of prescription lenses attributable to this channel increased our cost of goods sold while not impacting cost of goods sold for sales realized through Amazon or retail store partners.

Cost of goods sold for the three months ended March 31, 2024 included but was not limited to the cost of frames of $184,978; cost of prescription lenses incurred with our third-party vendor of $103,069; commissions, affiliate referral fees, and e-commerce platform fees of $42,826; shipping and logistics costs of $15,914; and quality assurance costs related to our products sold of $4,238. Out of $376,520 of our total cost of goods sold for the current quarter, $103,069 related to orders with prescription lenses, while $273,451 pertained to non-prescription orders.

Cost of goods sold for the three months ended March 31, 2023 included the cost of frames of $73,798; cost of prescription lenses incurred with our third-party vendor of $22,123; commissions, affiliate referral fees, and e-commerce platform fees of $18,696; shipping and logistics costs of $8,313; and quality assurance costs related to our products sold of $11,700. Out of $134,630 of our total cost of goods sold for the three months ended March 31, 2023, $22,123 related to orders with prescription lenses, while $112,507 pertained to non-prescription orders. Also, during the current quarter we incurred approximately $29,000 of product certification costs to support the expansion of our product sales in jurisdictions outside the U.S.

We anticipate further growth in sales in 2024. We also expect corresponding growth in total cost of goods sold, primarily from additional product related costs. As we continue to refine our product mix with sales data, we anticipate reducing our unit costs by focusing only on the highest volume, market-tested styles. We have also launched new Lucyd Shift and Lucyd Blueshift transitional lenses in place of branded third-party transitional lenses, offering similar functionality for a lower cost of goods, while also enabling a slightly lower cost to the customer. Additionally, we have been informed by key suppliers that significant price reductions over 10% are possible as we continue to scale our production quantities.

Gross Profit

Our gross profit for the current quarter was $6,951, as compared to $10,291 for the prior year quarter. Our gross margin was 2% and 7% in the current quarter and prior year quarter, respectively.

This decline in gross profit and gross margin was primarily attributable to the aforementioned increase in the cost of lenses. While we have started to realize some economies of scale in the cost of frames, and in the area of shipping and logistics, the cost of prescription lenses has grown disproportionately and significantly more than our revenue, which has had a significant negative impact on our gross profit margin. Prescription smart eyewear offered direct-to-consumer has been a key unique selling point used to attract new customers, bringing an important marketing benefit since it is not offered by most of our competitors. We are working with our current prescription lens provider to explore opportunities to reduce costs and we are also actively in discussions with alternative prescription lens suppliers whom we believe may help further lower our lens fulfilment costs. Ultimately, we believe that the majority of our business will come from frame sales to distributors and eyewear retailers, who will outfit lenses themselves for the final customer. We anticipate that the launches of more co-branded products later this year will help us progress towards our long-term goal of shifting our sale mix over time more towards the wholesale channel, which carries higher margins for us as such sales to our third-party retail store partners do not include the cost of prescription lenses.

Also, during the current quarter we incurred approximately $29,000 of product certification costs to support the expansion of our product sales in jurisdictions outside the U.S.

Operating Expenses

Our operating expenses increased by 40% to $2,021,542 for the three months ended March 31, 2024, as compared to $1,439,238 for the three months ended March 31, 2023. This increase was primarily due to the continued investments in the future growth and development of our business and included, but was not limited to, the following:

General and administrative expenses

Our general and administrative expenses increased by 12% to $1,108,946 for the three months ended March 31, 2024, as compared to $993,772 for the prior year quarter. This increase was largely driven by the combination of (i) additional team members, (ii) the cost of various licensing agreements we have entered into in order to support our co-branding initiatives and expand our patent portfolio, which are assessed annually in January, and (iii) higher legal expenses. We expect our general and administrative expenses to be lower in future quarters due to certain one-time fees this quarter.

Sales and marketing expenses

Our sales and marketing expenses increased by 155% to $661,295 for the three months ended March 31, 2024, as compared to $259,297 for the three months ended March 31, 2023. This year-over-year increase is primarily attributable to the restructuring of our e-commerce business during the prior year quarter, during which we temporarily paused and postponed our marketing spending, and management made a tactical decision to preserve a significant portion of our marketing budget for later in the year, in order to better align the timing of marketing spending with major new product launches and thus maximize impact. In the latter portion of 2023 and continuing through the current quarter, we have significantly increased our advertising and marketing efforts, particularly in the areas of spending on paid ads on websites and social media platforms, in order to drive growth in our revenues and market share.

Research and development costs

Our research and development costs increased by 43% to $216,301 for the three months ended March 31, 2024, as compared to $151,169 for the three months ended March 31, 2023.

This increase was primarily attributable to additional resources added to the team for app development, and new mold costs associated with the creation of the safety and sport (Reebok) product format.

Related party management fee

Our related party management fee was $35,000 for each of the three months ended March 31, 2024 and 2023, based on the terms of the management services agreement between us and Tekcapital.

Other Income (Expense), net

Total other income (expense), net in the three months ended March 31, 2024 was $43,280. This amount was primarily comprised of dividends from our investments in money market funds, and, to a lesser extent, interest income earned on a short-term loan to a related party.

Total other income (expense), net in the three months ended March 31, 2023 was $(1,863), and was primarily comprised of interest expense on financing from a related party in the form of borrowings under a convertible note, which was repaid in full during the prior year quarter.

The following table summarizes our results of operations for the year ended December 31, 2023 (the “current year”) and the year ended December 31, 2022 (the “prior year”):

	Year ended December 31, 2023		Year ended December 31, 2022		Change between the year ended December 31, 2023 and 2022
Revenues, net	$1,152,479	100%	$659,788	100%	$492,691	75%
Less: Cost of Goods Sold	(1,271,808)	110%	(716,077)	109%	(555,731)	78%
Gross Deficit	(119,329)	-10%	(56,289)	-9%	(63,040)	112%

Operating Expenses:
General and administrative	(3,886,960)	337%	(2,796,669)	424%	(1,090,291)	39%
Sales and marketing	(2,047,069)	178%	(2,059,012)	312%	11,943	-1%
Research & development	(662,184)	57%	(524,692)	80%	(137,492)	26%
Related party management fee	(140,000)	12%	(140,000)	21%	-	0%
Total Operating Expenses	(6,736,213)	584%	(5,520,373)	837%	(1,215,839)	22%

Other Income (Expense)	195,150	-17%	-		195,150	n/m
Interest Expense	(3,036)	0%	(105,171)	16%	102,135	-97%
Total Other Income (Expense), net	192,114	-17%	(105,171)	16%	297,285	-283%

Net Loss	$(6,663,428)	578%	$(5,681,833)	861%	$(981,595)	17%

Revenue

Our revenues for the year ended December 31, 2023, were $1,167,479, representing an increase of approximately 77% as compared to revenues of $659,788 during the year ended December 31, 2022.

The increase in revenue was primarily attributable to the combination of higher unit volumes, favorable channel mix as described more fully below, and a larger number of styles available in 2023. These positive factors were partially offset by significant discounts offered during the current year in order to help drive unit sales and grow our market share. Key competing products dropped their prices to or below the price point of Lucyd frames during temporary and extended discount sales; to help respond to the ramp-up in the competition’s discounts, we introduced several promotions in 2023 to support our continued market share growth. The imminent diversification of our products with the new cobranded Powered by Lucyd lines (including Nautica, which launched in January 2024, and Eddie Bauer and Reebok, which are expected to launch later in 2024) is expected to reduce the need for discounting to support customer acquisition in the future, due to the global renown of our partner brands.

Overall, we believe that the significant increase in revenues in the current year is reflective of the high quality and cutting-edge technology of our Lucyd Lyte 2.0 and Lyte XL smartglasses, and our investment in marketing to grow our brand and our company.

For the year ended December 31, 2023, approximately 47% of sales were processed on our online store (Lucyd.co), 33% on Amazon.com, and 20% with reseller partners. This product mix represents the fact that the e-commerce channels have grown more rapidly than our wholesale business. This sales channel mix positively impacted our revenue for the current year as compared with the prior year, due to the fact we charge additional $35 to $275 for our prescription lenses available only on Lucyd.co. For the year ended December 31, 2023, we generated $978,405 of revenue from sales of non-prescription frames and accessories, and $189,074 from sales of frames with prescription lenses. All of the $384,293 in sales generated on Amazon.com during the current year were for non-prescription frames and accessories, as we only offer prescription lenses through our website and our optical store partners. Of the $554,060 in online sales generated through Lucyd.co, $189,074 was related to frames with prescription lenses and $364,986 was related to glasses with non-prescription lenses. E-commerce sales are the most material portion of our sales to date since inception.

For the year ended December 31, 2022, approximately 32% of sales were processed on our online store (Lucyd.co), 38% on Amazon.com, and 30% with reseller partners. For the year ended December 31, 2022, we generated $579,214 of revenue from sales of non-prescription frames and accessories and $80,574 was generated from sales of frames with prescription lenses. All of the $252,799 in sales generated on Amazon.com during the prior year were for non-prescription frames and accessories, as we only offer prescription lenses through our website. Of the $208,447 in online sales generated through Lucyd.co, $80,574 related to frames with prescription lenses and $127,873 of glasses sold were with non-prescription lenses. E-commerce sales are the most material portion of our sales to date since inception.

Over time, we expect that the online portion of our sales will gradually decrease on a percentage basis but remain an important component of our total sales as we onboard more retail stores. We currently have a retail store presence in approximately 350 stores, up from over 250 stores as of December 31, 2022. We anticipate that a partnership with a major eyeglass distributor will substantially increase our wholesale sales.

Cost of goods sold

Our total cost of goods sold increased to $1,240,171 for the year ended December 31, 2023, as compared to $716,077 for the year ended December 31, 2022. This increase was primarily driven by higher volumes of products sold during the current year.

This increase was primarily driven by increased cost of lenses and frames largely as a result of higher volumes of products sold in the current year. The increase in the cost of lenses was also driven by (i) a 10% increase in the production cost of lenses sourced through supplier in late 2022, and (ii) the introduction of our new proprietary Blueshift premium lenses in August 2023, which are more expensive than other lenses to produce. Cost of goods sold was also impacted by sales channel mix, as a higher relative proportion of our sales in the current year were through our online store (Lucyd.co), and the cost of prescription lenses attributable to this channel increased our cost of goods sold while not impacting cost of goods sold for sales realized through Amazon or retail store partners. Also contributing to the increase in cost of goods sold in the current year were replacement products provided to customers free of charge (which could be due to warranty, improperly cut prescription lenses, or improperly fitting frames), and about 500 product samples distributed as promotional and content generation pieces to influencers, investors, online and traditional media, and other press outlets for the purpose of gaining various forms of brand awareness, investor interest, and site traffic.

We believe our product margins are competitive relative to other smartglasses. This provides ample margins to support the higher cost of customer acquisition for an emerging product category. Our relationship with a new supplier with lower cost of goods than our main supplier has enabled us to plan to launch the Reebok and Smart Safety lines at even more competitive prices than our current offering.

Smart eyewear is a highly specialized product that has the combined specifications and component requirements of a wireless Bluetooth headset and optical eyewear in one, meaning it is expensive to manufacture in small quantities of a few thousand at a time. As demand and awareness for smart eyewear continues to grow, the Company expects that its per unit cost will decrease as its order volumes increase and we realize economies of scale.

Key components of cost of goods sold for the year ended December 31, 2023 included, but were not limited to, the cost of frames of $756,795, which was made much larger due to the high number of warranty replacements for product flaws which have since been eliminated. Cost of prescription lenses incurred with our third-party vendor of $271,229, affiliate referral fees, sales commission expense, and e-commerce platform fees of $190,326, and quality assurance costs related to our products sold of $13,100. Out of our total cost of goods sold for the year ended December 31, 2023, $271,229 related to orders with prescription lenses, while $969,064 pertained to non-prescription orders.

Key components of cost of goods sold for the year ended December 31, 2022 included, but were not limited to, the cost of frames of $478,020, cost of prescription lenses incurred with our third-party vendor of $104,217, affiliate referral fees, sales commission expense, and e-commerce platform fees of $128,340, and quality assurance costs related to our products sold of $5,500. Out of our total cost of goods sold for the year ended December 31, 2022, $113,024 related to orders with prescription lenses, while $639,294 pertained to non-prescription orders.

Over time, we expect third-party retail stores to become our primary sales channel as we onboard additional stores. Consequently, we expect sales of prescription lens, offered through our website to decrease, as our third-party retail partners outfit our Lyte frames with more prescriptions. As a result, over time we expect prescription lens costs to gradually decrease as a percentage of our overall cost of goods sold.

We anticipate growth in both wholesale and e-commerce channel sales in 2024. We also expect corresponding growth in total cost of goods sold, primarily from additional product related costs. As we continue to refine our SKU mix with sales data, we anticipate reducing our unit costs by reducing the variety of SKUs produced per product line compared to the past, to focus only on the highest volume styles. Additionally, we have been informed by key suppliers that significant price reductions over 10% are possible as we continue to scale our production quantities.

Gross profit (deficit)

Our gross profit was negative $72,692 for the year ended December 31, 2023, as compared to negative $56,289 for the year ended December 31, 2022. This decrease was primarily driven by the factors outlined above.

We expect gross profit for the fiscal year ending December 31, 2024, to improve, primarily due to economies of scale from large, anticipated orders. As we expect retail stores to eventually become our primary sales channel as we onboard new stores, we also expect our overall gross margin to improve, since no e-commerce platform fees or prescription lens costs apply in wholesale channels.

Operating expenses

Our operating expenses increased by 22% to $6,736,213 for the year ended December 31, 2023, as compared to $5,520,373 for the year ended December 31, 2022. This increase was primarily due to the following:

General and administrative expenses

Our general and administrative expenses increased by 39% to $3,886,960 for the year ended December 31, 2023, as compared to $2,796,669 for the year ended December 31, 2022. This increase was primarily attributable to (i) an increase of approximately $560,000 in employee-related costs, resulting from increases in our staffing and new employment agreements entered into with executives, (ii) increased costs associated with being a publicly-traded company, including directors’ remuneration, insurance expense, public and investor relations, and filing fees, which altogether resulted in an increase in expense of approximately $430,000, (iii) higher license costs, which increased approximately $146,000, and (iv) and increase in depreciation and amortization expense of approximately $53,000. These increased expenses were partially offset by recoveries of bad debts, and lower costs related to consultants and other outside service providers.

Sales and marketing expenses

Our sales and marketing expenses were essentially flat year-over-year at $2,047,069 for the year ended December 31, 2023, as compared with $2,059,012 in the prior year.

During the first quarter of the current year, we temporarily paused and postponed our marketing spending while we restructured our e-commerce business, and management made a tactical decision to preserve a significant portion of our marketing budget for later in the year, in order to better align the timing of marketing spending with major new product launches and thus maximize impact. Our overall actual spending on advertising and promotions in 2023 increased significantly over prior year, particularly in the areas of spending on paid ads on websites and social media platforms, as well as spending on influencers, but was largely offset by the reversal of approximately $309,000 of previously-recognized stock-based compensation for certain individuals within the Company’s sales and marketing function whose awards expired during the current year without ever having vested, as the related performance conditions (sales quotas) for those awards were not met.

We anticipate our marketing costs to increase in 2024 as we continue to invest in and build our brand, expand the number of e-commerce platforms on which we sell our products, invest in retail store co-op marketing programs and displays to help educate in-store customers about our products, and increase our brand’s physical presence and role in the eyewear industry.

Related party management fee

Our related party management fee was $140,000 for each of the years ended December 31, 2023 and 2022, based on the terms of the management services agreement between us and Tekcapital.

Research and development costs

Our research and development costs increased by 26% to $662,184 for the year ended December 31, 2023, as compared with $524,692 the year ended December 31, 2022.

This increase was primarily attributable to a large number of new temple and frontplate molds as we expand our core offering, an expansion of the Company’s software initiatives to include the Lucyd app, and therefore increased the portion of the work hours spent by the CEO and CTO (as well as a portion of their stock-based compensation expense) on new software development on the Vyrb app, the new Lucyd app, and our glasses, as well as the hiring of an additional full-time software engineer to support our CTO. Some planned features for our Lucyd app include the ability to access AI other than ChatGPT, the addition of an audio content library for users to enjoy, and further enhancements to the core AI functionality. In terms of the Vyrb app, we are planning launching a full peer-to-peer content marketplace in the style of Patreon, but with a focus on audio and content designed on and for wearables.

Liquidity and Capital Resources

Cash Flow

	Three months ended	Three months ended
	March 31,	March 31,
	2024	2023
Net cash flows from operating activities	$(1,467,355)	$(1,362,443)
Net cash flows from investing activities	(95,538)	(136,960)
Net cash flows from financing activities	(75,988)	1,358,122
Net Change in Cash	$(1,638,881)	$(141,281)

Net cash flows used in operating activities for the three months ended March 31, 2024 are primarily reflective of our net loss for the period, resulting from our operating costs to support and grow our business, including employee-related costs, sales and marketing, and research and development.

Net cash flows used in investing activities for the three months ended March 31, 2024 are mainly related to the continuing growth and expansion of our patent portfolio.

Net cash flows used in financing activities for the three months ended March 31, 2024 are mainly driven by the payment to Tekcapital and affiliates for services provided under related party agreements.

Registered Direct Offerings

On May 1, 2024, the Company closed on a registered direct offering of 4,200,822 shares of its common stock and, in a concurrent private placement, warrants to purchase up to 4,200,822 shares of common stock at an exercise price of $0.244 per share, for a combined purchase price per share and warrant of $0.244. In exchange, the Company received approximately $1.0 million of gross proceeds, before deducting placement agent fees and expenses. In addition, the Company issued to the placement agent warrants to purchase up to 315,062 shares of common stock at an exercise price of $0.305 per share. The net proceeds received by the Company from this transaction amounted to approximately $732,000.

On May 29, 2024, the Company closed on a registered direct offering of 5,263,161 shares of its common stock and, in a concurrent private placement, warrants to purchase up to 5,263,161 shares of common stock at an exercise price of $0.475 per share, for a combined purchase price per share and warrant of $0.475. In exchange, the Company received approximately $2.5 million of gross proceeds, before deducting placement agent fees and expenses. In addition, the Company issued to the placement agent warrants to purchase up to 394,737 shares of common stock at an exercise price of $0.5938 per share. The net proceeds received by the Company from this transaction amounted to approximately $2,126,000.

We intend to use the net proceeds of these offerings primarily for working capital and general corporate purposes.

Other Factors

We expect that operating losses could continue in the foreseeable future as we continue to invest in the expansion and development of our business. We believe our existing cash and cash equivalents (including the proceeds from the aforementioned May 2024 registered direct offering), plus planned future sales of our common stock through our at-the-market offering facility, and the availability to borrow funds through the March 2024 related party agreement with Lucyd Ltd., will be sufficient to fund our operations for at least the next twelve months.

However, our future capital requirements will depend on many factors, including, but not limited to, growth in the number of retail store customers, licenses, the needs of our e-commerce business and retail distribution network, expansion of our product and software offerings, and the timing of investments in technology and personnel to support the overall growth of our business. To the extent that current and anticipated future sources of liquidity are insufficient to fund our future business activities and requirements, we may be required to seek additional equity or debt financing. The sale of additional equity would result in additional dilution to our stockholders. The incurrence of debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that would restrict our operations. There can be no assurances that we will be able to raise additional capital. In the event that additional financing is required from outside sources, we may not be able to negotiate terms acceptable to us or at all. Geopolitical and macroeconomic factors could cause disruption in the global financial markets, which could reduce our ability to access capital and negatively affect our liquidity in the future. If we are unable to raise additional capital when required, or if we cannot expand our operations or otherwise capitalize on our business opportunities because we lack sufficient capital, our business, results of operations, financial condition, and cash flows would be adversely affected.

Off-Balance Sheet Arrangements

As of March 31, 2024, we did not have any off-balance sheet arrangements.

Critical Accounting Policies and Significant Estimates

Management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, as well as the reported revenue generated and expenses incurred during the reporting periods, as well as related disclosures. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities and the amount of revenue and expenses that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, and any such differences may be material. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

We believe that our application of accounting policies, and the estimates inherently required therein, are reasonable. We periodically re-evaluate these accounting policies and estimates and make adjustments when facts and circumstances dictate a change. Historically, we have found our application of accounting policies to be appropriate, and actual results have not differed materially from those determined using necessary estimates.

Inventory

Our inventory includes purchased eyewear and is stated at the lower of cost or net realizable value, with cost determined on a specific identification method of inventory costing which attaches the actual cost to an identifiable unit of product. Provisions for excess, obsolete, or slow-moving inventory are recorded after periodic evaluation of historical sales, current economic trends, forecasted sales, estimated product life cycles, and estimated inventory levels. No provisions were determined as needed as of December 31, 2023 and 2022.

As of December 31, 2023 and 2022, we recorded an inventory prepayment in the amount of $323,520 and $197,750, respectively, related to down payment on eyewear purchased from the manufacturer, prior to shipment of the product that occurred after the respective balance sheet dates.

Intangible Assets

Intangible assets relate to:

●	Internally-developed and licensed utility and design patents. We amortize these assets over the estimated useful life of the patents.

●	Capitalized software costs incurred due to development of the Vyrb app. We amortize these assets over the estimated useful life of the software application.

We review our intangible assets for impairment whenever changes in circumstances indicate that the carrying amount of the assets may not be recoverable.

Income Taxes

We are taxed as a C corporation. We comply with Financial Accounting Standards Board (FASB) ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, and disclosure. Based on our evaluation, we have concluded that there are no significant uncertain tax positions requiring recognition in our financial statements. We believe that our income tax positions would be sustained on audit and do not anticipate any adjustments that would result in a material change to the Company’s financial position.

We have incurred taxable losses since inception but are current in our tax filing obligations. We are not presently subject to any income tax audit in any taxing jurisdiction.

Stock-Based Compensation

We account for stock-based compensation to employees and directors in accordance with FASB ASC Topic 718, which requires that compensation expense be recognized in the financial statements for stock-based awards based on the grant date fair value.

For stock option awards, the Black-Scholes-Merton option pricing model is used to estimate the fair value of share-based awards. The Black-Scholes-Merton option pricing model incorporates various and highly subjective assumptions, including expected term and share price volatility.

●	The expected term of the stock options was estimated based on the simplified method as allowed by Staff Accounting Bulletin 107 (SAB 107).

●	The share price volatility at the grant date is estimated using historical stock prices based upon the expected term of the options granted, using stock prices of comparably profiled public companies.

●	The risk-free interest rate assumption is determined using the rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued.

●	For options granted after our initial public offering on August 17, 2022, the fair value of common stock used in the option pricing model is based on the quoted market price of our common shares on the NASDAQ stock exchange.

●	For options granted prior to our initial public offering, the fair value of common stock used in the option pricing model was determined using the most recent price paid by independent investors through a Regulation Crowdfunding (“CF”) securities offering undertaken by the Company.

For restricted stock units, the fair value of the share-based award is based on the quoted market price of our common shares on the NASDAQ stock exchange.

Revenue Recognition

Our revenue is generated from the sales of prescription and non-prescription optical glasses, sunglasses, and shipping charges, which are charged to the customer, associated with these purchases. We sell products through our retail store resellers, distributors, on our own website Lucyd.co, and on Amazon.com.

To determine revenue recognition, we perform the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) we satisfy a performance obligation. At contract inception, we assess the goods or services promised within each contract and determine those that are performance obligations, and also assess whether each promised good or service is distinct. We then recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. In instances where the collectability of contractual consideration is not probable at the time of sale, the revenue is deferred on our balance sheet as a contract liability, and the associated cost of goods sold is deferred on our balance sheet as a contract asset; subsequently, we recognize such revenue and cost of goods sold as payments are received. During the year ended December 31, 2023, we recognized $17,500 of revenue that was included in the contract liability balance as of January 1, 2023.

All revenue, including sales processed online and through our retail store resellers and distributors, is reported net of sales taxes collected from customers on behalf of taxing authorities, returns, and discounts.

For sales generated through our e-commerce channels, we identify the contract with a customer upon online purchase of our eyewear and transaction price at the manufacturer suggested retail price (“MSRP”) for non-prescription, polarized sunglass and blue light blocking glasses across all of our online channels. Our e-commerce revenue is recognized upon meeting of the performance obligation when the eyewear is shipped to end customers. Only U.S. consumers enjoy free USPS first class postage, with faster delivery options available for extra cost, for sales processed through our website and on Amazon. For Amazon sales, shipping is free for U.S consumers while international customers pay shipping charges on top of MSRP. Any costs associated with fees charged by the online platforms (Shopify for Lucyd.co website and Amazon) are not recharged to customers and are recorded as a component of cost of goods sold as incurred. The Company charges applicable state sales taxes in addition to the MSRP for both online channels and all other marketplaces on which the company sells products.

For sales to our retail store partners, we identify the contract with a customer upon receipt of an order of our eyewear through our Shopify wholesale portal or direct purchase order. Our revenue is recognized upon meeting the performance obligation, which is delivery of the Company’s eyewear products to the retail store and is also recorded net of returns and discounts. Our wholesale pricing for eyewear sold to the retail store partners includes volume discounts, due to the nature of large quantity orders. The pricing includes shipping charges, while excluding any state sales tax charges applicable. Due to the nature of wholesale retail orders, no e-commerce fees are applicable.

For sales to distributors, we identify the contract with a customer upon receipt of an order of our eyewear through a direct purchase order. If collectability of substantially all of the contract consideration is probable, our revenue is recognized upon meeting the performance obligation, which is delivery of our eyewear products to the distributor, and is also recorded net of returns and discounts. Our wholesale pricing for eyewear sold to distributors includes volume discounts, due to the nature of large quantity orders. The pricing includes shipping charges, while excluding any state sales tax charges applicable. Due to the nature of wholesale distributor orders, no e-commerce fees are applicable.

Our sales do not contain any variable consideration.

We allow our customers to return our products, subject to our refund policy, which allows any customer to return our products for any reason within the first:

●	7 days for sales made through our website (Lucyd.co)

●	30 days for sales made through Amazon

●	30 days for sales to most wholesale retailers and distributors (although certain sales to independent distributors are ineligible for returns)

For all of our sales, at the time of sale, we establish a reserve for returns, based on historical experience and expected future returns, which is recorded as a reduction of sales. Additionally, we review all individual returns received in the month following the balance sheet date pertaining to orders processed prior to the balance sheet date in order to determine whether an allowance for sales returns is necessary. We recorded an allowance for sales returns of $25,933 and $24,897 as of December 31, 2023 and 2022, respectively.

Shipping and Handling

Costs incurred for shipping and handling are included in cost of revenue at the time the related revenue is recognized. Amounts billed to a customer for shipping and handling are reported as revenues.

Earnings/loss per share

We present earnings and loss per share data by calculating the quotient of earnings/(loss) divided by the weighted average number of common shares outstanding during the period as required by ASC 260-10-50. As of December 31, 2023 and December 31, 2022, all shares underlying the related party convertible debt and common stock options were excluded from the earnings per share calculation, due to their anti-dilutive effect.

Business

Our History

We develop and sell smart eyeglasses and sunglasses, which are designed to allow our customers to remain connected to their digital lives, while also offering prescription eyewear and sun protection. Founded and headquartered in Miami, Florida, we were initially organized as a Florida limited liability company effective August 15, 2019. We were founded by Lucyd Ltd., the inventor and licensor of the technology that our products are based upon, which is a portfolio company of Tekcapital Europe Ltd. (“Tekcapital”). Tekcapital is a U.K. based university intellectual property accelerator which builds portfolio companies around new technologies. On March 26, 2020, we converted from a Florida limited liability company into a Florida corporation.

Our Products

In January 2020, we introduced our first beta product and began market testing.

In January 2021, we officially launched our first commercial product, Lucyd Lyte® (“Lucyd Lyte”). This initial product offering embodied our goal of creating smart eyewear for all day wear that looks like and is priced similarly to designer eyewear, but is also light weight and comfortable, and enables the wearer to remain connected to their digital lives. The product was initially launched with six styles, and in September 2021, an additional six styles were added.

In February 2023, we launched version 2.0 of our Lucyd Lyte eyewear with 15 different styles, incorporating several key breakthroughs for the smart eyewear product category – including a four-speaker audio array, 12-hour music playback and call time, and improved styling as well as technical upgrades. In October 2023, we launched six new styles of smart eyewear, branded as Lyte XL, bringing even more advancements – including patent-pending flexible hinges for a more comfortable fit and a wider range of suitable head sizes, significant improvements to speaker and microphone quality, thinner and more ergonomic temples, and post-consumer recycled packaging.

In January 2024, we launched the Nautica® Powered by Lucyd smart eyewear collection in eight different styles, along with various branded accessories including a power brick, cleaning cloth, and a slipcase adorned with the iconic Nautica sail logo.

Our current product offering consists of 29 different models, which offers a similar amount of style variety as many traditional eyewear collections. All styles are each available with 80+ different lens types, resulting in thousands of variations of products currently available. The Company currently has over 100 licensed patents and applications.

Our smartglasses enable the wearer to listen to music, take and make calls, and use voice assistants to perform many common smartphone tasks hands-free. Some of the many things our customers can do with their Lucyd Lyte glasses include:

1.	“Send a voice message to (contact)”: this command begins the recording of an audio message to be sent to named contact.

2.	“Send a text to (contact)”: begins recording of a speech-to-text message to be sent by SMS to named contact.

3.	“Call (contact)”: speed-dials the named contact.

4.	“Send $___ to (contact)”: this command allows the user to send money to a contact via Venmo or Apple Pay. Follow the digital assistant’s prompts to confirm.

5.	“Check my messages”: this command reads out the user’s latest incoming text messages and offers a prompt to reply to each. Close out the digital assistant to end the readout.

6.	“Check my mailbox”: this command announces the number of unread emails, and reads them out with a prompt to continue after each one. In the prompt after each one, the user can tell their digital assistant “Reply” and dictate an email response to the previous email.

7.	“Find (cuisine type) food nearby”: this command reads through a list of nearby restaurants and their ratings, and prompts the user for directions or to call after each one.

8.	“Call me an Uber”: this command prompts the user on which type of Uber ride they want, then asks to confirm to send a car to the user’s location.

9.	“What time is it?”: announces the current time.

10.	“Play (song/album/artist)”: this command begins playing the requested song, album, or artist via Apple Music.

11.	“Get me directions to (location)”: this command begins navigating on phone, with audible directions on glasses.

12.	“Take a memo”: this command begins recording a speech-to-text memo in Notes. Say “Read my Notes” to play back.

Since the launch of Lucyd Lyte, we witnessed interest and demand from customers throughout the United States and have sold thousands of our smart glasses. Within six months of the launch of Lucyd Lyte, several optical stores in the United States and Canada have on- boarded the product and we have had discussions with several other large eyewear chains regarding on-boarding our product. We believe smart eyewear is a product category whose time has come, and we believe we are well positioned to capitalize on and help develop this exciting new sector – where eyewear meets electronics in a user-friendly, mass market format, priced similarly to designer eyewear.

In first quarter of 2022 we introduced a virtual try-on kiosk for select retail stores. This device introduces our products to prospective retail customers and enables them to digitally try-on our line of smart glasses in a touch-free manner. This system was later upgraded in 2023.

In the fourth quarter of 2022, we completed development of core audio eyewear product improvements, such as upgrading all frames to quadraphonic sound, which have been rolled out across all of our new eyewear models.

We completed development of many new styles of smart eyewear for our new licensed brands in 2023, anticipating all three licensed collections to launch in 2024. In addition, we completed the following upgrades to accessory products in 2023:

●	The patent-pending Lucyd charging dock was upgraded to version 2.0 edition, featuring auto-adjusting connectors to fit any size of smart eyewear we produce, a new charging status LED, and USB data capability, enabling it to be used as a USB hub for computers in addition to a charging hub.

●	The Lucyd virtual try-on kiosk was replaced with a fully modular display system, with eight available components for stores to mix and match to suit their display needs. The display can be deployed as a countertop display or freestanding, making it suitable for almost any retail environment.

Apps

The Vyrb app launched in open beta on iOS and Android app stores in 2021, as the Company’s first social media platform.

In 2022, we introduced key features in the Vyrb app, including live broadcasts for up to 100 users in one digital “room,” and the ability to upload external audio content into Vyrb, enabling longstanding content creators to import their existing libraries swiftly into the platform.

In the first quarter of 2023, we introduced several new features for the Vyrb app, including market-leading audio accessibility features for social media, such as the ability to create and listen to a feed of audio content completely hands-free, using unique voice assistant commands created for the app. We plan to continue to develop the expansive Vyrb platform into a feature-rich social toolbox for customers. This includes the introduction of revenue-generating features such as native ads and in-app upgrades, as well as gamification features such as a points and rewards system. Some new features are planned to launch in 2024, including a fully upgraded user interface. Once this update to the interface is completed, the app will be considered officially launched, and the Company will begin to promote it and capitalize on it in earnest.

In April 2023, we introduced another major software upgrade for our glasses with the launch of the Lucyd app for iOS and Android. This free application enables the user to converse with the extremely popular ChatGPT AI language model on our glasses, to instantly gain the benefit of one of the world’s most powerful AI assistants in a hands-free ergonomic interface. The app deploys a powerful and unique Siri integration with the Open AI API for ChatGPT, developed internally by the Company. The Company has filed a patent application related to this software upgrade. We believe this development makes our Lucyd eyewear perhaps the smartest smartglasses available today, represents a significant marketing opportunity for the Company’s core smartglass product, and creates a potential in-app purchase revenue stream for the Company.

Our Mission

Our mission is to Upgrade Your Eyewear®. Our smart eyewear is a fusion of headphones with glasses, bringing vision correction and protection together with digital connectivity and clear audio, while also offering a safer solution for listening to music outdoors (as compared to in-ear headphones). The convenience of having a Bluetooth headset and comfortable glasses in one, especially for those who are already accustomed to all-day eyewear use, offers a lifestyle upgrade at a price most consumers can afford.

In a sense, we view this integration of technology and vison correction/protection as the next evolutionary step in the development of eyewear. Over the entire course of eyewear development and history, many of the innovations have dealt with improving the lenses of the glasses. Notably, eyewear frames have not improved much in the past 400 years, with the exception, in our view, of the utilization of plastic to reduce weight and provide a wider range of designs and finishes, and the introduction of new hinge types. We view the integration of Bluetooth technology into the arms of the glasses as one of the key next steps to Upgrade Your Eyewear®.

Our focus therefore is to enhance one of the world’s most important wearables: eyewear.

Additionally, as part of our commitment to a great customer experience, we listen to feedback from our customers, and continuously strive to improve customer satisfaction and experience with our products. Our customers’ extensive feedback pointed to a need and desire for better interaction with social media while on-the-go. We are addressing this need by developing an exciting software application called Vyrb, as described above.

We have made strong strides towards our goal of making smart eyewear accessible to the mass market. Several developments towards this end include developing our smart frames in multiple temple lengths; the introduction of smart eyewear specifically for women and youth, which are typically missing from similar offerings; and the introduction of smart eyewear for adults with petite or narrow faces. Our expansive product offering currently consists of 29 different models, which offers a similar amount of style variety as many traditional eyewear collections. When paired with the Vyrb application, Lucyd Lyte glasses will provide a new and safer wearable user experience suitable for everyone.

Our goal is to become a meaningful player in the smart eyewear market. Our company’s early successes have demonstrated our ability to not only compete, but to lead in the rapidly changing and expanding technological eyewear market, and we intend to continue spearheading innovation in the field.

Giving Back

We donate an optical frame for every Lucyd Lyte sold at retail.

We are also very active in supporting the various communities we serve through donations and support. From the beginning, Innovative Eyewear has supported those in need through our donation of glasses frames to New Eyes (https://new-eyes.org/about-us), a charity dedicated to helping children and adults in need of eyewear. We’ve partnered with New Eyes because they fit the Lucyd brand mission: enhancing the vision of people all over the world, and we believe that it simply is the right thing to do. We have also participated in a partnership with the Miami Rescue Mission to support our local community with eyewear. Our most recent donation was in December 2023 and consisted of 3000 eyeglass, sunglass, and reading glass frames.

Additionally, university students, educators, healthcare workers, uniformed service members, and veterans are eligible for an ongoing 18% discount off all frames and lens upgrades on www.lucyd.co.

Our Market Opportunity

One of our key opportunities is converting traditional eyeglass and sunglass wearers to smart eyewear consumers since these customers are already familiar with wearing optical products. According to a 2021 report of the Vision Council, a non-profit trade association that serves member companies of the optical industry, there are 167 million prescription and 224 million non-prescription glasses wearers in the United States. As many as four billion people worldwide wear glasses, according to an article published by Reference.com in April 2020.

According to Statista, the total addressable market for eyewear in the U.S. is projected to be $35.2 billion in 2024. The market for digital assistants like Siri, Google Voice, Bixby, and Alexa has grown rapidly worldwide, and is projected at $4.5 billion in revenue in 2023. We view the popularity of voice assistants as an important catalyst for the smart eyewear market since hands-free access to voice-based AI is a notable feature thereof.

The common denominator among markets for the hearables and digital assistant is that they facilitate real-time access to digital data, whether it is through music, calls, navigational directions, or information, among other uses. The combination of hearables and digital assistants provides a transparent, ergonomic interface between the users and their digital lives. At Innovative Eyewear, we are dedicated to a touch-free interface and untethering our customers eyes from their smartphone screens, through our smart eyewear product.

The synergistic fusion of these three markets (eyewear, digital assistants, and hearables) enables, in our view, an opportunity to create a completely new experience of connected eyewear, which smoothly delivers the functionality of both optical glasses and headphones, eliminating the need for either on its own. Nevertheless, several orthodoxies of the eyewear industry still hold, namely: if you want to sell a lot of eyewear, we believe it should be attractive, stylish, comfortable (e.g., lightweight, which we believe to be approximately one ounce), and cost roughly the same as traditional eyewear. This is what we have sought to achieve, and in our view have accomplished with the introduction of Lucyd Lyte eyewear.

A key indicator of the potential future success of smart eyewear in the consumer market is the rise of smartwatches, which as early as 2018 have intermittently surpassed traditional wristwatches in unit sales in the United States. We believe that the similarities between smartwatches and smart eyewear compared to their traditional counterparts indicate that the future of eyewear will also be smart.

Our Business Strategy

When we initially organized Innovative Eyewear four years ago, there was, in our view, no attractive smart eyewear that addressed the basic consumer need for good looking designer glasses that were stylish, comfortable, lightweight, and provided the functionality of hearables, and priced around the same as regular glasses.

At the core of our strategy are the following principles:

1.	Consumers prefer smart eyewear that looks and feels like traditional glasses and sunglasses; this is a key element in the design of all of our frames, and makes it easier for traditional eyewear users to switch to our products.

2.	For a smart eyewear line to achieve mass market penetration, it should cost a similar amount to traditional designer eyewear, especially while the category is still emerging and most consumers and not yet familiar with it.

3.	Smart eyewear must be user-friendly and have an interface that is easy to navigate by the wearer, even when their hands are wet or gloved. As such, we deploy highly tactile interfaces on our eyewear.

4.	The battery life of smart eyewear should be sufficient to support smart functionalities throughout the day without needing to be recharged mid-day.

5.	Rather than burdening our hardware with mechanical features such as cameras and microdisplays which may be unnecessary for many users, we instead leverage software platforms that can add functionality without increasing the weight or size of the frames.

6.	By adhering to the above principles, we can eliminate any “costs of switching” from traditional eyewear to smart eyewear, and build customer lifetime value by offering a more powerful combination of fashion, smart features, and vision correction and protection than available from other companies.

All of our products are designed in Miami, manufactured in China, and sold through e-commerce channels, including on our website (Lucyd.co), BestBuy.com, DicksSportingGoods.com, Brookstone.com, and Amazon.com, and sold by over 300 optical and sporting goods retailers. Additionally, we are pursuing online and in-store big box retailers, and in-store and online specialty retailers. Based on the existing demand for our products, current distribution, and recently consummated supply agreements, we anticipate that our products will be available in a significant number of new third-party retail locations in 2024.

We believe that people care about what they wear on their faces, and because we understand that customers have diverse preferences about the shape, size, and design of their eyewear, we aim to continuously introduce new models in an effort to offer a wide variety of designs. We continuously present new models of eyewear to our network of followers to vote on those styles they find most appealing. We view this as community approved design.

Competition

The smart eyewear industry in which we operate is competitive and subject to changes in practice. While we believe that our products are a hybrid of eyeglasses and Bluetooth audio technology, which gives us a unique product that provides us with competitive advantages, we may face competition from many different entities now and in the future. Currently, we face competition from the following products:

●

Bose Corporation’s Bose Frames. These are a Bluetooth eyewear product, but in a bulkier form factor and with what we believe to be comparable audio quality at a higher list price ($249 MSRP) than Lucyd Lyte 2.0 ($149-$199). However, Bose has recently announced plans to withdraw from the smart eyewear market.

Key advantages of Lucyd Lyte over Bose Frames: Our glasses are lighter weight, have twice the playback battery life, are offered in 29 styles compared to three styles for Bose, and have a more traditional optical form factor for all-day wear.

●

Amazon’s Carrera Echo Glasses (Third Gen). Another entry in the Bluetooth eyewear space, offered at a $329 - $389 list price. Not available directly from the manufacturer in prescription, and in only two frame shapes. The cost of the Amazon Echo Glasses is higher than Lucyd Lyte. While lightweight like Lucyd Lyte glasses, Amazon Echo Glasses have, in our view, a less fashionable form factor, and the battery life is about half of that of Lucyd Lyte.

Key advantages of Lucyd Lyte over Echo Glasses: Our glasses are not “always-listening” for voice commands like Echo Frames are (which raises privacy concerns and reduces battery life), our glasses are available in 29 styles compared to two for the latest Echo Frames, our glasses look more seamless so they better match the form factor of traditional eyewear, and our glasses are more affordable at $149 - $199.

●

Snapchat Spectacles. This is a camera-focused smart eyewear product and, in our view, not a direct competitor with our products due to its style, weight, pricing, and suitability for all-day wear. However, Snapchat Spectacles may introduce further entries in the space that may directly compete with Lucyd Lyte. Snapchat Spectacles version 3 have a list price of $380.

Key advantages of Lucyd Lyte over Spectacles: Our glasses have more audio and AI features, are lighter and prescription-ready, are available in many more styles than this single SKU (stock-keeping unit) line, and cost half the price.

●

Ray-Ban Meta Glasses. Developed in association with Facebook, these are a camera-focused smart eyewear product, and despite the fact they are available in prescription, in our view not a direct competitor. Ray-Ban may, however, introduce further entries in the space that may directly compete with Lucyd Lyte. Ray-Ban Spectacles have a well-known and respected brand, and a list price starting at $299, which makes them 100% more expensive than base models of Lucyd Lyte.

Key advantages of Lucyd Lyte over Meta Glasses: Stories weigh considerably more than Lucyd Lyte glasses (20% - 70% more, depending upon the Lyte model), have a shorter battery life, thicker temple profiles, are not water resistant, and the cameras and required connection to a Facebook account raise privacy concerns.

All of the competitors discussed above have substantially greater manufacturing, financial, research and development, personnel, and marketing resources than we do. As a result, although we believe our products are currently superior, our competitors may be able to develop superior products, and compete more aggressively and sustain their competitive advantage over a longer period of time than us. Our products may be rendered obsolete in the face of competition.

Our Competitive Strengths

A Unique Solution to a Common Problem. While immensely useful, smartphones can present a safety hazard to motorists, pedestrians, and cyclists because smartphones can distract people from the task or activity at hand. In 2022, pedestrian deaths were at a 40-year high according to the Governors Highway Safety Association, and experts believe smartphones were partially to blame. Recent data from the Governors Highway Safety Association indicates that from 2010 to 2021, the number of pedestrian deaths rose by 77%, while all other traffic deaths increased by 25% (Pedestrian Traffic Fatalities by State: 2022 Preliminary Data – (https://www.ghsa.org/resources/Pedestrians23). We believe that the distraction created by smartphones originates in two forms: (1) via headphones or earbuds, where the user is deprived of full audible situational awareness; and (2) via the visual interface of the phone, which distracts the user completely from their surroundings. Lucyd Lyte open-ear audio helps address this problem by having the speakers mounted at the temples (in the arms) of the glasses. There is nothing in the ear canal and, as a result, individuals can better maintain situational awareness, such as hearing the traffic around them, as well as nearby sounds. Many of our competitors have relatively bulky speakers enclosed within the temples, while Lucyd Lyte’s speakers and temples are thin, which allows them to look similar to traditional designer glasses. Furthermore, through the quick and easy touch controls on Lucyd Lyte glasses, the wearer can perform many tasks for which they would normally pull out their phone – thus our glasses help untether the eyes of the user from their smartphones throughout the day and enable them to remain more visually vigilant and aware of the traffic around them.

Affordable Price Point. Our Lucyd Lyte eyewear provides both optical-quality glasses and a Bluetooth headset together, at roughly the same price as a traditional pair of designer glasses, which is core to the disruptive potential of our product. Our Lucyd Lyte line of smart eyewear enables prescription and sunglass wearers to interact with digital assistants and social media without having to take their eyes off the road and are nearly hands-free, thereby improving the safety and convenience of taking calls, listening to music, and audibly accessing digital information on the go. The Manufacturer’s Suggested Retail Price (“MSRP”) for Lucyd Lyte 2.0 eyewear starts at $149, with advanced options and customizations available at higher price points, which are at the discretion of the customer. A basic prescription lens upgrade is offered for $40. By comparison, most of our U.S.-based competitors offer products that are more expensive, starting at approximately $249 or higher, with higher costs to add prescriptions.

Quality. All of our frames can be outfitted in-house or by optical resellers with any combination of prescription, sunglass, reading, and blue light lens formats. Our frame fronts are made with what we believe are high quality optical materials to ensure easy lens fitting by any optician.

Customizable Product Offering. There are 80+ lens types available for Lucyd Lyte, making it the most customizable smart eyewear in the world. Innovative Eyewear has a partnership with a high-quality optical lab in Boston to produce prescription and custom lenses for our frames quickly and affordably. Our contract with a third-party optical lab also allows us to offer direct prescription fulfillment to our customers.

Comfort. At just 1.0 - 1.5 ounces, our eyewear has a feather-light fit, suitable for all day vision correction or sun protection (traditional glasses weigh about 1 ounce). This is especially important while on the go. Our 1.0 ounce titanium aviators are among the lightest smart eyewear ever made.

Long Battery Life. At 12 hours of playback per charge, our current product offering of Lucyd eyewear outpaces most, if not all, of the competition on battery life.

Capital Light Business Model. All of our products are sold through multiple e-commerce channels, including on our website (Lucyd.co), BestBuy.com, DicksSportingGoods.com and Amazon.com, and are distributed through optical or other retailers (such as, but not limited to, Metro Optics Eyewear and Marca Eyewear Group, Inc.). We believe this capital light approach is highly scalable and efficient in the deployment of resources. We view “capital light” as being more efficient by obviating the need to build factories and retail stores, while partnering with existing companies in both of these groups.

Multiple-Channel Approach. We sell our products both through multiple online channels and multiple categories of brick-and-mortar retail stores. We believe this multi-channel approach provides us with an advantage against our competitors who sell in a narrower selection of channels.

Experienced Management Team. We have an experienced board of directors with more than 100 years of combined experience in the eyewear industry, and a management team with substantial experience in software and electronics engineering and operating eyewear and technology companies.

Sales

We have two major sales channels: (1) e-commerce via Lucyd.co and Amazon, and (2) our ongoing development of a network of eyewear, sporting goods, and electronics resellers, including but not limited to, BestBuy.com, DicksSportingGoods.com, and Brookstone, to offer our frames. Most of our resellers are experienced opticians who provide valuable feedback that informs the development of our product lines, which we would not receive if we were solely direct to consumer. Additionally, we have a robust presence on multiple e-commerce and social media platforms, which facilitates several customer on-ramps for the Lucyd brand, and numerous ad campaign strategies. Building on our early successes of driving traffic to Lucyd.co, the website run by a subsidiary of our largest stockholder, from Facebook, Instagram, and TikTok, we deploy high quality content on multiple platforms to continuously keep customers engaged and drive brand awareness.

We have two levels of margins, one for business to consumers (“B2C”), and one for business to business (“B2B”). The majority of our sales have been through e-commerce with current gross margins of approximately 69%; wholesale sales have gross margins of approximately 32%. Lens upgrades sold on Lucyd.co have a standardized profit margin of approximately 35%. As a company still in an early growth stage, we are investing heavily in our B2C and B2B efforts to capture as much market share as possible, which included in fiscal years 2022 and 2023 several activities which impacted the gross deficit. Among these promotional activities were various B2C discounts, heavy B2B discounts on large bulk orders, a large number of free sample units provided to media, influencers, and reviewers, and significant spending on upsells, promo items, and merchandising materials which were in many cases given to B2C and B2B customers for free. Customer retention was also a priority in 2023, so providing exchanges on orders with custom lenses that didn’t meet consumer expectations, and exchanges for frames which didn’t fit the customer properly, impacted our deficit. However, with the change to a higher quality supplier in 2023, we had a reduction in the percentage of orders that were returned, and improved user feedback. Further improvements to fit, finish and audio quality introduced with the Lyte XL line in late 2023 further improved our market reception. Our online retail sales accounted for the majority of our sales in 2023.

E-commerce Channels

1.	Company website: Lucyd.co

Lucyd.co is our primary e-commerce point of sale. The site offers the most customization options of any of our sales channels and a full prescription lens lab, offering over 80 different lenses (21 key lens tints offered in plano, single prescription and progressive bifocal; seven types of reading lenses). Additionally, the Lucyd website ships worldwide and is used to provide a quick and smooth buying experience.

2.	Amazon

Amazon.com/lucyd is our brand shop on Amazon. It drives approximately half of our online sales, but limits the number of variations we can offer on our frames (e.g., prescription lenses are not permitted on Amazon). However, through Amazon, we are still able to offer color lens sunglass variants and blue light blocker pairs, in addition to our charging dock accessory item. We continually monitor and test traffic flow to Lucyd.co versus Amazon.com to ensure our online ad spend is fully optimized.

3.	Walmart.com, BestBuy.com, DicksSportingGoods.com, Brookstone.com, and eBay

In addition to our key online sales channel through Lucyd.co, our products are also sold on Walmart.com, BestBuy.com, DicksSportingGoods.com, Brookstone.com, and eBay.

4.	Social Selling

Not only do we use social media to drive traffic to our main sales channels, but we also take advantage of intra-social shops as well, and have deployed shopping experiences through Facebook, Instagram, and TikTok to gain further brand awareness.

We also offer two affiliate platforms via Shareasale.com and Shopify for peer-driven sales. The Shareasale program is for professional affiliate and deal promotion companies, and increases revenue on Lucyd.co by offering direct commissions in exchange for converting web traffic. The Shopify affiliate program enables Lucyd brand enthusiasts to get a financial reward for sharing the brand, and operates on similar terms as the Shareasale program where we provide a commission rate in exchange for converting web traffic.

Retail Channels

1.	Independent Eyewear Stores

The core of our B2B business is formed by our relationship with numerous eyewear store retailers across the United States and Canada, which provide Lucyd Lyte frames directly to their optical customers. Many of these retail stores have placed multiple stocking orders since launching our wholesale business in 2021. To support our resellers, we offer a strong co-op marketing program that includes free store display materials. As part of this strategy, we provide digital try-on kiosks to our resellers to help educate their in-store customers about Lucyd eyewear and increase our brand’s physical presence in the optical industry. In 2023, the Lucyd virtual try-on kiosk was replaced with a fully modular display system, with eight available components for stores to mix and match to suit their display needs. The display can be countertop or freestanding, making it suitable for almost any retail environment.

2.	National Eyewear Chains

Lucyd eyewear is currently being evaluated by several leading eyewear retailers and distributors in the US and Canada for inclusion in their offerings, with one major optical chain currently testing our products in 10 retail locations. Following the introduction of Ray Ban Stories smart eyewear in late 2021, many retailers are now more open to introducing smart eyewear in their stores and on their e-commerce platforms. Based on our current discussion with several major optical businesses (by store size), we believe at least one additional major optical chain or national optical buying group will onboard our product line in 2024. However, there can be no assurances that any of these retailers and distributors will sell our products.

3.	Big Box Retail Stores (Electronics, sporting goods, general merchandise)

In addition to mainstream optical channels, we distribute our Lucyd eyewear through leading big box stores, such as Bestbuy.com and Dickssportinggoods.com, through either their eyewear or electronics departments.

4.	License Agreements and Specialty Retail Stores

We are leaving no stone unturned in our mission to bring smart eyewear mainstream. We have licensed three leading fashion brands – Nautica, Eddie Bauer, and Reebok – to produce new Powered by Lucyd cobranded frames. In January 2024, we launched the Nautica Powered by Lucyd smart eyewear collection in eight different styles, along with various branded accessories including a power brick, cleaning cloth. and a slipcase adorned with the iconic Nautica sail logo. We anticipate launching the cobranded collections with Eddie Bauer and Reebok later in 2024.

Manufacturing and Supply Chain

Our products are designed in the United States and subsequently manufactured in China. The products are designed in-house, and 3-D Computer-Aided Design (CAD) files are produced with product renderings. We then subject these rendered images to focus group review, to determine which designs we should move to the prototype development stage. Pre-production prototypes are developed by our factories in China, to our specifications. Our factories source components for the smart eyewear in China, including plastic and titanium for the frames, electronic components, speakers, microphones, and batteries. All packaging is designed in Miami and fabricated in China. Once completed, our products are tested in the United States, to assess functionality, fit, and finish. Production orders are placed and fabricated in China based on anticipated demand, whereupon they undergo a rigorous thirteen-point third-party product inspection process. This inspection is conducted on 100% of our manufactured products. Inspections include testing procedures to help ensure our customers receive only functional, high-quality products. For large bulk orders from clients, we are able to order this inventory on demand, due to the expected lead times in the traditional frame sourcing business.

All of our frames are manufactured with prefabricated, ready-to-wear sunglass or blue light lenses, and are directly shipped to the customer in this state if the customer declines to purchase custom lens upgrades. If a customer orders with prescription or specialty lenses, then the smart eyewear frames are sent to an optical contractor laboratory in Boston, Massachusetts, to have the lenses cut, ground, and mounted in the frames, whereupon they are directly shipped to customers.

In 2023 we retired our virtual try-on display in favor of a more engaging and affordable Modular Display System, which consists of a variety of components that can be assembled according to the functionality and needs of the partner retailer. The displays can be setup on a countertop or freestanding. This unique, proprietary system includes the following available components:

1.	An LCD countertop video screen available in white and black with Lucyd branding, or in navy with Nautica branding.

2.	A white shelf component which includes storage space for demo frames and a mirror for try-ons.

3.	A rack component available in white with Lucyd branding or in navy with Nautica branding, which stores 4 frames for display and try-on.

4.	A bookshelf component which transforms the display into a freestanding endcap unit with ample storage underneath.

This new system was deployed to several dozen partner stores in 2023 with near universal positive feedback from retailers, and we believe has proved useful for encouraging larger wholesale orders.

Marketing

We employ a 360-degree marketing strategy that encompasses both brand and user-generated content syndication across earned, owned, and paid platforms (channels where the company pays a fee to have its product advertised). Long form and video content generation are key focus points for the brand, as they allow us to better leverage both emerging and critical smart eyewear narratives through persistent search engine optimization (SEO), increasing our organic brand awareness across the board, in addition to strategic loyalty, influencer, and affiliate marketing campaigns.

Our online marketing strategy is primarily driven by pay-per-click advertisements on mainstream search engines, social media apps, and Amazon and other marketplaces. In addition, we support our primary efforts with influencer created and promoted “UGC” (user-generated content), email automations and newsletters, and website push notifications. In 2024, we plan to scale up our affiliate and email marketing efforts to augment our core social ads campaigns.

We believe we are trendsetters in creating relevant, omni-channel touchpoints that derive meaningful experiences and products designed for our customers.

Our wholesale marketing strategy is primarily focused on traditional sales email and call outreach, national and regional optical trade shows, and optical and athletic trade advertisements. We have also deployed B2B mailer and digital mailer campaigns to inform optical businesses about our new releases.

Strategically offering stylish optical smart eyewear, coupled with expansive end-user customization, plus our ChatGPT app, has the potential to rapidly expand our brand awareness and revenue. At Innovative Eyewear, we strive to lead and own critical narratives within the smart eyewear space, and have demonstrated our pioneering leadership and proficiency via the filing of dozens of patents on smart eyewear design and functionalities.

We seek to create memorable experiences and products that resonate with our customers, coupled with premium content and campaigns designed to expand our brand presence and market share. We also attend major regional eyewear and sporting goods trade shows to build awareness among our potential retail partners.

Our influencers

To accelerate brand awareness and product sales, we are embarking on an influencer strategy to engage leading figures in sports and the arts, who like and enjoy wearing Lucyd Lyte®. Our influencers promote our products on social media, provide us with product placement opportunities at sporting events and other cultural events, and have granted us contractual rights to use their names and likenesses in connection with the advertisement and sale of our products. To date, we have onboarded Chris Clark, a pro golfer; Monique Billings, a WNBA basketball player; Emmanuel Ogbah, an NFL football player; and Hadar Adora, an up-and-coming musical artist. We plan to add additional influencers to enhance awareness and sell-through for a number of key demographics.

Influencers are a key part of our marketing strategy, as they help our products relate to large, variable audiences. Lucyd Lyte is a perfect fit for the fitness tech and audio product spaces, so athletes and musicians are a natural fit for our brand and the active lifestyles that Lucyd products promote. We plan to add A-list musical talent to the brand in the near future, as well as a host of audio content creators to support the Vyrb experience.

Intellectual Property

We license from Lucyd Ltd., a subsidiary of our largest stockholder, an intellectual property portfolio designed to protect our unique eyewear designs and certain technological features in current and anticipated future products. Since 2021, the Company has begun filing patents under its own name. We have licensed and filed numerous patents covering all of our current product designs and certain advanced features such as Vyrb, replaceable front frames, and multi-channel Bluetooth connectivity. The Company will seek to file new intellectual property to protect new styles and features of its smart eyewear as they are introduced.

In January 2024, we entered into a multi-year licensing agreement with a third party (IngenioSpec, LLC) for multiple smart eyewear patents, bringing our overall portfolio of owned and licensed intellectual property to over 100 patents.

Our current U.S. and foreign patent portfolio is as listed below.

Pending and Registered Patent Applications Licensed from Lucyd Ltd.

App/Patent Number	Title	Country	Filing Date	Status	Grant Date
10,908,419	Smartglasses and Methods and Systems for Using Artificial Intelligence to Control Mobile Devices Used for Displaying and Presenting Tasks and Applications and Enhancing Presentation and Display of Augmented Reality Information	U.S.	June 28, 2018	Issued	February 2, 2021
D899,493	Smart Glasses	U.S.	March 22, 2019	Issued	October 20, 2020
D900,203	Smart Glasses	U.S.	March 22, 2019	Issued	October 27, 2020
D899,494	Smart Glasses	U.S.	March 22, 2019	Issued	October 20, 2020
D899,495	Smart Glasses	U.S.	March 22, 2019	Issued	October 20, 2020
D899,496	Smart Glasses	U.S.	March 22, 2019	Issued	October 20, 2020
D900,204	Smart Glasses	U.S.	March 22, 2019	Issued	October 27, 2020
D900,205	Smart Glasses	U.S.	March 22, 2019	Issued	October 27, 2020
D900,920	Smart Glasses	U.S.	March 22, 2019	Issued	November 3, 2020
D900,206	Smart Glasses	U.S.	March 22, 2019	Issued	October 27, 2020
D899,497	Smart Glasses	U.S.	March 22, 2019	Issued	October 20, 2020
D899,498	Smart Glasses	U.S.	March 22, 2019	Issued	October 20, 2020
D899,499	Smart Glasses	U.S.	March 22, 2019	Issued	October 20, 2020
D899,500	Smart Glasses	U.S.	March 22, 2019	Issued	October 20, 2020

App/Patent Number	Title	Country	Filing Date	Status	Grant Date
D954,135	Round Smartglasses Having Flat Connector Hinges	U.S.	December 12, 2019	Issued	June 7, 2022
D958,234	Round Smartglasses Having Pivot Connector Hinges	U.S.	December 12, 2019	Issued	July 19, 2022
D955,467	Sport Smartglasses Having Flat Connector Hinges	U.S.	December 12, 2019	Issued	June 21, 2022
D954,136	Smartglasses Having Pivot Connector Hinges	U.S.	December 12, 2019	Issued	June 7, 2022
62/941,466	Wireless Smartglasses with Quick Connect Front Frames	U.S.	November 27, 2019	Non-Provisional Application filed on November 25, 2020; U.S. App. No. 17/104,849	n/a
D954,137	Flat Connector Hinges for Smartglasses Temples	U.S.	December 19, 2019	Issued	June 7, 2022
D974,456	Pivot Hinges and Smartglasses Temples	U.S.	December 19, 2019	Issued	n/a
11,282,523	Voice Assistant Management	U.S.	March 25, 2020	Issued	March 22, 2022
D1,010,718	Wayfarer Smartglasses	U.S.	July 20, 2020	Issued	January 9, 2024
D951,334	Round Smartglasses	U.S.	July 20, 2020	Issued	May 10, 2022
17/104,849	Wireless Smartglasses with Quick Connect Front Frames	U.S.	November 25, 2020	Pending	n/a
D1,013,765	Smartglasses	U.S.	September 1, 2021	Issued	February 6, 2024
29/806,204	Smartglasses	U.S.	September 1, 2021	Pending	n/a
29/806,207	Smartglasses	U.S.	September 1, 2021	Pending	n/a
207516	Smartglasses	Canada	October 29, 2021	Issued	May 23, 2023
29/806,209	Smartglasses	U.S.	September 1, 2021	Pending	n/a
207517	Smartglasses	Canada	October 29, 2021	Issued	May 23, 2023
207518	Smartglasses	Canada	October 29, 2021	Issued	May 23, 2023
207519	Smartglasses	Canada	October 29, 2021	Issued	May 23, 2023
29/814,016	Safety Smartglasses	U.S.	November 2, 2021	Pending	n/a
29/814,017	Safety Shields	U.S.	November 2, 2021	Pending	n/a

App/Patent Number	Title	Country	Filing Date	Status	Grant Date
63/274,920	Safety Glasses	U.S.	November 2, 2021	Non-Provisional Application filed on October 21, 2022; U.S. App. No. 18/048,715	n/a
207956	Safety Smartglasses	Canada	November 17, 2021	Issued	May 23, 2023
207957	Safety Shields	Canada	November 17, 2021	Issued	May 30, 2023
2021307950576	Safety Smartglasses	China	December 2, 2021	Pending	n/a
ZL 2021307955902	Safety Shields	China	December 2, 2021	Issued	May 3, 2022
18/048,715	Safety Glasses	U.S.	October 21, 2022	Pending	n/a
3180624	Safety Glasses	Canada	November 1, 2022	Pending	n/a
202211367067X	Safety Glasses	China	November 2, 2022	Pending	n/a
42023078694.9	Safety Glasses	Hong Kong	September 5, 2023	Pending	n/a

Pending and Registered Patent Applications Owned by Innovative Eyewear, Inc.

App/Patent Number	Title	Country	Filing Date	Status	Grant Date
29/815,040	Charging Cradle	U.S.	November 10, 2021	Pending	n/a
63/297,056	Charging Cradle for Smartglasses	U.S.	January 6, 2022	Non-Provisional Application filed on December 29, 2022; U.S. App. No. 18/147,002	n/a
212589	Charging Cradle	Canada	May 9, 2022	Pending	n/a
ZL 2022302715131	Charging Cradle	China	May 10, 2022	Issued	October 21, 2022
18/147,002	Charging Cradle for Smartglasses	U.S.	December 27, 2022	Pending	n/a
29/870,951	Smartglasses	U.S.	February 9, 2023	Allowed	n/a
29/870,952	Smartglasses	U.S.	February 9, 2023	Allowed	n/a
29/870,957	Smartglasses	U.S.	February 9, 2023	Allowed	n/a
29/870,958	Smartglasses	U.S.	February 9, 2023	Allowed	n/a
29/870,959	Smartglasses	U.S.	February 9, 2023	Allowed	n/a
29/870,960	Smartglasses	U.S.	February 9, 2023	Allowed	n/a
29/870,961	Smartglasses	U.S.	February 9, 2023	Allowed	n/a
29/870,965	Smartglasses	U.S.	February 9, 2023	Allowed	n/a
29/870,966	Smartglasses	U.S.	February 9, 2023	Allowed	n/a
29/870,968	Smartglasses	U.S.	February 9, 2023	Allowed	n/a
29/870,970	Smartglasses	U.S.	February 9, 2023	Allowed	n/a
29/870,972	Smartglasses	U.S.	February 9, 2023	Allowed	n/a
29/870,974	Smartglasses	U.S.	February 9, 2023	Allowed	n/a
29/870,975	Smartglasses	U.S.	February 9, 2023	Allowed	n/a
29/871,111	Smartglasses Temples	U.S.	February 13, 2023	Pending	n/a
18/189,547	System, Apparatus, and Method For Using a Chatbot	U.S.	March 24, 2023	Pending	n/a
18/463,465	Spring-loaded Hinges For Smartglasses	U.S.	September 8, 2023	Pending	n/a

Registered Patent Applications Licensed from Ingeniospec, LLC

App/Patent Number	Title	Country
7,192,136	Tethered Electrical Components for Eyeglasses	U.S.
7,255,437	Eyeglasses with Activity Monitoring	U.S.
7,380,936	Eyeglasses with a Clock or Other Electrical Component	U.S.
7,401,918	Eyeglasses with Activity Monitoring	U.S.
7,438,410	Tethered Electrical Components for Eyeglasses	U.S.
7,481,531	Eyeglasses with User Monitoring	U.S.
7,500,746	Eyewear with Radiation Detection System	U.S.
7,500,747	Eyeglasses with Electrical Components	U.S.
7,581,833	Eyewear Supporting After-Market Electrical Components	U.S.
7,621,634	Tethered Electrical Components for Eyeglasses	U.S.
7,677,723	Eyeglasses with a Heart Rate Monitor	U.S.
7,771,046	Eyewear with Monitoring Capability	U.S.
7,792,552	Eyeglasses for Wireless Communications	U.S.
8,109,629	Eyewear Supporting Electrical Components and Apparatus Therefor	U.S.
8,337,013	Eyeglasses with RFID Tags or with a Strap	U.S.
8,430,507	Eyewear with Touch-Sensitive Input Surface	U.S.
8,434,863	Eyeglasses with a Printed Circuit Board	U.S.
8,465,151	Eyewear with Multi-Part Temple for Supporting One or More Electrical Components	U.S.
8,500,271	Eyewear Supporting After-Market Electrical Components	U.S.
8,770,742	Eyewear with Radiation Detection System	U.S.
8,905,542	Eyewear Supporting Bone Conducting Speaker	U.S.
9,033,493	Eyewear Supporting Electrical Components and Apparatus Therefor	U.S.
9,488,520	Eyewear with Radiation Detection System	U.S.
9,547,184	Eyewear Supporting Embedded Electronic Components	U.S.
9,690,121	Eyewear Supporting One or More Electrical Components	U.S.
10,060,790	Eyewear with Radiation Detection System	U.S.
10,061,144	Eyewear Supporting Embedded Electronic Components	U.S.

App/Patent Number	Title	Country
10,310,296	Eyewear with Printed Circuit Board	U.S.
10,330,956	Eyewear Supporting Electrical Components and Apparatus Therefor	U.S.
10,345,625	Eyewear with Touch-Sensitive Input Surface	U.S.
10,359,311	Eyewear with Radiation Detection System	U.S.
10,539,459	Eyewear with Detection System	U.S.
11,086,147	Eyewear Supporting Electrical Components and Apparatus Therefor	U.S.
11,204,512	Eyewear Supporting Embedded and Tethered Electronic Components	U.S.
11,243,416	Eyewear Supporting Embedded Electronic Components	U.S.
11,326,941	Eyewear with Detection System	U.S.
11,513,371	Eyewear with Printed Circuit Board Supporting Messages	U.S.
11,536,988	Eyewear Supporting Embedded Electronic Components for Audio Support	U.S.
11,630,331	Eyewear with Touch-Sensitive Input Surface	U.S.
11,644,361	Eyewear with Detection System	U.S.
11,644,693	Wearable Audio System Supporting Enhanced Hearing Support	U.S.
11,733,549	Eyewear Having Removable Temples That Support Electrical Components	U.S.
11,762,224	Eyewear Having Extended Endpieces to Support Electrical Components	U.S.
11,803,069	Eyewear with Connection Region	U.S.
11,829,518	Head-worn Device with Connection Region	U.S.
ZL200510067143.5	Radiation Detection System for Eyewear and Other Products	China

Additionally, we have acquired the exclusive rights to 11 registered trademarks and applications as follows:

Trademark	Trademark Number	Status	Jurisdiction
LUCYD	UK00003258030	Registered	UK
Lucyd Lens	UK00003258093	Registered	UK
Lucyd Loud	UK00003400531	Registered	UK
Upgrade your eyewear	UK00003400579	Registered	UK
GaaS	UK00003451728	Registered	UK
Vyrb	UK00003477240	Registered	UK
Lyte	UK00003526151	Registered	UK
Upgrade your eyewear	Application No. 90/407,646	Application	US
LUCYD	Application No. 90/407,723	Application	US
Lyte	Application No. 90/381051	Application	US
Vyrb	Application No. 90/820713	Application	US

Material Agreements

License Agreement between Innovative Eyewear, Inc. and Lucyd Ltd.

On April 1, 2020, we entered into an exclusive, worldwide license agreement with Lucyd Ltd. for all fields of use of the Lucyd® brand, and the associated intellectual property and assets (the “License Agreement”). We were founded by Lucyd Ltd., the inventor and licensor of the technology that our products are based upon, which is a portfolio company of Tekcapital, our largest stockholder. The License Agreement is a royalty-free, fully paid up, perpetual license, for the exclusive use of the following assets:

1.	All Lucyd intellectual property, including, all patents, patent applications and any continuations of such.

2.	All Lucyd trademarks.

3.	All Lucyd collateral material, artwork, subscriber lists, eyeglass model and frame shots and renders, as well as 3D models.

4.	All Lucyd logos such as, but not limited to: Lucyd® word mark, Lucyd Hexagon, Upgrade Your Eyewear® slogan and the Vyrb® trademark.

5.	All Lucyd company developed software and any new software developed by Innovative Eyewear, utilizing the Lucyd software, will be owned by Innovative Eyewear.

6.	Lucyd Store portals through Shopify, Amazon and Walmart.

7.	Relevant websites domain names including Lucyd.co, Lucyd.net, Lucyd.eu.

8.	All supply and endorsement agreements.

9.	All current inventory as of the execution date of license.

10.	All social media accounts under the Lucyd name, including, but not limited to: Twitter, Facebook and Instagram.

11.	All advertising material and trade show displays, brochures and related materials.

Under the terms of the License Agreement, we have the exclusive right to effectuate sublicenses, either exclusively or non-exclusively, to any or all of our licensed intellectual property, at its sole discretion. Upon execution of the License Agreement, we paid Lucyd Ltd. £1 for the life of the licensed assets, and the License Agreement shall continue in perpetuity, unless terminated according to the terms of the agreement. Additionally, we issued 3,750,000 shares of our common stock to Lucyd Ltd. as compensation for entering into the License Agreement and for the contribution of certain other assets. Lucyd Ltd. may terminate the license with immediate effect by providing written notice to us if, among other things: we commit a material breach, as such is defined by the terms of the agreement; or, if we suspend, or threaten to suspend, payment of our debts or are unable to pay our debts.

The License Agreement requires us to indemnify Lucyd against all liabilities, costs, expenses, damages, and losses (including but not limited to any direct, indirect or consequential losses, loss of profit, loss of reputation and all interest, penalties, and legal costs (calculated on a full indemnity basis) and all other reasonable professional costs and expenses) suffered or incurred by Lucyd Ltd. arising out of or in connection with actual or alleged infringement of third party intellectual property rights; our breach or non-performance of or the enforcement of License Agreement. We have the right to sublicense any of our rights under the License Agreement, provided that any sublicense also shall enter into a supplemental agreement satisfactory to Lucyd Ltd.

On October 5, 2021, the parties to the License Agreement executed an Addendum, to the exclusive license agreement, which clarified that Innovative Eyewear shall commercialize, continue with any on-going intellectual property prosecutions and pay all maintenance or other patent fees (the “Addendum”). For all new intellectual property, Innovative Eyewear will own and control it and be responsible for all prosecution and maintenance costs. The Addendum also confirms that Innovative Eyewear issued Lucyd Ltd. 3,750,000 shares of its common stock as consideration for the license.

Cobranded License Agreements

On September 28, 2022, we entered into a multi-year global licensing agreement with Nautica Apparel, Inc., which became effective July 1, 2022. Pursuant to this agreement, we received a license to utilize the global lifestyle brand Nautica® for our smart eyewear products. We launched the first line of cobranded Nautica® Powered by Lucyd sport lifestyle audio glasses in January 2024.

On December 23, 2022, we entered into a multi-year global licensing agreement with Authentic Brands Group, which became effective October 1, 2022. Pursuant to this agreement, we received a license to utilize the outdoor brand Eddie Bauer® for our smart eyewear products. We plan to launch a cobranded line of Eddie Bauer® Powered by Lucyd smartglasses later in 2024.

On June 12, 2023, we entered into a multi-year global licensing agreement with Authentic Brands Group, which became effective April 1, 2023. Pursuant to this agreement, we received a license to utilize received a license to utilize the iconic athletic brand Reebok® for our smart eyewear products. We plan to launch a cobranded line of Reebok® Powered by Lucyd smartglasses later in 2024.

The aforementioned agreements require us to pay royalties based on a percentage of net retail and wholesale sales, and also require guaranteed minimum royalty payments. The agreements have base terms of 10 years but are cancellable at our option during the fifth year.

Sales Representation Agreement

On March 4, 2021, we entered into a commission-only, sale representation agreement with D. Landstrom Associates, Inc. for prospecting wholesale relationships with Walmart, Target, and Best Buy stores in the United States (the “Representation Agreement”). The Representation Agreement provides for D. Landstrom to act as our commission-based manufacturer’s representative, with the exclusive right to solicit offers on behalf of us to purchase our products in the United States, for the named big box stores. The term of the Representation Agreement is five years, and the contract may be terminated for “good cause” with 90 days’ notice by either party. Upon termination, commissions of orders procured will extend 180 days beyond the termination date. Thus far, the Representation Agreement has resulted in a successful launch of the Company’s products on BestBuy.com.

Proprietary Software Sharpens our Competitive Edge

Lucyd App

The Lucyd app was launched in April 2023 to provide voice access to ChatGPT in Lucyd eyewear. This is a simple and powerful app that provides significant new AI functionality to our glasses at no additional cost to the user, differentiating our products from other smart eyewear. The app also sports a powerful visual interface for interacting with ChatGPT in a variety of ways.

Additional functionalities are planned for the Lucyd app, such as the ability to hear topic-specific newsfeeds, and access audiobook and music content through voice commands. Additionally, the Company plans to add typical headphone app features such as sound mixing, warranty registration, and customization of button mappings. The Lucyd app, in addition to being an onramp into AI, is planned to be a “gearbox” for Lucyd eyewear to allow further user customization of the product experience.

Although we plan to continue to provide the app for free to glasses customers, we plan to add a Pro version of the app which will be a paid subscription, and free use given to glasses customers will be time limited to 6-12 months, after which the user will need to pay a nominal monthly fee for unlimited access to GPT (and potentially other AI services in the future). We believe this will enable a new software revenue stream for the business and allow us to capture revenue from users of other hearables such as Apple Airpods that want an audio interface for ChatGPT.

Vyrb™ Social Audio App

We believe smart eyewear, along with other wearables, has the potential to be a more convenient and ergonomic onramp to social media than smartphones and PCs. While digital assistants, once enabled, can provide the basis for this interaction, we believe that the ability to receive and send social media posts with an individual’s voice may greatly enhance ease of use of these platforms on the go. To facilitate this, we have been developing Vyrb, our full stack social media application that enables the user to receive and send posts through Lucyd Lyte smart glasses with an individual’s voice. The beta application launched in December 2021, and the full release is anticipated for 2024 once additional improvements to the user experience are completed. At or soon after this time, advertising and monetization features will be introduced into the app to make it a new revenue stream for our business.

Vyrb enhances the utility of current and future Lucyd Lyte glasses by enabling users to be untethered from their smartphones, yet still be able to hear and make social media posts. A goal of our products is to free our customers from other technologies. As such, we are designing Vyrb with a transparent, voice-centric interface, so that as soon as our customers can say “OK Google,” they are connected to a world of engaging audio content and have the ability to create audio posts and messages. We believe social interaction via smart eyewear will be instrumental in bringing new, youthful customers to our company.

The Product and Market for Vyrb

The Vyrb app is contemplated to feature an in-app item shop with a number of fun and useful upgrades, such as:

●	Loot Boxes — Random packs of multiple upgrade items, a best-selling in-app purchase format frequently deployed in online video games.

●	Skins — Items that alter the appearance of the app to help personalize it to the user’s preferences, such as Dark Mode.

●	Accents — Items that change the accent used by the app’s text-to-speech engine, which is employed frequently to vocalize textual content.

●	Metal Mics — Items that lengthen the maximum allowable verbal post length and image/video sizes per post for users.

●	Post Embellishments — Items that can be used to animate posts in the feed to make them more prominent.

●	Sound FX Packs — Items that increase the number of audio emojis (Sound FX) available to the user, livening up their posts.

●	Ad Tokens — Items that can be spent to expand the reach of a feed post to a larger audience.

●	Vyrb Gold — A premium, monthly subscription to the app that blocks all ads and brings additional benefits like a more prominent username.

●	Vyrb Gems — In-app currency that can be spent to tip a user’s favorite content creators, to buy premium paywalled content and to buy certain other in-app purchases. Gems can also be traded to other users for their items on the Vyrb Marketplace module. Users will also be rewarded Gems for their engagement with ads on the platform, creating a positive feedback loop that rewards app engagement with premium content and experiences.

●	Command Tokens — Items that can be spent to create new custom voice assistant commands (based on Vyrb’s Voice Command Creation Interface).

●	Mega-Tag Tokens — Items that can expand the number of mega-tags available to the user (mega-tags are a unique Vyrb feature, they are automatically applied hashtags that make a user’s posts more discoverable to others).

Vyrb users will be able to purchase and support content from indie and professional creators via an in-app currency (referred to as “gems” in this document, a virtual point the user typically accumulates by viewing ad content or by purchasing them). Creators will receive gems from typical users as tips during live broadcasts, and in exchange for access to premium posts. The creators will then be able to cash out these gems at an exchange rate that provides profit to Vyrb. For example, users purchase the gems, its in-app loyalty token at a rate of $1 each, but creators only receive $0.75 for each gem they cash out. A 25% effective platform fee would put the content transaction fees of Vyrb at a lower rate than most digital content marketplaces. In the case of typical livestreaming applications, a functionality Vyrb supports, they are often exorbitant, taking as much as 50% in effective fees on in-app currency transactions.

Also, we plan for users to be able to charge a fixed price to be able to access particular audio posts. For example, this feature could be used by a podcaster to sell their premium episodes, or by a recording artist to sell their music albums. In tandem with this feature, audio posts will be divisible into tracks to support long form content such as albums and audiobooks. Vyrb will take a flat percentage fee on all sales of premium content within the application by allowing creators to cash out gems they receive for selling their content. We believe the major benefit of this system is that it will provide audio content creators a new platform for rapidly creating, listing and selling their content, and help create an environment full of rich, unique and interactive audio experiences such as live “radio shows,” indie content and virtual concerts for typical Vyrb users.

We believe that Vyrb will effectively leverage multiple successful gamification models from the world of social media to provide a flexible and highly interactive user experience that can potentially draw high-value content creators.

Employees

As of December 31, 2023, we had 11 full time employees, spread over business development, marketing, finance, sales, app design, support and frame design. Employees are supported by a number of consultants, including two frame designers and five independent sales representatives.

Other Information

Our Internet website address is www.lucyd.co. We make available free of charge on or through our Internet website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements on Schedule 14A, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the Securities and Exchange Commission (the “SEC”). Alternatively, you may also access our reports at the SEC’s website at www.sec.gov.

MANAGEMENT

The following table sets forth certain information regarding our board of directors, our executive officers, and some of our key employees.

Name	Age	Position
Harrison R. Gross	31	Chief Executive Officer and Director
Konrad Dabrowski	41	Chief Financial Officer
David Eric Cohen	51	Chief Technology Officer
Kristen Mclaughlin	51	Director
Louis Castro	65	Director
Olivia C. Bartlett	65	Director

Harrison Gross is one of the founders of Innovative Eyewear and has served as our Chief Executive Officer and as a director since August 2019, where he guides the company’s product and brand development. Prior to his employment at Innovative Eyewear, from August 2017 to August 2019, Mr. Gross served in various positions, including chief executive officer and media & UX lead, of Lucyd Ltd., our largest stockholder and the licensor of our technology which is also a smart eyewear development company where he developed the Lucyd brand identity and oversaw general operations and product development. Additionally, from November 2015 to August 2021, Mr. Gross served as the Digital Media Manager of Tekcapital PLC (“Tekcapital”) (LON: TEK), a university intellectual property investment firm that is the parent company of Tekcapital Europe Limited, and Lucyd Ltd, the holding company for Tekcapital’s shares in Innovative Eyewear, where he created, developed and marketed for the company’s licensed properties. Prior to that, from October 2013 to September 2014, Mr. Gross worked as a credit analyst for a Verizon, Inc. contractor, where he managed credit systems and provided support to Verizon agents. Mr. Gross is a graduate of Columbia University with a BA in Writing and received a BA in Jewish Studies from the Jewish Theological Seminary. Mr. Gross is well qualified to serve as a director due to his substantial knowledge of our product and his experience in marketing, product and app development.

Konrad Dabrowski, CPA served as a director of the company from June 2017 to August 2019. He has served as our Chief Financial Officer on a part-time basis since August 2019. Between June 2017 and July 2020, Mr. Dabrowski has served as the group controller, and starting on July 2020 the Chief Financial Officer of Tekcapital PLC (“Tekcapital”), where he co-manages the group’s investment strategy and oversees financial reporting for all of its portfolio companies. Prior to his employment at Tekcapital, from March 2016 to June 2017, Mr. Dabrowski was a Global Accounting Manager for Restaurant Brands International (NYSE:QSR), a multinational fast food holding company, where he oversaw accounting and tax projects for Burger King within the Europe Middle East and Africa (EMEA) market. Prior to his employment at Restaurant Brands International, Mr. Dabrowski was an Audit Manager at Deloitte, where he managed end-to-end accounting audits for a portfolio of public and private corporate clients. Mr. Dabrowski has a Master’s in Finance and Banking from the Warsaw School of Economics and is a Certified Public Accountant.

David Eric Cohen is one of the founders of Innovative Eyewear and has served as our Chief Technology Officer since September 2019. Prior to his employment at Innovative Eyewear, from August 2017 to August 2019, Mr. Cohen served as the chief technology officer of Lucyd Ltd., a smart eyewear development company, where he led the company’s technological advancements and digital ad campaigns. Also, prior to his employment at Innovative Eyewear, from September 2009 to October 2019, Mr. Cohen served as President of Emaze Design Agency, a digital design agency, where he led the development of web and applications for e-commerce, web performance monitoring, website design and mobile applications. Prior to his employment at Emaze Design Agency, Mr. Cohen was lead Business Intelligence Specialist at Jewish General Hospital where he assisted with the data solutions and business processes and requirements. He received a BS in Computer Science from the Academy of Bordeaux and an MS in Advanced Technician & Information Systems Management from Hadassah University.

Kristen Mclaughlin has served as one of our directors since August 2021. Ms. Mclaughlin has 20 years’ experience launching, managing and developing products in the eyewear, accessories, cosmetics and skincare industries. From March 2019 to April 2020, Ms. Mclaughlin served as the Global Marketing Director at DePasquale Companies, a skincare, hair care and cosmetics manufacturer, where she led the global marketing strategy and new product development. Prior to her employment at DePasquale Companies, from March 2000 to January 2019, Ms. Mclaughlin was employed at Silhouette International, an eyewear manufacturer, where she served as the Director of Marketing: Eyewear Manufacturer, Regional Sales Manager, and Brand Manager: Daniel Swarovski Crystal Eyewear. While at Silhouette International, Ms. Mclaughlin led the company’s brand portfolio in the U.S. and its brand direction, product development and campaign content. She has a BS and MBA from Ramapo College of New Jersey. Ms. Mclaughlin is well qualified to serve as a director due to her substantial experience in the eyewear industry and her experience in brand and product development.

Louis Castro has served as one of our directors since August 2021. Mr. Castro is an experienced public company director and chartered accountant. Mr. Castro is currently on the board of directors of the following public companies (1) Tekcapital where he has been a director since December 2019, (2) Orosur Mining Inc. (TSE:OMI), a company exploring for minerals in South America, where he has been chairman of the board since April 2020, (3) Stanley Gibbons Group plc (LON:SGI), a company that specializes in the retailing of collectable stamps and similar products, where he has been a director since June 2016, (4) Tomco Energy plc (LON:TOM), an oil exploration and technology company, where he has been a director since April 2021, (5) Predator Oil & Gas Holdings plc (LON:PRD), an oil and gas exploration company, where he has been a director since July 2020, and (6) Veteran Capital Corp. (TSX-V:VCC), a capital pool company, where he has been a director since January 2021. From September 2012 to June 2016, Mr. Castro was a director and, from September 2014 to June 2016 served as the Chief Financial Officer, of Eland Oil & Gas plc, a Nigerian focused upstream oil and natural gas exploration and production company, where he was responsible for the company’s finance, legal and corporate finance activities. Prior to his employment at Eland, from May 2011 to May 2014, Mr. Castro served as Head of Capital Markets and then as Chief Executive Officer of Northland Capital Partners, an investment bank, where he was responsible for the investment banks day-to-day activities. He is a fellow of the Institute of Chartered Accountants of England & Wales, has a double degree in Engineering Production and Economics from Birmingham University and attended the Postgraduate Advanced Course in Production Management and Methods at Cambridge University. Mr. Castro is well qualified to serve as a director due to his substantial experience as a director of public companies and his distinction as chartered accountant.

Olivia C. Bartlett has served as one of our directors since August 2021. Ms. Bartlett has been in the eyewear industry for over 40 years holding various roles including optician, optical manager, marketing manager and operations management. Since September 2015, Ms. Bartlett has been the Chief Operating Officer of Todd Rogers Eyewear, a specialty eyewear company, where she manages the day-to-day operations of the company. Prior to her time at Todd Rogers Eyewear, from March 2010 to May 2015, Ms. Bartlett was the sales representative for eyewear sales in the northeast of Massachusetts for Safilo USA, a specialty eyewear company. Additionally, from September 2013 to May 2018, Ms. Bartlett was an Adjunct Professor at Benjamin Franklin Institute of Technology in Boston, Massachusetts. Since February 2020 Ms. Bartlett has been the President of the Opticians Association of America, a national organization representing the professional, business, educational, legislative and regulatory interests of opticianry. Prior to that, Ms. Bartlett was a director for ten years for the Opticians Association of Massachusetts. Ms. Bartlett has received a number of awards through her time in the industry, including but not limited to, the 2020 Eyecare Business Game Changer Award and the 2020 and 2018 Vision Monday Most Influential Woman Executive. Ms. Bartlett received her Massachusetts Opticians license in 1987 and is ABO certified. Ms. Bartlett received her BA in Political Science from Clark University. Ms. Bartlett is well qualified to serve as a director due to her substantial experience in the optical industry.

Number and Terms of Office of Officers and Directors

Our board of directors consists of four members. Our directors are appointed for one-year terms to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our second amended and restated bylaws.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our second amended and restated bylaws, as it deems appropriate.

Director Independence and Committees of the Board of Directors

Director Independence

Of our directors, we have determined that Mr. Louis Castro, Ms. Kristen Mclaughlin, and Ms. Olivia Bartlett are “independent” directors under NASDAQ listing standards, while Mr. Harrison Gross is not independent under such standards. We have also determined that each of the three members of the Audit Committee is “independent” for purposes of Section 10A(m)(3) of the Exchange Act and the rules promulgated thereunder and under the NASDAQ listing standards. Further, the Board has determined that each of the two members of both the Compensation Committee and the Nominating and Corporate Governance Committee is “independent” under NASDAQ listing standards.

Board Committees

We have three standing committees of the Board: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each of the board committees act pursuant to a separate written charter adopted by our board of directors, each of which is available on our website at www.lucyd.co. Our board of directors may at any time or from time to time appoint certain other committees in its sole discretion as it deems necessary or appropriate to carry out its functions.

Audit Committee

The Audit Committee consists of Mr. Louis Castro (Chair), Ms. Kristen Mclaughlin, and Ms. Olivia Bartlett. The Board has determined that all of the members of the Audit Committee are “independent,” as defined by NASDAQ listing standards and by applicable SEC rules. In addition, the Board has determined that Mr. Castro is an audit committee financial expert, as that term is defined by the SEC rules, by virtue of having the following attributes through relevant experience: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves; (iii) experience preparing, auditing, analyzing, or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

The function of the Audit Committee relates to oversight of the auditors, the auditing, accounting, and financial reporting processes, and the review of the Company’s financial reports and information. In addition, the functions of the Audit Committee will include, among other things, recommending to the Board the engagement or discharge of independent auditors, discussing with the auditors their review of the Company’s quarterly results and the results of their audit, and reviewing the Company’s internal accounting controls.

Compensation Committee

The Compensation Committee consists of Ms. Kristen Mclaughlin (Chair) and Mr. Louis Castro. The Board has determined that all of the members of the Compensation Committee are “independent,” as defined by NASDAQ listing standards. The responsibility of the Compensation Committee is to review and approve the compensation and other terms of employment of our President and Chief Executive Officer and our other executive officers, including all of the executive officers named in the Summary Compensation Table under the heading “Executive Compensation” below (the “named executive officers”). Among its other duties, the Compensation Committee oversees all significant aspects of the Company’s compensation plans and benefit programs. The Compensation Committee annually reviews and approves corporate goals and objectives for the President and Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance in light of those goals and objectives. The Compensation Committee also recommends to the Board the compensation and benefits for members of the Board. The Compensation Committee has also been appointed by the Board to administer our 2021 Equity Incentive Plan. The Compensation Committee does not delegate any of its authority to other persons.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Ms. Olivia Bartlett (Chair) and Ms. Kristen Mclaughlin. All of the committee members are independent under applicable NASDAQ rules and regulations. The Nominating and Corporate Governance Committee is responsible for, among other things, considering potential board members, making recommendations to the full board as to nominees for election to the board, assessing the effectiveness of the board, and implementing our corporate governance guidelines.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors and executive officers and persons who beneficially own more than 10% of our common stock (referred to herein as the “reporting persons”) file with the SEC various reports as to their ownership of and activities relating to our common stock. Such reporting persons are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon a review of copies of Section 16(a) reports and representations received by us from reporting persons, and without conducting any independent investigation of our own, in fiscal year 2023, all Forms 3, 4 and 5 were timely filed with the SEC by such reporting persons.

Code of Ethics

We have adopted a formal code of ethics that applies to our directors and principal executives and financial officers or persons performing similar functions. A copy of our Code of Ethical Conduct can be found on our website under “Investors” at www.lucyd.co.

Executive Compensation

The following table sets forth the aggregate compensation paid to our named executive officers for the fiscal years ended December 31, 2023 and 2022. Individuals we refer to as our “named executive officers” include our Chief Executive Officer, our Chief Financial Officer, and our Chief Technology Officer.

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards ($)	Option Awards(2)(3) ($)	Nonequity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)	Total ($)
Harrison Gross,	2023	154,102	-	-	129,800	-	-	5,545	289,447
Chief Executive Officer	2022	114,758	-	-	-	-	-	-	114,758

Konrad Dabrowski,	2023	105,347	-	-	121,357	-	-	95	226,799
Chief Financial Officer	2022	105,500	-	-	-	-	-	-	105,500

David Eric Cohen,	2023	143,297	-	-	78,090	-	-	4,241	225,628
Chief Technology Officer	2022	70,270	-	-	-	-	-	-	70,270

(1)	Salary amounts shown for Mr. Cohen include $34,500 paid in 2022, respectively, to Mr. Cohen as an independent consultant, prior to his hire as an employee on October 1, 2022.
(2)	Includes stock options granted to Messrs. Gross, Dabrowski, and Cohen on January 13, 2023 to purchase 90,000, 90,000, and 60,000 shares of the Company’s common stock, respectively, at an exercise price of $1.275 per share.
(3)	Includes stock options granted to Messrs. Gross, Dabrowski, and Cohen on December 18, 2023 to purchase 150,000, 120,000, and 70,000 shares of the Company’s common stock, respectively, at an exercise price of $0.45 per share.
(4)	Includes the Company-paid portion of health and welfare benefits.

Refer to Note 2 and Note 9 of the Company’s audited financial statements as included in this Registration Statement for disclosure of the various assumptions made in the valuation of stock options.

Employment Arrangements with our Executive Officers

Harrison Gross

On August 11, 2021, we entered into an employment agreement with Harrison Gross to serve in the capacity of the Chief Executive Officer of the Company. We agreed to pay Mr. Gross an annual base salary of $85,800 for the remainder of 2021, and we also agreed that from the initial public offering date in August 2022, we increased his base salary to $150,000 per year. Pursuant to the terms of the employment agreement, our Board may exercise its sole discretion to grant Mr. Gross an annual bonus, the amount of which bonus shall be determined in the sole discretion of our Board.

The employment agreement has an initial term of three years, and will terminate on the third anniversary of the effective date unless Mr. Gross and the Company agree otherwise in writing. If we terminate the employment agreement for any reason other than for cause (as such is defined in the agreement) or Mr. Gross terminates his employment for good reason (as such is defined in the agreement): (1) Mr. Gross shall be entitled to payment of his base salary for the balance of the agreement’s term; (2) if Mr. Gross elects to continue group health insurance benefits, we shall reimburse Mr. Gross for any COBRA premiums he pays for the duration of COBRA’s coverage; and, (3) we shall provide Mr. Gross with payment of all accrued amounts (as defined in the agreement).

Konrad Dabrowski

On August 11, 2021, we entered into an employment agreement with Konrad Dabrowski to serve as the Chief Financial Officer of the Company on a part-time basis, which agreement became effective on September 1, 2021. Mr. Dabrowski devotes 50% of his business time to our Company. We agreed to pay Mr. Dabrowski an annual base salary of $100,000. Pursuant to the terms of the employment agreement, we may exercise our discretion to grant Mr. Dabrowski an annual bonus, the amount of which bonus shall be determined in the sole discretion of the Company.

Following the effective date, the employment agreement shall continue, unless terminated by Mr. Dabrowski or the Company. Mr. Dabrowski’s employment is at-will, which may be terminated by the Company or by Mr. Dabrowski at any time and for any reason. Pursuant to the terms of the employment agreement, a sixty days’ written notice of termination or resignation is required. If Mr. Dabrowski notifies us of his resignation, or if we terminate Mr. Dabrowski’s employment agreement, the Company reserves the right to determine, in its sole discretion, whether Mr. Dabrowski will be required to actively work during the sixty-day notice period; however, Mr. Dabrowski will be entitled to receive his base salary for the duration of the sixty day notice period. The Company has the right to terminate Mr. Dabrowski’s employment agreement for cause (as defined in the agreement), which termination shall be effective immediately.

David Eric Cohen

David Cohen was an independent consultant for the company from inception until October 1, 2022, when we offered him a full-time letter of employment. He accepted and has been the full-time Chief Technology since then. The company pays him $140,000 annually to serve in this role. Pursuant to the terms of the employment agreement, we may exercise our discretion to grant Mr. Cohen an annual bonus, the amount of which bonus shall be determined in the sole discretion of the Company.

Following the effective date, the employment agreement shall continue, unless terminated by Mr. Cohen or the Company. Mr. Cohen’s employment is at-will, which may be terminated by the Company or by Mr. Cohen at any time and for any reason. Pursuant to the terms of the employment agreement, a sixty days’ written notice of termination or resignation is required. If Mr. Cohen notifies us of his resignation, or if we terminate Mr. Cohen’s employment agreement, the Company reserves the right to determine, in its sole discretion, whether Mr. Cohen will be required to actively work during the sixty-day notice period; however, Mr. Cohen will be entitled to receive his base salary for the duration of the sixty day notice period. The Company has the right to terminate Mr. Cohen’s employment agreement for cause (as defined in the agreement), which termination shall be effective immediately.

Compensation of Directors

The following table sets forth all compensation paid to our non-management Board members during the year ended December 31, 2023:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Frank Rescigna	5,000	-	-	-	-	-	5,000
Kristen Mclaughlin	55,000	-	20,393	-	-	-	75,393
Louis Castro	30,000	-	35,688	-	-	-	65,688
Olivia C. Bartlett	12,500	-	20,393	-	-	-	32,983

Mr. Rescigna is no longer a Board member as of December 31, 2023.

On January 13, 2023, we granted stock options to Ms. Mclaughlin, Mr. Castro, and Ms. Bartlett to purchase 20,000, 35,000, and 20,000 shares of the Company’s common stock, respectively, at an exercise price of $1.275 per share.

During the year ended December 31, 2023, option awards to purchase 20,000 shares of common stock that had been previously granted to Mr. Castro in 2021, were modified to extend their expiration date from July 21, 2023 to July 21, 2024. The incremental fair value (recognized as additional stock-based compensation expense for the year ended December 31, 2023) was approximately $1,300, which is not included in the table above.

The total number of option awards to our non-management Board members outstanding at December 31, 2023 was 170,000 in aggregate.

Outstanding Equity Awards

The following table sets forth outstanding equity awards to our named executive officers as of December 31, 2023.

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Harrison Gross	375,000	-	-	$1.00	04/01/2024	-	-	-	-
	400,000	200,000	-	$3.56	05/05/2025	-	-	-	-
	77,756	22,244	-	$3.56	11/11/2024	-	-	-	-
	30,000	60,000	-	$1.28	01/13/2028	-	-	-	-
	50,000	100,000	-	$0.45	12/18/2028	-	-	-	-

Konrad Dabrowski	46,648	13,352	-	$3.56	11/11/2024	-	-	-	-
	30,000	60,000	-	$1.28	01/13/2028	-	-	-	-
	40,000	80,000	-	$0.45	12/18/2028	-	-	-	-

David Eric Cohen	46,648	13,352	-	$3.56	12/01/2024	-	-	-	-
	20,000	40,000	-	$1.28	01/13/2028	-	-	-	-
	23,333	46,667	-	$0.45	12/18/2028	-	-	-	-

Option Exercises and Stock Vested

There were no options exercised by our executive officers during the years ended December 31, 2023 or 2022.

Employee Benefit Plans

We currently provide health insurance coverage to our full-time W-2 employees, as well as free prescription eyeglasses to them and their immediate families. The Company also provides a complimentary gym membership to full-time staff.

Non-qualified Deferred Compensation

None of our employees participate in or have account balances in non-qualified defined contribution plans or other non-qualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or other non-qualified compensation benefits in the future if it determines that doing so is in the Company’s best interest.

2021 Equity Incentive Plan

General

Our 2021 Equity Incentive Plan was adopted by the Board and approved by our shareholders on July 1, 2021. The general purposes of the 2021 Equity Incentive Plan are to (i) enable the Company and its subsidiaries to attract and retain the types of employees, consultants, and directors who will contribute to the Company’s long-range success; (ii) provide incentives that align the interests of employees, consultants, and directors with those of our shareholders; and (iii) promote the success of the Company’s business.

Description of the 2021 Equity Incentive Plan

The following description of the principal terms of the 2021 Equity Incentive Plan is a summary and is qualified in its entirety by the full text of the 2021 Equity Incentive Plan.

Administration. The 2021 Equity Incentive Plan is administered by a committee appointed by our Board, or in the Board’s discretion, by the Board (as applicable, the “Incentive Plan Administrator”). Subject to the terms of the 2021 Equity Incentive Plan, the Incentive Plan Administrator has the authority to (a) determine the eligible individuals who are to receive awards, (b) determine the terms and conditions of each award, including exercise price, vesting or performance criteria, performance period, and terms of the award, (c) determine whether vesting and performance criteria have been achieved, (d) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, or otherwise modify or amend awards, (e) construe and interpret the 2021 Equity Incentive Plan, including the ability to reconcile any inconsistency in, correct any defect in and/or supply any omission in the plan and award agreement; any instrument or agreement, (f) promulgate, amend, and rescind rules and regulations relating to the administration of the 2021 Equity Incentive Plan, and (g) exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the 2021 Equity Incentive Plan and awards granted thereunder. The Incentive Plan Administrator may also delegate its authority to a subcommittee or to one or more officers of the Company, subject to terms and conditions determined by the Incentive Plan Administrator. All decisions made by the Incentive Plan Administrator are final and binding on the Company and the participants.

Types of Awards. The 2021 Equity Incentive Plan provides for the grant of stock options, which may be incentive stock options (“ISOs”) or nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance share awards, and other cash-based or equity-based awards, or collectively, awards.

Share Reserve. A total equal to 20% of our issued and outstanding common stock shall be available for the grant of awards under the 2021 Equity Incentive Plan.

If options, stock appreciation rights, restricted stock units or any other awards are forfeited, cancelled or expire before being exercised or settled in full, the shares subject to such awards will again be available for issuance under the 2021 Equity Incentive Plan. If restricted stock or shares issued upon exercise of an option are reacquired by the Company pursuant to a forfeiture provision, repurchase right or for any other reason, then such shares will again be available for issuance under the 2021 Equity Incentive Plan. Notwithstanding the foregoing, shares applied to pay the exercise price of an option or satisfy withholding taxes related to any award will not become available for issuance under the 2021 Equity Incentive Plan.

Shares issued under the 2021 Equity Incentive Plan may be authorized but unissued shares or treasury shares. As of December 31, 2022, awards covering 2,332,500 shares of Common Stock were issued, of which 1,685,000 option awards were granted by the Company prior to the approval of the Plan and 647,500 option awards were granted subject to the 2021 Equity Incentive Plan.

Incentive Stock Option Limit. No more than 25,000,000 shares of Common Stock may be issued under the 2021 Equity Incentive Plan upon the exercise of ISOs.

Eligibility. Employees (including officers), non-employee directors and consultants who render services to the Company or a parent or subsidiary thereof (whether now existing or subsequently established) are eligible to receive awards under the 2021 Equity Incentive Plan. ISOs may only be granted to employees of the Company or a parent or subsidiary thereof (whether now existing or subsequently established).

Stock Options. A stock option is the right to purchase a certain number of shares of stock at a fixed exercise price which, pursuant to the 2021 Equity Incentive Plan, may not be less than 100% of the fair market value of Common Stock on the date of grant. Subject to limited exceptions, an option may have a term of up to 10 years and will generally expire sooner if the optionholder’s service terminates. Options will vest at the rate determined by the Incentive Plan Administrator. An optionholder may pay the exercise price of an option in cash, or, with the Incentive Plan Administrator’s consent, with shares of stock the optionholder already owns, with proceeds from an immediate sale of the option shares, through a net exercise procedure or by any other method permitted by applicable law.

Tax Limitations on Incentive Stock Options. The aggregate fair market value, determined at the time of grant, of the Common Stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of the Company’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Company’s total combined voting power or that of any of the Company’s affiliates unless (a) the option exercise price is at least 110% of the fair market value of Common Stock on the date of grant and (b) the term of the ISO does not exceed five years from the date of grant.

Stock Appreciation Rights. A stock appreciation right provides the recipient with the right to the appreciation in a specified number of shares of stock. The Incentive Plan Administrator determines the exercise price of stock appreciation rights granted under the 2021 Equity Incentive Plan, which may not be less than 100% of the fair market value of Common Stock on the date of grant. A stock appreciation right may have a term of up to 10 years and will generally expire sooner if the recipient’s service terminates. SARs will vest at the rate determined by the Incentive Plan Administrator. Upon exercise of a SAR, the recipient will receive an amount in cash, stock, or a combination of stock and cash determined by the Incentive Plan Administrator, equal to the excess of the fair market value of the shares being exercised over their exercise price.

Restricted Stock Awards. Shares of restricted stock may be issued under the 2021 Equity Incentive Plan and may be subject to vesting, as determined by the Incentive Plan Administrator. Recipients of restricted stock generally have all of the rights of a shareholder with respect to those shares, including voting rights and dividends, except as provided in the award agreement.

Restricted Stock Units. A restricted stock unit is a right to receive a share, at no cost to the recipient, upon satisfaction of certain conditions, including vesting conditions, established by the Incentive Plan Administrator. RSUs vest at the rate determined by the Incentive Plan Administrator and any unvested RSUs will generally be forfeited upon termination of the recipient’s service. Settlement of restricted stock units may be made in the form of cash, stock or a combination of cash and stock, as provided in the award agreement and as determined by the Incentive Plan Administrator. Recipients of restricted stock units generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied, and the award is settled.

Performance Share Award. A performance share award is a right to receive a share or share units based upon the Company’s performance during a specified performance period, as determined by the Incentive Plan Administrator. The Incentive Plan Administrator has the discretion to determine: (i) the number of shares or stock-denominated units subject to a Performance Share Award granted to any recipient; (ii) the performance period applicable to any award; (iii) the conditions that must be satisfied for a recipient to earn an award; and (iv) the other terms, conditions and restrictions of the award.

Cash Awards and Other Equity-Based Awards. The Incentive Plan Administrator may grant cash awards and other awards based in whole or in part by reference to Common Stock, either alone or in tandem with other awards. The Incentive Plan Administrator will determine the terms and conditions of any such awards.

Changes to Capital Structure. In the event of certain changes in capitalization, including a stock split, reverse stock split, stock dividend, or an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, or exchange, proportionate adjustments will be made in the number and kind of shares available for issuance under the 2021 Equity Incentive Plan, the limit on the number of shares that may be issued under the 2021 Equity Incentive Plan as ISOs, the number and kind of shares subject to each outstanding award and/or the exercise price of each outstanding award.

Change in Control. If the Company is party to certain change in control transactions, each outstanding award will be treated as the Incentive Plan Administrator determines, which may include the continuation, assumption or substitution of an outstanding award, the cancellation of an outstanding award after an opportunity to exercise or the cancellation of an outstanding award in exchange for a payment equal to the value of the shares subject to such award less any applicable exercise price.

Transferability of Awards. Unless the Incentive Plan Administrator determines otherwise, an award generally will not be transferable other than by beneficiary designation, a will or the laws of descent and distribution. The Incentive Plan Administrator may permit transfer of an award in a manner consistent with applicable law.

Amendment and Termination. The Board may amend or terminate the 2021 Equity Incentive Plan at any time. Any such amendment or termination will not affect outstanding awards. If not sooner terminated, the 2021 Equity Incentive Plan will automatically terminate 10 years after its adoption by the Board. Shareholder approval is not required for any amendment of the 2021 Equity Incentive Plan, unless required by applicable law, government regulation or exchange listing standards.

Certain Relationships and Related Transactions

On occasion we may engage in certain related party transactions. All prior related party transactions were approved by our board of directors and a majority of our issued and outstanding shares of capital stock. Upon the consummation of offering, our policy is that all related party transactions will be reviewed and approved by the Audit Committee of our Board of Directors prior to our entering into any related party transactions.

License Agreement

On April 1, 2020, we entered into an exclusive, worldwide license agreement with Lucyd Ltd., the largest stockholder of the Company, for the use of the Lucyd brand, and the associated intellectual property and assets (the “License Agreement”). The License Agreement is royalty-free, fully paid up, and perpetual license for the exclusive use of certain assets of Lucyd Ltd. related to Innovative Eyewear current products and trademarks. As compensation for entrance into the License Agreement, we issued Lucyd Ltd. 3,750,000 shares of our common stock. On October 5, 2021, the parties to the License Agreement executed an Addendum, to the exclusive license agreement, which clarified that Innovative Eyewear shall commercialize, continue with any on-going intellectual property prosecutions and pay all maintenance or other patent fees (the “Addendum”). For all new intellectual property, Innovative Eyewear will own control it and be responsible for all prosecution and maintenance costs. The Addendum also confirms that Innovative Eyewear issued Lucyd Ltd. 3,750,000 shares of its common stock as consideration for the license. Please see “Business — Material Agreements” for a more complete description of the License Agreement and Addendum.

Management Service Agreement

On June 1, 2020, we entered into a management service agreement with Tekcapital Europe Ltd., an affiliate of our largest stockholder, Lucyd Ltd., whose Chief Executive Officer is the father of our Chief Executive Officer, pursuant to which we agreed to pay Tekcapital Europe Ltd. $25,000 per fiscal quarter for rent-free office space, utilities, advisory services, and any other services in accordance with Tekcapital Europe Ltd.’s areas of expertise. The management agreement provided for a perpetual term, with the right of either party to terminate for any reason with 30 days’ notice.

Effective February 1, 2022, the original management service agreement was amended to have us billed at $35,000 quarterly for advisory and other services, and in addition, Tekcapital Europe Ltd. began to bill us for an allocation of rent paid by Tekcapital Europe Ltd. on our behalf.

We incurred $140,000 during each of the years ended December 31, 2023 and 2022 under our management services agreement with Tekcapital Europe Ltd.; we also recognized $91,672 and $74,442 of rent expense for the years ended December 31, 2023 and 2022, respectively.

Convertible Note Financing

On December 1, 2020, we issued a convertible note for an aggregate principal amount of up to $2,000,000 to Lucyd Ltd., the largest stockholder of the Company (the “Note”).

On June 1, 2021, we completed the partial conversion of an aggregate of $778,500 of the outstanding balance on the Note, at $1.00 per share, into an aggregate of 778,500 shares of common stock. On September 5, 2021, we completed the partial conversion of an aggregate of $500,002 of the outstanding balance on the Note, at $3.56 per share, into an aggregate of 140,449 shares of common stock.

On November 1, 2021, we executed an amended and restated Note, increasing the amount of available financing from $2,000,000 to $3,000,000. On November 16, 2021, we completed the partial conversion of an aggregate of $901,271 of the outstanding balance of the Note, at $3.56 per share, into an aggregate of 253,166 shares of common stock. As of December 31, 2021, $289,029 remained outstanding on the Note.

On August 15, 2022, in connection with our initial public offering, we completed the partial conversion of an aggregate of $2,002,280 of the outstanding balance of the Note, at $7.50 per share, into an aggregate of 266,970 shares of common stock. As of December 31, 2022, $61,356 remained outstanding on the Note.

In January 2023, we borrowed an additional $48,143 under such convertible notes, and subsequently repaid the outstanding balance of the Note in full in February 2023. No further amounts were borrowed under the Note, and the Note matured on December 1, 2023 with no amounts outstanding.

The Note was unsecured, had an interest rate of 10.0% per annum, and provided for conversion (including both principal and accrued but unpaid interest) into our common stock at the election of Lucyd Ltd. upon certain equity financing events (as defined in the Note) or the holder determining to convert the Note. The Note could be converted by the holder using the price of either (i) the per share purchase price paid for by investors under the terms of recent equity financing, (ii) the closing price of our trading shares on the relevant public exchange for the day immediately preceding the date of conversion of the Note, or (iii) the valuation of the last equity investment.

Intercompany Loan

On January 11, 2024, we entered into an intercompany loan agreement (as lender) with Tekcapital Europe Ltd. (as borrower), an affiliate of our largest stockholder, Lucyd Ltd., whose Chief Executive Officer is the father of our Chief Executive Officer, and Tekcapital Plc, the parent of Tekcapital Europe Ltd. Pursuant to this agreement, we loaned 600,000 British pounds sterling to Tekcapital Europe Ltd. The loan bears simple interest at a rate of 10% per annum and is required to be repaid on or before April 11, 2024. Tekcapital Plc executed the agreement as guarantor for Tekcapital Europe Ltd. on the full amount of the loan. Tekcapital Europe Ltd. repaid the loan in full in March 2024.

Employment Agreements

See “Item 11. Executive Compensation” regarding the employment agreements with Harrison Gross and Konrad Dabrowski.

Statement of Policy

All future transactions between us and our officers, directors or five percent stockholders, and respective affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our legal counsel or independent legal counsel.

To the best of our knowledge, during the past three fiscal years, other than as set forth above, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed financial years, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest (other than compensation to our officers and directors in the ordinary course of business).

Security Ownership of Certain Beneficial Owners and Management and
Related Stockholder Matters

The following table sets forth information as of May 29, 2024, regarding the beneficial ownership of our common stock:

●	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

●	each of our named executive officers and directors; and

●	all our executive officers and directors as a group.

The address of each holder listed in the following table, except as otherwise indicated, is 11900 Biscayne Blvd., Suite 630, North Miami, Florida, 33181.

Percentage ownership shown in the following table is based on 23,476,227 shares of our common stock outstanding.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock Beneficially Owned
Named Executive Officers and Directors
Harrison Gross(2)	804,418	3.31%
Konrad Dabrowski(3)	156,644	*	%
David Eric Cohen(4)	119,977	*	%
Kristen McLaughlin(5)	31,667	*	%
Louis Castro(6)	56,667	*	%
Olivia Bartlett(7)	31,667	*	%
All directors and executive officers as a group (6 persons)	1,201,040	4.14%

5% Stockholders
Lucyd Ltd.(8)	5,189,085	22.10%

*	Less than 1%.

(1)	We have determined beneficial ownership in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which is generally determined by voting power and/or dispositive power with respect to securities. Unless otherwise noted, the shares of common stock listed above are owned as of the date of this proxy, and are owned of record by each individual named as beneficial owner and such individual has sole voting and dispositive power with respect to the shares of common stock owned by each of them.
(2)	Includes 804,418 shares of common stock issuable upon exercise of stock options held by Mr. Gross exercisable within 60 days of May 3, 2024.
(3)	Includes 156,644 shares of common stock issuable upon exercise of stock options held by Mr. Dabrowski exercisable within 60 days of May 3, 2024.
(4)	Includes 119,977 shares of common stock issuable upon exercise of stock options held by Mr. Cohen exercisable within 60 days of the date of May 3, 2024.
(5)	Includes 31,667 shares of common stock issuable upon exercise of stock options held by Ms. McLaughlin exercisable within 60 days of May 3, 2024.
(6)	Includes 56,667 shares of common stock issuable upon exercise of stock options held by Mr. Castro exercisable within 60 days of the date of May 3, 2024.
(7)	Includes 31,667 shares of common stock issuable upon exercise of stock options held by Ms. Bartlett exercisable within 60 days of the date of May 3, 2024.
(8)	Tekcapital plc, a public company listed on the London Stock Exchange, owns all issued and outstanding securities of Tekcapital Europe Ltd., which owns all issued and outstanding securities of Lucyd Ltd. As such, Tekcapital plc may be deemed to beneficially own the shares held by Lucyd Ltd. by virtue of their control over Lucyd Ltd. Tekcapital plc disclaims beneficial ownership of the shares held by Lucyd Ltd. Mr. Clifford Gross, the Chief Executive Officer of Tekcapital plc, is the father of Mr. Harrison Gross, our Chief Executive Officer.

Description of SECURITIES TO BE REGISTERED

General

Pursuant to our second amended and restated articles of incorporation, our authorized capital stock consists of fifty million (50,000,000) shares of Common Stock, $0.00001 par value and fifteen million (15,000,000) shares of preferred stock, $0.00001 par value. As of the date of this prospectus, there are 23,476,227 shares of common stock outstanding. In addition, as of the date of this prospectus, we had outstanding options to purchase an aggregate of 2,666,500 shares of our common stock, at a weighted average exercise price equal to $2.15 per share. Our authorized but unissued shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded in the future. The following description summarizes the material terms of our capital stock. Because it is only a summary, it may not contain all the information that is important to you.

Common Stock

As of May 29, 2024, 23,476,227 shares of common stock were issued and outstanding. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and are not entitled to cumulative voting rights.

Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available therefor, subject to any preferential distribution rights of third parties. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All of the outstanding shares of our common stock are fully-paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any indebtedness of our company.

Florida Law and Certain Charter and Bylaw Provisions

Florida Anti-Takeover Law. As a Florida corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Florida law.

Pursuant to Section 607.0901 of the Florida Business Corporation Act, or the FBCA, a publicly held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

●	The transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;

●	The interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;

●	The interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

●	The consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our second amended and restated articles of incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the FBCA which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a control share acquisition unless (i) the board of directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by the board of directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

Second Amended and Restated Articles of Incorporation and Bylaws.

Our second amended and restated articles of incorporation and second amended and restated bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. These provisions are as follows:

●	they provide that special meetings of shareholders may be called by the board of directors, on the call of its board of directors or the person or persons authorized to do so by the second amended and restated bylaws, or at the request in writing by shareholders of record owning at least 25% of the issued and outstanding voting shares of common stock; and

●	they do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority shareholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority shareholders to effect changes in the board of directors.

Elimination of Monetary Liability for Officers and Directors

Pursuant to the FBCA, our second amended and restated articles of incorporation exclude personal liability for our directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director’s liability under federal or applicable state securities laws. We have agreed to indemnify our directors against expenses, judgments, and amounts paid in settlement in connection with any claim against a director if he acted in good faith and in a manner he believed to be in our best interests.

Indemnification of Officers and Directors

Our second amended and restated articles of incorporation also contain provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the FBCA. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors. We are also a party to indemnification agreements with each of our directors. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as our directors.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

The name, address and telephone number of our stock transfer agent is VStock Transfer, LLC, 18 Lafayette Pl, Woodmere, New York 11598, (212) 828-8436.

Listing

Our common stock and the Listed Warrants are currently listed on Nasdaq under the symbols “LUCY” and “LUCYW”, respectively.

SELLING STOCKHOLDERS

The shares of common stock being registered for resale hereby consist of shares that have been issued or are issuable upon exercise of the Warrants that were issued to the selling stockholders. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except as set forth in this prospectus and except for certain ownership of our securities, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the ownership of the shares of common stock (including shares of common stock issuable upon conversion or exercise of outstanding securities registered hereunder) by the selling stockholders. The second column lists the number of shares of common stock (including shares of common stock issuable upon conversion or exercise of outstanding securities registered hereunder) owned by the selling stockholders prior to this offering. The third column lists the shares of common stock (including shares of common stock issuable upon conversion or exercise of outstanding securities registered hereunder) being offered by this prospectus by the selling stockholders. The fourth and fifth columns list the number and percentage, respectively, of shares of common stock owned by the selling stockholders after the closing of the offering, based on their ownership as of the date of this prospectus, based on 23,476,227 shares of common stock outstanding, and assuming the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Name of Selling Stockholder	Number of Shares Owned Prior to Offering(1)	Maximum Number of Shares to be Sold Pursuant to this Prospectus(1)	Number of Shares Owned After Offering(2)	Percentage Owned After Offering(2)
Armistice Capital, LLC(3)	3,847,069	3,847,069	-	-
Intracoastal Capital, LLC(4)	3,377,863	2,808,457	569,406	-
Anson Investments Master Fund LP(5)	2,808,457	2,808,457	-	-
Craig Schwabe(6)	23,955	23,955	-	-
Charles Worthman(6)	7,099	7,099	-	-
Michael Vasinkevich(6)	455,159	455,159	-	-
Noam Rubinstein(6)	223,586	223,586	-	-

*	Less than 1%

(1)	The number of shares is based upon the number of shares of common stock (including shares of common stock issuable upon exercise of outstanding warrants registered hereby) held by each selling stockholder on the books and records of the company and its transfer agent. This column does not include any other securities that a selling stockholder may hold, including any other warrants that such selling stockholder may hold, that are not applicable to this registration statement.
(2)	The “Number of Shares Owned After Offering” assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this Selling Stockholder Prospectus. The “Percentage of Shares Owned After Offering” are based on 23,476,227 shares of our common stock outstanding and assumes for each Selling Stockholder that all shares registered for such Selling Stockholder herein are issued to the Selling Stockholders and sold and assuming the exercise of all warrants, held by the applicable Selling Stockholders. This column does not include any other securities that a selling stockholder may hold, including any other warrants that such selling stockholder may hold, that are not applicable to this registration statement.

(3)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”) and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.
(4)	Includes 569,406 shares of common stock issuable upon exercise of warrants held by Intracoastal Capital, LLC exercisable within 60 days of the date of this prospectus. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities reported herein that are held by Intracoastal. The address of Intracoastal is 245 Palm Trail, Delray Beach, FL
(5)

Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP, hold voting and dispositive power over the shares held by Anson Investments Master Fund LP. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(6)	Each of the selling stockholders is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer with a registered address of c/o H.C. Wainwright & Co., 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The number of shares to be sold in this offering consists of shares of common stock issuable upon exercise of placement agent warrants, which were received as compensation for our registered direct offering. The selling stockholder acquired the placement agent warrants in the ordinary course of business and, at the time the placement agent warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

PLAN OF DISTRIBUTION

We are registering the shares of common stock to permit the resale of these shares of common stock (including shares of common stock issuable upon conversion or exercise of outstanding securities) by the holders thereof (and such holders’ successors and assigns) from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

●	The selling stockholders may sell all or a portion of the shares of common stock owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	In the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Experts

Cherry Bekaert LLP, our independent registered public accounting firm, has audited our consolidated financial statements for the years ended December 31, 2023 and 2022, as set forth in their report, which is included in this prospectus and elsewhere in this registration statement. Our consolidated financial statements are included in this prospectus and in the registration statement in reliance on Cherry Bekaert LLP’s report, given on their authority as experts in accounting and auditing.

Legal Matters

Ellenoff Grossman & Schole LLP, New York, New York, is acting as counsel in connection with the registration of our securities under the Securities Act, and as such, will pass upon the validity of the securities offered hereby.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. These reports, proxy statements, and other information will be available on the website of the SEC referred to above.

We also maintain a website at www.lucyd.co, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessed through our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Innovative Eyewear, Inc.

Miami, Florida

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Innovative Eyewear, Inc. (the “Company”) as of December 31, 2023 and 2022, and the related statements of operations, stockholders’ equity, and cash flows for each of the years then ended and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As more fully described in Note 3 to the financial statements, the Company has incurred losses and negative cash flows from operations. Management’s plans regarding liquidity matters are also described in Note 3. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2021.

Tampa, Florida

March 25, 2024

cbh.com

INNOVATIVE EYEWEAR, INC.

BALANCE SHEETS

December 31, 2023 and 2022

	2023	2022
TOTAL ASSETS
Current Assets
Cash and cash equivalents	$4,287,447	$3,591,109
Accounts receivable, net of allowances of $25,772 and $92,646, respectively	93,211	110,258
Prepaid expenses	313,648	210,673
Inventory prepayment	323,520	197,750
Inventory	533,239	94,701
Due from Tekcapital and Affiliates	6,256	-
Other current assets	59,447	36,240
Total Current Assets	5,616,768	4,240,731

Non-Current Assets
Patent costs, net	286,429	137,557
Capitalized software costs	110,073	110,073
Property and equipment, net	132,848	119,744
Other non-current assets	72,644	81,779
TOTAL ASSETS	$6,218,762	$4,689,884

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Current Liabilities
Accounts payable and accrued expenses	$581,986	$275,660
Deferred revenue	42,500	30,000
Due to Tekcapital and Affiliates	-	232,989
Related party convertible debt	-	61,356
Total Current Liabilities	624,486	600,005

Non-Current Liabilities
Deferred revenue	35,450	65,450
TOTAL LIABILITIES	659,936	665,455

Commitments and contingencies (Note 7)	-	-

Stockholders’ Equity
Common stock (par value $0.00001, 50,000,000 shares authorized, and 12,917,239 and 7,307,157 shares issued and outstanding as of December 31, 2023 and 2022, respectively)	129	73
Additional paid-in capital	22,528,112	14,330,343
Accumulated deficit	(16,969,415)	(10,305,987)
TOTAL STOCKHOLDERS’ EQUITY	5,558,826	4,024,429
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,218,762	$4,689,884

See accompanying Notes to the Financial Statements.

INNOVATIVE EYEWEAR, INC.

STATEMENTS OF OPERATIONS

For the years ended December 31, 2023 and 2022

	Year Ended December 31,
	2023	2022
Revenues, net	$1,152,479	$659,788
Less: Cost of Goods Sold	(1,271,808)	(716,077)
Gross Deficit	(119,329)	(56,289)

Operating Expenses:
General and administrative	(3,886,960)	(2,796,669)
Sales and marketing	(2,047,069)	(2,059,012)
Research and development	(662,184)	(524,692)
Related party management fee	(140,000)	(140,000)
Total Operating Expenses	(6,736,213)	(5,520,373)

Other Income (Expense)	195,150	-
Interest Expense	(3,036)	(105,171)
Total Other Income (Expense), net	192,114	(105,171)

Net Loss	$(6,663,428)	$(5,681,833)

Weighted average number of shares outstanding	10,515,995	6,528,959
Loss per share, basic and diluted	$(0.63)	$(0.87)

See accompanying Notes to the Financial Statements.

INNOVATIVE EYEWEAR, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For the years ended December 31, 2023 and 2022

	Common Stock		Additional Paid In	Stock Subscription	Accumulated	Total Stockholders’
	# Shares	Amount	Capital	Receivable	Deficit	Equity
Balances as of January 1, 2023	7,307,157	$73	$14,330,343	$-	$(10,305,987)	$4,024,429

Exercises of stock options	230,362	2	17,648	-	-	17,650
Exercises of warrants by stockholders (see Note 8)	729,720	7	2,736,443	-	-	2,736,450
Second public offering (see Note 8)	4,500,000	45	4,115,643	-	-	4,115,688
Exercises of warrants related to private placement transaction (see Note 8)	150,000	2	391,266	-	-	391,268
Stock-based compensation (see Note 9)	-	-	936,769	-	-	936,769
Net loss	-	-	-	-	(6,663,428)	(6,663,428)
Balances as of December 31, 2023	12,917,239	$129	$22,528,112	$-	$(16,969,415)	$5,558,826

Balances as of January 1, 2022	6,060,187	$60	$4,842,836	$(11,226)	$(4,624,154)	$207,516

Collection of stock subscription receivable	-	-	-	6,684	-	6,684
Write-off of uncollectible stock subscription receivable	-	-	(4,542)	4,542	-	-
Initial public offering (see Note 8)	980,000	10	6,015,908	-	-	6,015,918
Shares issued for conversion of related party convertible note (see Note 6)	266,970	3	2,002,277	-	-	2,002,280
Stock-based compensation (see Note 9)	-	-	1,473,864	-	-	1,473,864
Net loss	-	-	-	-	(5,681,833)	(5,681,833)
Balances as of December 31, 2022	7,307,157	$73	$14,330,343	$-	$(10,305,987)	$4,024,429

See accompanying Notes to the Financial Statements.

INNOVATIVE EYEWEAR, INC.

STATEMENTS OF CASH FLOWS

For the years ended December 31, 2023 and 2022

	2023	2022
Operating Activities
Net Loss	$(6,663,428)	$(5,681,833)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	61,093	22,101
Amortization	24,164	10,466
Non-cash interest expense	3,036	105,171
Stock-based compensation expense	936,769	1,473,864
Expenses paid by Tekcapital and Affiliates	299,061	960,362
(Recovery of) provision for doubtful accounts	(14,725)	116,230
Realized gain on debt securities (U.S. Treasury bills)	(50,796)	-
Loss on sale of assets	2,316	-

Changes in operating assets and liabilities:
Accounts receivable	(3,678)	(183,094)
Accounts payable and accrued expenses	303,290	67,951
Prepaid expenses	(102,975)	(142,292)
Inventory	(564,308)	47,765
Other current assets	-	1,460
Contract assets and liabilities	3,878	(22,569)
Net cash flows from operating activities	(5,766,303)	(3,224,418)

Investing Activities
Purchases of debt securities (U.S. Treasury bills)	(1,949,204)	-
Proceeds from redemption of debt securities (U.S. Treasury bills)	2,000,000	-
Patent costs	(173,036)	(60,717)
Purchases of property and equipment	(78,463)	(121,561)
Proceeds from sale of property and equipment	1,950	-
Capitalized software expenditures	-	(37,673)
Net cash flows from investing activities	(198,753)	(219,951)

Financing Activities
Proceeds from initial public offering (see Note 8)	-	6,127,067
Proceeds from second public offering (see Note 8)	4,115,688	-
Proceeds from exercises of warrants (see Note 8)	3,127,718	-
Proceeds from exercise of stock options	17,650	-
Collection of stock subscription receivable	-	6,684
Proceeds from related party convertible debt (see Note 6)	-	1,475,000
Repayment of related party convertible debt (see Note 6)	(109,499)	(653,000)
Repayment of amounts due to Tekcapital and Affiliates	(490,163)	-
Net cash flows from financing activities	6,661,394	6,955,751

Net Change In Cash	696,338	3,511,382
Cash at Beginning of Year	$3,591,109	$79,727
Cash at End of Year	$4,287,447	$3,591,109

Significant Non-Cash Transactions
Expenses paid for by Tekcapital and Affiliates, reported as increase in Due to/from Tekcapital and Affiliates and related party convertible debt	299,061	960,362
Write-off of uncollectible stock subscription receivable	-	(4,542)
Issuance of shares from conversion of related party convertible debt	-	2,002,280

See accompanying Notes to the Financial Statements.

INNOVATIVE EYEWEAR, INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2023 and 2022

NOTE 1 – GENERAL INFORMATION

Innovative Eyewear, Inc. (the “Company,” “us,” “we,” or “our”) is a corporation organized under the laws of the State of Florida that develops and sells cutting-edge eyeglasses and sunglasses, which are designed to allow our customers to remain connected to their digital lives, while also offering prescription eyewear and sun protection. The Company was founded by Lucyd Ltd., a portfolio company of Tekcapital Plc through Tekcapital Europe, Ltd. (collectively, together with Lucyd Ltd., “Tekcapital and Affiliates”), which owned approximately 40% of our issued and outstanding shares of common stock and was our largest stockholder as of December 31, 2023. Innovative Eyewear licensed the exclusive rights to the Lucyd® brand from Lucyd Ltd., which includes the exclusive use of all of Lucyd’s intellectual property, including our main product, Lucyd Lyte® glasses.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and in accordance with the accounting rules under Regulation S-X, as promulgated by the Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments considered necessary for the fair presentation of the financial statements for the years presented have been included. The results of operations for the years ended December 31, 2023 and 2022 are not necessarily indicative of the results to be expected for future periods.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, particularly given the significant uncertainties associated with the current geopolitical and economic environment.

Cash Equivalents

All highly liquid investments with original maturities of three months or less, including money market funds, certificates of deposit, and U.S. Treasury bills purchased three months or less from maturity, are considered cash equivalents.

Receivables and Credit Policy

Trade receivables from customers are uncollateralized customer obligations due under normal trade terms. For direct-to-consumer sales, payment is required before product is shipped. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company, by policy, routinely assesses the financial strength of its customers. To comply with industry standards, we offer “net 30” payments on wholesale orders of $1,500 or more. For wholesale orders, to acquire an order on net 30 terms, the customer is provided a credit check application as well as a credit card authorization form. The authorization form explicitly states when and for much we will bill the customer via credit card.

Accounts receivable are reported net of the allowance for doubtful accounts. The allowance for doubtful accounts is determined based upon a variety of judgments and factors. Factors considered in determining the allowance include historical collection, write-off experience, and management’s assessment of collectibility from customers, including current conditions, reasonable forecasts, and expectations of future collectibility and collection efforts. Management continuously assesses the collectibility of receivables and adjusts estimates based on actual experience and future expectations based on economic indicators. Receivable balances are written-off against the allowance when such balances are deemed to be uncollectible. The Company recognized bad debt expense of $30,275 and $116,230 for the years ended December 31, 2023 and 2022, respectively.

A roll forward of the allowance for doubtful accounts for the year ended December 31, 2023 is as follows:

Balance at December 31, 2022	$92,646
Bad debt expense	30,275
Write-offs(1)	(52,149)
Recoveries(1)	(45,000)
Balance at December 31, 2023	$25,772

(1)	During the year ended December 31, 2023, the Company entered into a settlement agreement with a former wholesale customer. As a result of this settlement, $47,646 of accounts receivable were written-off as uncollectible, while the $45,000 collected under the settlement agreement was reflected as a gain within general and administrative expenses in the statement of operations.

Inventory

Our inventory includes purchased eyewear and is stated at the lower of cost or net realizable value, with cost determined on a specific identification method of inventory costing which attaches the actual cost to an identifiable unit of product. Provisions for excess, obsolete, or slow-moving inventory are recorded after periodic evaluation of historical sales, current economic trends, forecasted sales, estimated product life cycles, and estimated inventory levels. No provisions were determined as needed as of December 31, 2023 and 2022.

As of December 31, 2023 and 2022, the Company recorded an inventory prepayment in the amount of $323,520 and $197,750, respectively, related to down payment on eyewear purchased from the manufacturer, prior to shipment of the product that occurred after the respective balance sheet dates.

Intangible Assets

Intangible assets relate to patent costs received in conjunction with the initial capitalization of the Company and internally developed utility and design patents. The Company amortizes these assets over the estimated useful life of the patents. The Company reviews its intangible assets for impairment whenever changes in circumstances indicate that the carrying amount of the assets may not be recoverable.

Capitalized Software

The Company has incurred software development costs related to development of the Vyrb app, and has capitalized these costs in accordance with Accounting Standards Codification (“ASC”) 985-20, “Software – Costs of Software to be Sold, Leased, or Marketed,” considering it is the Company’s intention to market and sell the software externally. Planning, designing, coding, and testing occurred necessary to meet Vyrb’s design specifications; as such, all coding, development, and testing costs incurred subsequent to establishing technical feasibility were capitalized.

We launched an open beta version of the Vyrb application (for both iOS and Android) in December 2021 as the Company’s first social media platform, demonstrating the functionality of the software. The app has had several new features introduced in 2023, including live audio chatrooms for users of the Company’s smart eyewear, and offers market-leading audio accessibility features for social media, including the ability to create and listen to a feed of audio content completely hands-free, using unique voice assistant commands created for the app. The Company plans to continue to develop the expansive Vyrb platform into a feature-rich social toolbox for its customers. This includes the introduction of revenue-generating features such as native ads and in-app upgrades, as well as gamification features such as a points and rewards system.

However, as the Company diverted most of its software development resources in 2023 to the development and launch of the Lucyd app (which provides groundbreaking Generative AI features to our smart eyewear), the revenue-generating features for the Vyrb app were delayed, and are now planned to launch in 2024. Amortization of the capitalized software costs related to the Vyrb app will begin once revenue-generating operations associated with the software have commenced. No software development costs have been capitalized with respect to the Lucyd app.

Property and Equipment

Property and equipment are depreciated using the straight-line method over the estimated useful lives or lease terms if shorter. Depreciation expense for the years ended December 31, 2023 and 2022 was $61,093 and $22,101, respectively. For income tax purposes, accelerated depreciation methods are generally used. Repair and maintenance costs are expensed as incurred.

	December 31,	December 31,	Estimated Useful Lives
Property & Equipment	2023	2022	(in Years)
Mobile Kiosk Display	$127,333	$63,395	3 years
Computer Equipment	44,901	44,901	3 Years
Office Equipment	10,291	17,273	3 Years
Internal-Use Software	31,300	16,775	3 to 5 Years
Property and equipment, gross	213,825	142,343
Less: Accumulated depreciation	(80,977)	(22,599)
Property and equipment, net	$132,848	$119,744

Income Taxes

The Company accounts for income taxes under an asset and liability approach that recognizes deferred tax assets and liabilities based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

The Company follows a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. Any interest and penalties accrued related to uncertain tax positions are recorded in tax expense.

The Company assesses the realizability of its net deferred tax assets on an annual basis. If, after considering all relevant positive and negative evidence, it is more likely than not that some portion or all of the net deferred tax assets will not be realized, the Company will reduce the net deferred tax assets by a valuation allowance. The realization of net deferred tax assets is dependent on several factors, including the generation of sufficient taxable income prior to the expiration of net operating loss carryforwards.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash, cash equivalents, accounts receivable, accounts payable, and cash advances provided by Tekcapital and Affiliates, the carrying amounts approximate fair value due to the short-term maturities of these instruments.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, and accounts receivable. The Company limits its credit risk with respect to cash by maintaining cash and cash equivalent balances with high quality financial institutions. At times, the Company’s cash balances may exceed federally insured limits. Concentrations of credit risk with respect to accounts receivable are generally considered minimal due to collection history. However, as of December 31, 2023, $77,950 or approximately 50% of the Company’s gross accounts receivable balance was related to a single customer under a long-term instalment arrangement; the Company manages its risk related to this counterparty via other contractual arrangements with such counterparty, and incentivization through stock-based compensation.

Stock-Based Compensation

The Company accounts for stock-based compensation to employees and directors and others in accordance with FASB ASC Topic 718, which requires that compensation expense be recognized in the financial statements for stock-based awards based on the grant date fair value. Forfeitures are accounted for as a reduction of compensation expense in the period when such forfeitures occur.

For stock option awards, the Black-Scholes-Merton option pricing model was used to estimate the fair value of share-based awards. The Black-Scholes-Merton option pricing model incorporates various and highly subjective assumptions, including expected term and share price volatility.

●	The expected term of the stock options was estimated based on the simplified method as allowed by Staff Accounting Bulletin 107 (SAB 107).

●	The share price volatility at the grant date is estimated using historical stock prices based upon the expected term of the options granted, using stock prices of comparably profiled public companies.

●	The risk-free interest rate assumption is determined using the rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued.

For restricted stock units, the fair value of the share-based award is based on the quoted market price of our common shares on the NASDAQ stock exchange.

Revenue Recognition

Our revenue is generated from the sales of prescription and non-prescription optical glasses, sunglasses, and shipping charges, which are charged to the customer, associated with these purchases. We sell products through our retail store resellers, distributors, on our own website Lucyd.co, and on Amazon.com.

To determine revenue recognition, we perform the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) we satisfy a performance obligation. At contract inception, we assess the goods or services promised within each contract and determine those that are performance obligations, and also assess whether each promised good or service is distinct. We then recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. In instances where the collectibility of contractual consideration is not probable at the time of sale, the revenue is deferred on our balance sheet as a contract liability, and the associated cost of goods sold is deferred on our balance sheet as a contract asset; subsequently, we recognize such revenue and cost of goods sold as payments are received. During the year ended December 31, 2023, we recognized $17,500 of revenue that was included in the contract liability balance as of January 1, 2023.

All revenue, including sales processed online and through our retail store resellers and distributors, is reported net of sales taxes collected from customers on behalf of taxing authorities, returns, and discounts.

For sales generated through our e-commerce channels, we identify the contract with a customer upon online purchase of our eyewear and transaction price at the manufacturer suggested retail price (“MSRP”) for non-prescription, polarized sunglass and blue light blocking glasses across all of our online channels. Our e-commerce revenue is recognized upon meeting of the performance obligation when the eyewear is shipped to end customers. Only U.S. consumers enjoy free USPS first class postage, with faster delivery options available for extra cost, for sales processed through our website and on Amazon. For Amazon sales, shipping is free for U.S consumers while international customers pay shipping charges on top of MSRP. Any costs associated with fees charged by the online platforms (Shopify for Lucyd.co website and Amazon) are not recharged to customers and are recorded as a component of cost of goods sold as incurred. The Company charges applicable state sales taxes in addition to the MSRP for both online channels and all other marketplaces on which the company sells products.

For sales to our retail store partners, we identify the contract with a customer upon receipt of an order of our eyewear through our Shopify wholesale portal or direct purchase order. Our revenue is recognized upon meeting the performance obligation, which is delivery of the Company’s eyewear products to the retail store and is also recorded net of returns and discounts. Our wholesale pricing for eyewear sold to the retail store partners includes volume discounts, due to the nature of large quantity orders. The pricing includes shipping charges, while excluding any state sales tax charges applicable. Due to the nature of wholesale retail orders, no e-commerce fees are applicable.

For sales to distributors, we identify the contract with a customer upon receipt of an order of our eyewear through a direct purchase order. If collectability of substantially all of the contract consideration is probable, our revenue is recognized upon meeting the performance obligation, which is delivery of our eyewear products to the distributor, and is also recorded net of returns and discounts. Our wholesale pricing for eyewear sold to distributors includes volume discounts, due to the nature of large quantity orders. The pricing includes shipping charges, while excluding any state sales tax charges applicable. Due to the nature of wholesale distributor orders, no e-commerce fees are applicable.

The Company’s sales do not contain any variable consideration.

We allow our customers to return our products, subject to our refund policy, which allows any customer to return our products for any reason within the first:

●	7 days for sales made through our website (Lucyd.co)

●	30 days for sales made through Amazon

●	30 days for sales to most wholesale retailers and distributors (although certain sales to independent distributors are ineligible for returns)

For all of our sales, at the time of sale, we establish a reserve for returns, based on historical experience and expected future returns, which is recorded as a reduction of sales. Additionally, we review all individual returns received in the month following the balance sheet date pertaining to orders processed prior to the balance sheet date in order to determine whether an allowance for sales returns is necessary. The Company recorded an allowance for sales returns of $25,933 and $24,897 as of December 31, 2023 and 2022, respectively.

Shipping and Handling

Costs incurred for shipping and handling are included in cost of revenue at the time the related revenue is recognized. Amounts billed to a customer for shipping and handling are reported as revenues.

Recently Adopted Accounting Pronouncements

Effective January 1, 2023, the Company adopted the provisions of Accounting Standards Update (“ASU”) 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (as amended by ASU 2018-19 in November 2018, ASU 2019-05 in May 2019, ASU 2019-10 and 2019-11 in November 2019, ASU 2020-02 in February 2020, and ASU 2022-02 in March 2022). This standard requires entities to estimate lifetime expected credit losses for financial instruments, including trade and other receivables, which will generally result in earlier recognition of credit losses. The adoption of this new guidance did not have a significant impact on our results of operations, cash flows, or financial condition.

Recently Issued Accounting Pronouncements

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements. This ASU amends the presentation and disclosure of a variety of topics in the ASC, including derivatives, diluted earnings per share, changes in reporting entity, preferred stock, certain industry-specific items, and various other topics, in order to align them with SEC regulations. The amendments to the various topics should be applied prospectively, and the effective date will be determined for each individual disclosure based on the effective date of the SEC’s removal of the related disclosure requirement from Regulation S-X or Regulation S-K. We do not anticipate that the adoption of this ASU will have a significant impact on our financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. ASU 2023-07 improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. In addition, the ASU enhances interim disclosure requirements, clarifies circumstances in which an entity can disclose multiple segment measures of profit or loss, and contains other disclosure requirements. The ASU does not change how an entity identifies its operating segments, aggregates those operating segments, or applies the quantitative thresholds to determine its reportable segments. ASU 2023-07 is required to be applied retrospectively to all periods presented in the financial statements, and is effective for Innovative Eyewear, Inc. for fiscal years beginning after December 15, 2023 (i.e., January 1, 2024) and interim periods within fiscal years beginning after December 15, 2024 (i.e., January 1, 2025). We do not anticipate that the adoption of this ASU will have a significant impact on our financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU 2023-09 requires disclosure of additional categories of information about federal, state, and foreign income taxes in the rate reconciliation table and requires entities to provide more details about the reconciling items in some categories if items meet a quantitative threshold. The ASU also requires entities to disclose income taxes paid, net of refunds, disaggregated by federal (national), state, and foreign taxes for annual periods and to disaggregate the information by jurisdiction based on a quantitative threshold. The guidance makes several other changes to the disclosure requirements. The ASU is required to be applied prospectively, with the option to apply it retrospectively. The ASU is effective for Innovative Eyewear, Inc. for fiscal years beginning after December 15, 2024. We do not anticipate that the adoption of this ASU will have a significant impact on our financial statements.

Subsequent Events

In connection with the preparation of these financial statements, the Company has evaluated subsequent events through March 24, 2024, which is the date the financial statements were available to be issued. See Note 11 for additional information.

NOTE 3 – GOING CONCERN

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn, or otherwise, changes in regulations or restrictions in imports, competition, or changes in consumer taste. These adverse conditions could affect the Company’s financial condition and the results of its operations.

The Company meets its day-to-day working capital requirements using monies raised through sales of eyewear and issuances of equity, including our initial public offering completed in August 2022, a secondary public offering completed in June 2023, and exercises of warrants by stockholders (see Note 8 for additional details). The Company also previously issued a convertible note held by Tekcapital and Affiliates, which was repaid in full during the year ended December 31, 2023 (see Note 6). Effective March 1, 2024, the Company issued a new 18-month convertible note to Tekcapital and Affiliates (see Note 11 for details).

Management expects that operating losses could continue in the foreseeable future as we continue to invest in the expansion and development of our business. Management’s forecasts and projections indicate that the Company’s existing cash and cash equivalents (including the proceeds from the aforementioned second public offering and proceeds received from investors’ exercises of warrants), plus planned capital-raising activities in 2024, will be sufficient to fund operations through at least end of March 2025.

NOTE 4 – INCOME TAX PROVISION

The following is a reconciliation of tax computed at the statutory federal rate to the income tax benefit in the statements of operations:

	2023	2022
Income tax benefit at the statutory federal rate	$1,389,526	$1,193,185
State income tax benefits, net of federal benefit	50,907	35,149
Change in valuation allowance	(1,440,433)	(1,228,334)
Total	$-	$-

The components of the Company’s deferred tax assets are as follows:

	2023	2022
Deferred tax assets:
Stock-based compensation	$877,645	$610,530
Other – net	219,723	122,133
Net operating losses – federal	2,483,530	1,346,823
Net operating losses – state	148,177	81,911
Deferred tax assets Gross	3,729,075	2,161,397
Less Valuation Allowance	(3,729,075)	(2,161,397)
Net deferred tax assets	$-	$-

Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities. Deferred tax assets or liabilities at the end of each period are determined using the tax rate expected to be in effect when taxes are actually paid or recovered.

A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. A review of all available positive and negative evidence is considered, including the Company’s current and past performance, the market environment in which the Company operates, length of carryback and carryforward periods, and existing contracts that will result in future profits. After reviewing all the evidence, the Company has recorded a full valuation allowance against its deferred tax assets.

At December 31, 2023, the Company had federal net operating loss carryforwards of $11,826,332 and state net operating loss carryforwards of $6,515,176, both of which do not expire.

The Company files Federal and Florida tax returns. The years that remain subject to examination are the years ended December 31, 2020, 2021, 2022, and 2023. As of December 31, 2023 and 2022, the Company does not believe that is has any liabilities for uncertain tax positions.

NOTE 5 – INTANGIBLE ASSETS

Finite-lived intangible assets	December 31, 2023	December 31, 2022
Patent Costs	$329,232	$156,196
Intangible assets, gross	329,232	156,196
Less: Accumulated amortization	(42,803)	(18,639)
Intangible assets, net	$286,429	$137,557

These costs are amortized using the straight-line method over a period of 10 years. Amortization expense totalled $24,164 and $10,466 for the years ended December 31, 2023 and 2022, respectively. Future amortization is expected to approximate $30,000 per year.

NOTE 6 – RELATED PARTY TRANSACTIONS

Convertible Note and Due to Tekcapital and Affiliates

During the year ended December 31, 2022 and through December 1, 2023, the Company had the availability of, but not the contractual right to, intercompany financing from Tekcapital and Affiliates in the form of either cash advances or borrowings under a convertible note (as discussed below).

On December 1, 2020, the Company issued a convertible note to Tekcapital and Affiliates for up to $2,000,000 that bears interest at 10% per annum, which includes the option to convert the debt into the Company’s common stock at market price. The note can be converted into shares of common stock of the Company upon occurrence of certain conversion events, as defined. On November 1, 2021, the Company amended and restated the convertible note agreement with Tekcapital and Affiliates, increasing the amount of available financing from $2,000,000 to $3,000,000.

On August 15, 2022, in connection with the Company’s initial public offering (see Note 8), the Company converted related party borrowings totalling $2,002,280 into 266,970 shares of common stock at $7.50 per share.

The convertible notes balances were $61,356 at December 31, 2022. In January 2023, the Company borrowed an additional $48,143 under such convertible notes, and subsequently repaid the outstanding balances of the convertible notes in full in February 2023. No further amounts were borrowed under the convertible notes, and the convertible notes matured on December 1, 2023 with no amounts outstanding.

Subsequent to the year ended December 31, 2023 (effective March 1, 2024), the Company issued a new 18-month convertible note to Tekcapital and Affiliates; see Note 11 for details.

Management Service Agreement

In 2020, the Company entered into a management services agreement with Tekcapital Europe Ltd. (an affiliate of our largest stockholder, Lucyd Ltd., whose Chief Executive Officer is the father of our Chief Executive Officer), for which the Company was billed $25,000 quarterly. Effective February 1, 2022, the original management services agreement was amended to have the Company billed at $35,000 quarterly. While the agreement does not stipulate a specific maturity date, it can be terminated with 30 calendar days written notice by any party.

The related party provides the following services:

●	Support and advice to the Company in accordance with their area of expertise;

●	Research, technical review, legal review, recruitment, software development, marketing, public relations, and advertisement; and

●	Advice, assistance, and consultation services to support the Company or in relation to any other related matter.

The Company incurred $140,000 during each of the years ended December 31, 2023 and 2022 under this management services agreement.

Rent of Office Space

Prior to the February 1, 2022 amendment of the aforementioned management services agreement, the Company was provided with rent-free office space by Tekcapital and Affiliates. Effective February 1, 2022, Tekcapital began to bill the Company for an allocation of rent paid by Tekcapital on the Company’s behalf; the underlying lease between Tekcapital and its landlord has an end date of January 31, 2025. The Company recognized expense related to this arrangement of $91,672 and $74,442 of for the years ended December 31, 2023 and 2022, respectively.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Legal Matters

In August 2023, the Company entered into a settlement agreement with a former wholesale customer who owed the Company $92,646. As a result of this settlement, $47,646 of accounts receivable were written-off as uncollectible, while the $45,000 collected under the settlement agreement was reflected as a gain within general and administrative expenses in the statement of operations.

In November 2023, a third party filed a complaint before the International Trade Commission, alleging that certain of our products (as well as certain products of our competitors) infringed on patents held by the third party. In December 2023, the International Trade Commission instituted an investigation against the Company. As of December 31, 2023, the Company recorded a liability of approximately $103,000 related to this matter. This matter was subsequently settled and resolved in January 2024; refer to Note 11 for details.

Additionally, the Company is currently pursuing collection of $41,452 from an individual who was both a former member of management and a former member of our board of directors. The amount owed to us represents the remaining balance of an advance against future commissions that was previously paid to such individual under a contractual agreement. We desire to resolve this matter amicably and expeditiously; accordingly, we have presented this individual with a demand for repayment, and are exploring all options available to us with the assistance of legal counsel. No amounts related to this matter have been recorded on the balance sheet and statement of operations as of and for the year ended December 31, 2023.

Leases

Our executive offices are located at 11900 Biscayne Blvd., Suite 630 Miami, Florida 33181. Our executive offices are provided to us by the Tekcapital and Affiliates (see Note 6). We consider our current office space adequate for our current operations.

License Agreements

During the years ended December 31, 2023 and 2022, we entered into several multi-year license agreements which grant us the right to sell certain branded smart eyewear, including the Nautica, Eddie Bauer, and Reebok brands worldwide. These agreements require us to pay royalties based on a percentage of net retail and wholesale sales during the period of the license, and also require guaranteed minimum royalty payments. The agreements have base terms of 10 years but are cancellable at the option of the Company during the fifth year.

The aggregate future minimum payments due under these license agreements are as follows:

2024	$161,210
2025	436,000
2026	834,000
2027	1,290,000
2028	1,543,000
Thereafter (through 2032)	9,907,000
Total	$14,171,210

Other Commitments

See related party management services agreement discussed in Note 6.

NOTE 8 – STOCKHOLDERS’ EQUITY

Pursuant to a corporate resolution on July 1, 2021, the Company has authority to issue up to 15,000,000 shares of preferred stock and 50,000,000 shares of common stock. There were no shares of preferred stock issued or outstanding as of December 31, 2023 and 2022.

Initial Public Offering

On August 17, 2022, the Company closed on its initial public offering of 980,000 units consisting of 980,000 shares of its common stock and 1,960,000 warrants to purchase 1,960,000 shares of common stock at a combined offering price of $7.50 per unit in exchange for gross proceeds of approximately $7.35 million, before deducting underwriting discounts and offering expenses. Each share of common stock was sold together with two warrants. Each warrant is exercisable to purchase one share of common stock at an initial exercise price of $7.50 per share, subject to certain adjustments as set forth in the warrant agreement. In addition, the Company granted the underwriters a 45-day option to purchase up to an additional 147,000 shares of common stock and/or warrants to purchase up to an additional 294,000 shares of common stock to cover over-allotments, of which the Underwriter exercised its option to purchase additional warrants to purchase 294,000 shares of common stock concurrently with the closing.

The shares of common stock and warrants began trading on The Nasdaq Capital Market on August 15, 2022, under the symbols “LUCY” and “LUCYW,” respectively.

Also, pursuant to the terms of the underwriting agreement for the offering, the Company issued by the Underwriter certain other warrants to purchase up to 58,800 shares of the Company’s common stock at an exercise price of $8.228 per share.

The net proceeds received by the Company from this offering amounted to $6,015,918.

Second Public Offering

On June 26, 2023, the Company closed on a public offering of 4,500,000 units consisting of 4,500,000 shares of its common stock and 4,500,000 warrants to purchase 4,500,000 shares of common stock (the “Common Warrants”) at a combined offering price of $1.05 per unit in exchange for gross proceeds of approximately $4.73 million, before deducting underwriting discounts and offering expenses. Each share of common stock was sold together with one warrant. Each Common Warrant is exercisable to purchase one share of common stock at an initial exercise price of $1.05 per share, subject to certain adjustments as set forth in the warrant agreement. In addition, pursuant to the terms of the placement agency agreement for the offering, the Company issued to the placement agent certain other warrants to purchase up to 180,000 shares of the Company’s common stock at an exercise price of $1.31 per share. The net proceeds received by the Company from this offering amounted to $4,115,688.

Warrants

On August 17, 2022, as part of the Company’s initial public offering described above, the Company issued a total of 2,254,000 warrants to purchase 2,254,000 shares of common stock, which began trading and are currently trading on the Nasdaq Capital Market, under the symbol “LUCYW” (which we refer to as the “Listed Warrants”).

In February 2023, holders of the Company’s Listed Warrants exercised such warrants to purchase an aggregate of 408,600 shares of the Company’s common stock, at an adjusted exercise price of $3.75 per share, resulting in cash proceeds to the Company of $1,532,250.

Between April 1, 2023 and April 16, 2023, holders of the Company’s Listed Warrants exercised such warrants to purchase an aggregate of 321,120 shares of the Company’s common stock, at an adjusted exercise price of $3.75 per share, resulting in cash proceeds to the Company of $1,204,200.

On April 17, 2023, the Company entered into a warrant exercise inducement letter agreement (“Inducement Letter”) with certain accredited investors that were existing holders of the Company’s Listed Warrants to purchase an aggregate of 150,000 shares of the Company’s common stock for cash, wherein the investors agreed to exercise all of their existing Listed Warrants at an exercise price of $3.75 per share. The gross proceeds to the Company from this transaction, before deducting estimated expenses and fees, was $562,000; the net proceeds received by the Company amounted to $391,268. In consideration for the immediate exercise of the existing Listed Warrants for cash, the exercising holders received new warrants to purchase up to an aggregate of 300,000 shares of common stock (the “Private Warrants”) in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended. The Private Warrants are immediately exercisable upon issuance at an exercise price of $3.75 per common share and will expire on April 19, 2028. Although the Private Warrants were offered in a private placement pursuant to an applicable exemption from the registration requirements of the Securities Act and, along with the shares of common stock issuable upon their exercise, were not registered under the Securities Act, subsequently in May 2023 the shares of common stock issuable upon exercise of these warrants were registered with the SEC through a Form S-1 filing.

The only exercises of warrants to date have been those exercises of Listed Warrants in February and April of 2023 as described above. As of December 31, 2023, none of the Common Warrants, Private Warrants, nor any of the warrants issued to underwriters and placement agents have been exercised.

As of December 31, 2023, the Company’s outstanding warrants are as follows:

Warrant Type	Warrants Outstanding	Exercise Price	Expiration Date
Listed Warrants	1,374,280	$3.75	8/17/2027
Common Warrants	4,500,000	$1.05	6/26/2028
Private Warrants	300,000	$3.75	4/19/2028
Underwriter warrants	58,800	$8.23	8/12/2027
Placement agent warrants	180,000	$1.05	6/26/2028
Total	6,413,080

NOTE 9 – STOCK-BASED COMPENSATION

On July 1, 2021, an Equity Incentive Plan was approved, allowing for total of 20% of our issued and outstanding common stock, less the number of outstanding option grants, to be available for the grant of awards under the Plan. There were 1,685,000 option awards granted by the Company prior to the approval of the Plan, while 1,800,500 option awards have been granted under the Plan from July 1, 2021 through December 31, 2023.

Summary information regarding the number of options, exercise price, and remaining contractual life as of and during the years ended December 31, 2023 and 2022 is as follows:

	Weighted Average Exercise Price per share $	Options (Number)	Weighted Average Remaining Contractual Life (Years)
As at January 1, 2022	2.61	2,332,500
Granted	-	-
Exercised	-	-
Forfeited	-	-
As at December 31, 2022	2.61	2,332,500	1.68

As at January 1, 2023	2.61	2,332,500
Granted	0.92	1,153,000
Exercised	1.01	(316,000)
Forfeited / Expired	2.94	(275,000)
As at December 31, 2023	2.08	2,894,500	2.22
Exercisable as at December 31, 2023	2.39	1,795,219	1.40

As of December 31, 2023, the aggregate intrinsic value for all options outstanding as well as all options exercisable was zero.

During the year ended December 31, 2023, we granted the following option awards:

●	Options to purchase an aggregate of 330,000 shares of common stock at $1.275 per share were issued to the Company’s officers and management, of which 1/3 vested immediately, 1/3 shall vest on January 13, 2024, and the remaining 1/3 shall vest on January 13, 2025. The options expire on January 13, 2028.

●	Options to purchase an aggregate of 75,000 shares of common stock at $1.275 per share were issued to non-management directors, which vest evenly over three years, whereby 1/3 shall vest on each of January 13, 2024, January 13, 2025, and January 13, 2026. The options expire on January 13, 2028.

●	Options to purchase an aggregate of 162,000 shares of common stock at $1.275 per share were issued to certain employees and consultants, which vest evenly over three years, whereby 1/3 shall vest on each of January 13, 2024, January 13, 2025, and January 13, 2026. The options expire on January 13, 2028.

●	Options to purchase an aggregate of 75,000 shares of common stock at $1.275 per share were issued to an employee, which would have vested evenly over three years (whereby 1/6 of the options would have vested every six months). During the year ended December 31, 2023, however, all of these options were forfeited.

●	Options to purchase an aggregate of 6,000 shares of common stock at $1.275 per share were issued to a consultant, which vested immediately. These options were all exercised during the year ended December 31, 2023.

●	Options to purchase an aggregate of 15,000 shares of common stock at $0.66 per share were issued to certain employees and consultants, which vest evenly over two years, whereby 1/4 of the options shall vest every six months. The options expire on September 5, 2028.

●	Options to purchase an aggregate of 490,000 shares of common stock at $0.45 per share were issued to the Company’s officers and management, of which 1/3 vested immediately, 1/3 shall vest on December 18, 2024, and the remaining 1/3 shall vest on December 18, 2025. The options expire on December 18, 2028.

There were no option awards granted during the year ended December 31, 2022.

The fair value of options granted is calculated using the Black-Scholes-Merton option pricing model. The underlying assumptions used in the option pricing model for stock option awards granted in 2023 were as follows:

Attribute
Share price at date of grant	$0.43 - $1.28
Expected term (in years)	3 - 4
Risk free rate	3.74% - 4.65%
Expected volatility	106% - 133%
Expected dividend yield	0
Grant date fair value of options	$0.28 - $1.02

The weighted average grant date fair value of options outstanding was $1.49 and $1.84 as of December 31, 2023 and 2022, respectively.

As of December 31, 2023, unrecognized stock option expense of approximately $721,000 remains to be recognized over next 1.12 years.

Award Modifications

On June 1, 2023, we modified the terms of certain options previously awarded in 2021 to purchase an aggregate of 140,000 shares of common stock, in order to extend their expiration dates from July 21, 2023 to July 21, 2024. There were no changes to the exercise price or other terms of these stock options, and these options were already fully vested prior to the modification. As a result of this modification, we recognized incremental stock option expense of $9,188 for the year ended December 31, 2023.

Restricted Stock Unit Awards

On December 3, 2023, we entered into an endorsement agreement with an influencer for a one-year term, which included the award of an aggregate of 65,220 restricted stock units. These restricted stock units vest according to the following schedule: 16,305 shares on December 3, 2023 (which will be issued on or before March 31, 2024), 16,305 shares on March 2, 2024 (which will be issued on or before March 31, 2024), 16,305 shares on May 31, 2024, and 16,305 shares on August 29, 2024. Total stock-based compensation related to this award, based on the market price of the Company’s common stock on the date of grant, amounts to $27,066. We recognized $8,458 of expense related to this award during the year ended December 31, 2023, and will recognize the remaining expense of $18,608 on a straight-line basis over the remaining term of the agreement in 2024.

NOTE 10 – EARNINGS PER SHARE

The Company calculates earnings/(loss) per share data by calculating the quotient of earnings/(loss) divided by the weighted average number of common shares outstanding during the respective period as required by ASC 260-10-50. Due to the net losses for the years ended December 31, 2023 and 2022, all shares underlying the related party convertible debt, common stock warrants, and common stock options were excluded from the earnings per share calculation due to their anti-dilutive effect.

Calculation of net earnings per common share — basic and diluted:

	For the year ended
	December 31,	December 31,
	2023	2022
Basic and diluted:
Net loss	$(6,663,428)	$(5,681,833)
Weighted-average number of common shares	10,515,995	6,528,959
Basic and diluted net loss per common share	$(0.63)	$(0.87)

NOTE 11 – SUBSEQUENT EVENTS

Settlement and License Agreement

On January 3, 2024, we settled and resolved certain matters with a third party, including a complaint that had been brought before the International Trade Commission and an investigation instituted by the International Trade Commission in 2023, and entered into a multi-year non-exclusive license agreement covering multiple smart eyewear patents. Pursuant to this license agreement, the Company added licenses for 46 new patents to its portfolio of owned and licensed patents and applications.

Loan to Tekcapital Europe, Ltd.

On January 11, 2024, we entered into an intercompany loan agreement (as lender) with Tekcapital Europe, Ltd. (as borrower), an affiliate of our largest stockholder, Lucyd Ltd., whose Chief Executive Officer is the father of our Chief Executive Officer, and Tekcapital Plc, the parent of Tekcapital Europe Ltd. Pursuant to this agreement, the Company loaned 600,000 British pounds sterling (equivalent to approximately $765,000) to Tekcapital Europe Ltd. The loan bears simple interest at a rate of 10% per annum and is required to be repaid on or before April 11, 2024. Tekcapital Plc executed the agreement as guarantor for Tekcapital Europe Ltd. on the full amount of the loan. Tekcapital Europe Ltd. repaid the loan in full in March 2024.

New Convertible Note

Effective March 1, 2024, the Company issued a convertible note to Lucyd Ltd., the largest stockholder of the Company, for up to $1,250,000 that bears interest at 10% per annum, which includes the option to convert the debt into the Company’s common stock at market price. The note can be converted into shares of common stock of the Company upon the occurrence of certain events, as defined in the note, or for any reason at the sole discretion of Lucyd Ltd. The note has a maturity date of September 1, 2025, at which time all outstanding principal and accrued interest is payable in full. As of the date these financial statements were available to be issued, the Company has not borrowed any amounts under this convertible note.

INNOVATIVE EYEWEAR, INC.

CONDENSED BALANCE SHEETS

March 31, 2024 (Unaudited) and December 31, 2023

	2024	2023
TOTAL ASSETS
Current Assets
Cash and cash equivalents	$2,648,566	$4,287,447
Accounts receivable, net of allowances of $21,437 and $25,772, respectively	52,779	93,211
Prepaid expenses	425,867	313,648
Inventory prepayment	59,407	323,520
Inventory	858,905	533,239
Due from Tekcapital and Affiliates	5,830	6,256
Other current assets	59,447	59,447
Total Current Assets	4,110,801	5,616,768

Non-Current Assets
Patent costs, net	330,192	286,429
Capitalized software costs	110,073	110,073
Property and equipment, net	143,487	132,848
Other non-current assets	118,458	72,644
TOTAL ASSETS	$4,813,011	$6,218,762

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Current Liabilities
Accounts payable and accrued expenses	$840,992	$581,986
Deferred revenue	42,500	42,500
Total Current Liabilities	883,492	624,486

Non-Current Liabilities
Deferred revenue	27,950	35,450
TOTAL LIABILITIES	911,442	659,936

Commitments and contingencies (Note 7)	-	-

Stockholders’ Equity
Common stock (par value $0.00001, 50,000,000 shares authorized, and 13,233,544 and 12,917,239 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively)	132	129
Additional paid-in capital	22,842,163	22,528,112
Accumulated deficit	(18,940,726)	(16,969,415)
TOTAL STOCKHOLDERS’ EQUITY	3,901,569	5,558,826
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,813,011	$6,218,762

See accompanying Notes to the Condensed Financial Statements.

INNOVATIVE EYEWEAR, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the three months ended March 31, 2024 and 2023

(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Revenues, net	$383,471	$144,921
Less: Cost of Goods Sold	(376,520)	(134,630)
Gross Profit	6,951	10,291

Operating Expenses:
General and administrative	(1,108,946)	(993,772)
Sales and marketing	(661,295)	(259,297)
Research and development	(216,301)	(151,169)
Related party management fee	(35,000)	(35,000)
Total Operating Expenses	(2,021,542)	(1,439,238)

Other Income (Expense)	43,280	76
Interest Expense	-	(1,939)
Total Other Income (Expense), net	43,280	(1,863)

Net Loss	$(1,971,311)	$(1,430,810)

Weighted average number of shares outstanding	12,952,106	7,569,115
Loss per share, basic and diluted	$(0.15)	$(0.19)

See accompanying Notes to the Condensed Financial Statements.

INNOVATIVE EYEWEAR, INC.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For the three months ended March 31, 2024 and 2023

(Unaudited)

	Common Stock		Additional Paid In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balances as of January 1, 2024	12,917,239	$129	$22,528,112	$(16,969,415)	$5,558,826

Issuance of shares to third party service provider	300,000	3	81,897	-	81,900
Issuance of shares related to vesting of restricted share units	16,305	-		-	-
Stock-based compensation	-	-	232,154	-	232,154
Net loss	-	-	-	(1,971,311)	(1,971,311)
Balances as of March 31, 2024	13,233,544	$132	$22,842,163	$(18,940,726)	$3,901,569

Balances as of January 1, 2023	7,307,157	$73	$14,330,343	$(10,305,987)	$4,024,429

Stock-based compensation	-	-	424,431	-	424,431
Exercises of warrants by stockholders	408,600	4	1,532,246	-	1,532,250
Net loss	-	-	-	(1,430,810)	(1,430,810)
Balances as of March 31, 2023	7,715,757	$77	$16,287,020	$(11,736,797)	$4,550,300

See accompanying Notes to the Condensed Financial Statements.

INNOVATIVE EYEWEAR, INC.

CONDENSED STATEMENTS OF CASH FLOWS

For the three months ended March 31, 2024 and 2023

(Unaudited)

	2024	2023
Operating Activities
Net Loss	$(1,971,311)	$(1,430,810)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	21,659	5,956
Amortization	7,814	10,307
Non-cash interest expense	-	1,939
Stock-based compensation expense	232,154	424,431
Expenses paid by Tekcapital and Affiliates	99,561	62,204
(Recovery of) provision for doubtful accounts	(4,891)	142

Changes in operating assets and liabilities:
Accounts receivable	52,823	(17,526)
Accounts payable and accrued expenses	259,006	14,627
Prepaid expenses	(92,931)	25,360
Inventory	(61,553)	(450,633)
Other assets	(11,484)	(10,000)
Contract assets and liabilities	1,798	1,560
Net cash flows from operating activities	(1,467,355)	(1,362,443)

Investing Activities
Loan made to Tekcapital Europe, Ltd. (see Note 6)	(767,940)	-
Repayment of amounts loaned to Tekcapital Europe, Ltd. (see Note 6)	756,277	-
Patent costs	(51,577)	(108,825)
Purchases of property and equipment	(32,298)	(28,135)
Net cash flows from investing activities	(95,538)	(136,960)

Financing Activities
Proceeds from exercises of warrants	-	1,532,250
Repayment of related party convertible debt (see Note 6)	-	(109,499)
Repayment of amounts due to Tekcapital and Affiliates	(75,988)	(64,629)
Net cash flows from financing activities	(75,988)	1,358,122

Net Change In Cash	(1,638,881)	(141,281)

Cash at Beginning of Period	$4,287,447	$3,591,109
Cash at End of Period	$2,648,566	$3,449,828

Significant Non-Cash Transactions
Expenses paid for by Tekcapital and Affiliates, reported as increase in Due to/from Tekcapital and Affiliates and related party convertible debt	99,561	62,204
Issuance of shares for prepayment to third party service provider	81,900	-

See accompanying Notes to the Condensed Financial Statements.

INNOVATIVE EYEWEAR, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
March 31, 2024 and 2023 (Unaudited)

NOTE 1 – GENERAL INFORMATION

Innovative Eyewear, Inc. (the “Company,” “us,” “we,” or “our”) is a corporation organized under the laws of the State of Florida that develops and sells cutting-edge eyeglasses and sunglasses, which are designed to allow our customers to remain connected to their digital lives, while also offering prescription eyewear and sun protection. The Company was founded by Lucyd Ltd., a portfolio company of Tekcapital Plc through Tekcapital Europe, Ltd. (collectively, together with Lucyd Ltd., “Tekcapital and Affiliates”), which owned approximately 40% of our issued and outstanding shares of common stock and was our largest shareholder as of March 31, 2024. Innovative Eyewear has licensed the exclusive rights to the Lucyd® brand from Lucyd Ltd., which includes the exclusive use of all of Lucyd’s intellectual property, including our main product, Lucyd Lyte® glasses.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed balance sheet as of December 31, 2023 (which has been derived from audited financial statements) and the unaudited interim condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and pursuant to the instructions to Form 10-Q and Article 8 of Regulation S-X promulgated by the United States Securities and Exchange Commission (“SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows.

In the opinion of management, all adjustments considered necessary for the fair presentation of the financial statements for the periods presented have been included. The results of operations for the three months ended March 31, 2024 are not necessarily indicative of the results to be expected for future periods or the full year.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, particularly given the significant uncertainties associated with the current geopolitical and economic environment.

Cash Equivalents

All highly liquid investments with original maturities of three months or less, including money market funds, certificates of deposit, and U.S. Treasury bills purchased three months or less from maturity, are considered cash equivalents.

Receivables and Credit Policy

Trade receivables from customers are uncollateralized customer obligations due under normal trade terms. For direct-to-consumer sales, payment is required before product is shipped. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company, by policy, routinely assesses the financial strength of its customers. To comply with industry standards, we offer “net 30” payment terms on wholesale orders of $1,500 or more. For wholesale orders, to acquire an order on “net 30” payment terms, the customer is provided a credit check application as well as a credit card authorization form. The authorization form explicitly states when and for much we will bill the customer via credit card.

Accounts receivable are reported net of the allowance for doubtful accounts. The allowance for doubtful accounts is determined based upon a variety of judgments and factors. Factors considered in determining the allowance include historical collection, write-off experience, and management’s assessment of collectibility from customers, including current conditions, reasonable forecasts, and expectations of future collectibility and collection efforts. Management continuously assesses the collectibility of receivables and adjusts estimates based on actual experience and future expectations based on economic indicators. Receivable balances are written-off against the allowance when such balances are deemed to be uncollectible.

A roll forward of the allowance for doubtful accounts for the three months ended March 31, 2024 and 2023 is as follows:

	2024	2023
Balance at January 1	$25,772	$92,646
Bad debt expense (recovery)	(4,891)	142
Write-offs	-	(142)
Other	556	-
Balance at March 31	$21,437	$92,646

Inventory

The Company’s inventory includes purchased eyewear and is stated at the lower of cost or net realizable value, with cost determined on a specific identification method of inventory costing which attaches the actual cost to an identifiable unit of product.

Provisions for excess, obsolete, or slow-moving inventory are recorded after periodic evaluation of historical sales, current economic trends, forecasted sales, estimated product life cycles, and estimated inventory levels. Such provisions were $0 and $31,637 as of March 31, 2024 and December 31, 2023, respectively.

As of March 31, 2024 and December 31, 2023, the Company recorded an inventory prepayment in the amount of $59,407 and $323,520, respectively, related to down payments for eyewear purchased from the manufacturer, prior to shipment of the product that occurred after the respective balance sheet dates.

Intangible Assets

Intangible assets relate to patent costs received in conjunction with the initial capitalization of the Company and internally developed utility and design patents. The Company amortizes these assets over the estimated useful life of the patents. The Company reviews its intangible assets for impairment whenever changes in circumstances indicate that the carrying amount of the assets may not be recoverable.

Capitalized Software

The Company has incurred software development costs related to development of the Vyrb application, and has capitalized certain of these costs as it is the Company’s intention to market and sell the software externally. Planning, designing, coding, and testing occurred necessary to meet Vyrb’s design specifications; as such, all coding, development, and testing costs incurred subsequent to establishing technical feasibility were capitalized.

Although we have launched an open beta version of Vyrb (for both iOS and Android) and have continued to add new features to the app, the revenue-generating features of Vyrb have not yet been launched and are planned to launch later in 2024. Amortization of the capitalized software costs related to the Vyrb app will begin once revenue-generating operations associated with the software have commenced.

Property and Equipment

Property and equipment assets are depreciated using the straight-line method over their estimated useful lives or lease terms if shorter. For income tax purposes, accelerated depreciation methods are generally used. Repair and maintenance costs are expensed as incurred.

Income Taxes

The Company accounts for income taxes under an asset and liability approach that recognizes deferred tax assets and liabilities based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

The Company follows a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. Any interest and penalties accrued related to uncertain tax positions are recorded in tax expense.

The Company periodically assesses the realizability of its net deferred tax assets. If, after considering all relevant positive and negative evidence, it is more likely than not that some portion or all of the net deferred tax assets will not be realized, the Company will reduce the net deferred tax assets by a valuation allowance. The realization of net deferred tax assets is dependent on several factors, including the generation of sufficient taxable income prior to the expiration of net operating loss carryforwards.

Stock-Based Compensation

The Company recognizes compensation expense for stock-based awards to employees and directors and others based on the grant date fair value of such awards. Forfeitures are accounted for as a reduction of compensation expense in the period when such forfeitures occur.

For stock option awards, the Black-Scholes-Merton option pricing model is used to estimate the fair value of share-based awards. The Black-Scholes-Merton option pricing model incorporates various and highly subjective assumptions, including expected term and share price volatility.

●	The expected term of the stock options is estimated based on the simplified method as allowed by Staff Accounting Bulletin 107 (SAB 107).

●	The share price volatility is estimated using historical stock prices based upon the expected term of the options granted, using stock prices of comparably profiled public companies.

●	The risk-free interest rate assumption is determined using the rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued.

For restricted stock units, the fair value of the share-based award is based on the quoted market price of our common shares on the NASDAQ stock exchange.

Revenue Recognition

Our revenue is generated from the sales of prescription and non-prescription optical glasses, sunglasses, and shipping charges, which are charged to the customer, associated with these purchases. We sell products through our retail store resellers, distributors, on our own website Lucyd.co, and on Amazon.com.

To determine revenue recognition, we perform the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) we satisfy a performance obligation. At contract inception, we assess the goods or services promised within each contract and determine those that are performance obligations, and also assess whether each promised good or service is distinct. We then recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

In instances where the collectibility of contractual consideration is not probable at the time of sale, the revenue is deferred on our balance sheet as a contract liability, and the associated cost of goods sold is deferred on our balance sheet as a contract asset; subsequently, we recognize such revenue and cost of goods sold as payments are received. During the three months ended March 31, 2024 and 2023, we recognized $7,500 of revenue for each period, that was included in the contract liability balances as of January 1, 2024 and 2023, respectively.

All revenue, including sales processed online and through our retail store resellers and distributors, is reported net of sales taxes collected from customers on behalf of taxing authorities, returns, and discounts.

For sales generated through our e-commerce channels, we identify the contract with a customer upon online purchase of our eyewear and transaction price at the manufacturer suggested retail price (“MSRP”) for non-prescription, polarized sunglass and blue light blocking glasses across all of our online channels. Our e-commerce revenue is recognized upon meeting of the performance obligation when the eyewear is shipped to end customers. U.S. consumers enjoy free USPS first class postage on orders over $149, with faster delivery options available for extra cost, for sales processed through our website. For Amazon sales, shipping is free for U.S. consumers while international customers pay shipping charges on top of MSRP. Any costs associated with fees charged by the online platforms (Shopify for Lucyd.co website and Amazon) are not recharged to customers and are recorded as a component of cost of goods sold as incurred. The Company charges applicable state sales taxes in addition to the MSRP for both online channels and all other marketplaces on which the company sells products.

For sales to our retail store partners, we identify the contract with a customer upon receipt of an order of our eyewear through our Shopify wholesale portal or direct purchase order. Revenue is recognized upon meeting the performance obligation, which is delivery of the Company’s eyewear products to the retail store, and is also recorded net of returns and discounts. Our wholesale pricing for eyewear sold to retail store partners includes volume discounts, due to the nature of large quantity orders. The pricing includes shipping charges, while excluding any state sales tax charges applicable. Due to the nature of wholesale retail orders, no e-commerce fees are applicable.

For sales to distributors, we identify the contract with a customer upon receipt of an order of our eyewear through a direct purchase order. If collectibility of substantially all of the contract consideration is probable, revenue is recognized upon meeting the performance obligation, which is delivery of our eyewear products to the distributor, and is also recorded net of returns and discounts. Our wholesale pricing for eyewear sold to retail store partners and distributors includes volume discounts, due to the nature of large quantity orders. The pricing does not include shipping. Due to the nature of wholesale retail orders, no marketplace fees are applicable, only credit card processing fees.

We allow our customers to return our products, subject to our refund policy, which allows any customer to return our products for any reason and receive a full refund for frames (prescription lenses excluded) within the first 7 days for sales made through our website (Lucyd.co), 30 days for sales made through Amazon, and 30 days for sales to most wholesale retailers and distributors (although certain sales to independent distributors are ineligible for returns). As of January 2024, our return policy was updated to prohibit discretionary returns of prescription lenses. Additionally in January 2024, we instituted a standard $15 restocking fee for standard frame returns, which is deducted from applicable refunds to cover shipping and restocking costs.

For all of our sales, at the time of sale, we establish a reserve for returns, based on historical experience and expected future returns, which is recorded as a reduction of sales. Additionally, we review all individual returns received in the month following the balance sheet date pertaining to orders processed prior to the balance sheet date in order to determine whether an allowance for sales returns is necessary. The Company recorded an allowance for sales returns of $8,937 and $40,933 as March 31, 2024 and December 31, 2023, respectively.

Amounts billed to a customer for shipping and handling are reported as revenues. Costs incurred for shipping and handling are included in cost of goods sold at the time the related revenue is recognized.

NOTE 3 – GOING CONCERN

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn, or otherwise, changes in regulations or restrictions in imports, competition, or changes in consumer taste. These adverse conditions could affect the Company’s financial condition and the results of its operations.

The Company meets its day-to-day working capital requirements using monies raised through sales of eyewear and issuances of equity. On May 1, 2024, the Company closed on an offering of common stock and warrants for gross proceeds of approximately $1.0 million (see Note 10 for details). The Company has also entered into an agreement with a related party, under which the Company may borrow up to $1.25 million (see Note 6 for details); as of March 31, 2024, the Company has not borrowed any amounts under this agreement. The Company’s forecasts and projections indicate that the Company expects to have sufficient liquidity to fund operations through at least the next 12 months.

NOTE 4 – INCOME TAX PROVISION

At the end of each interim reporting period, the Company estimates its effective tax rate expected to be applied for the full year. This estimate is used to determine the income tax provision or benefit on a year-to-date basis and may change in subsequent interim periods. The Company has not recorded a tax provision for the three months ended March 31, 2024 and 2023 as it maintains a full valuation allowance against its net deferred tax assets.

NOTE 5 – TANGIBLE AND INTANGIBLE ASSETS

	March 31,	December 31,
Property & Equipment	2024	2023
Mobile Kiosk Display	$156,931	$127,333
Computer Equipment	44,901	44,901
Office Equipment	12,991	10,291
Internal-Use Software	31,300	31,300
Property and equipment, gross	246,123	213,825
Less: Accumulated depreciation	(102,636)	(80,977)
Property and equipment, net	$143,487	$132,848

Depreciation expense for the three months ended March 31, 2024 and 2023 was $21,659 and $10,307, respectively.

	March 31,	December 31,
Finite-lived intangible assets	2024	2023
Patent Costs	$380,809	$329,232
Intangible assets, gross	380,809	329,232
Less: Accumulated amortization	(50,617)	(42,803)
Intangible assets, net	$330,192	$286,429

Amortization expense for the three months ended March 31, 2024 and 2023 was $7,814 and $5,956, respectively.

NOTE 6 – RELATED PARTY TRANSACTIONS AND AGREEMENTS

Convertible Note and Due to Tekcapital and Affiliates

Through December 31, 2023, the Company had the availability of, but not the contractual right to, intercompany financing from Tekcapital and Affiliates in the form of either cash advances or borrowings under a convertible note (as discussed below).

The convertible notes balances were $61,356 at January 1, 2023. In January 2023, the Company borrowed an additional $48,143 under such convertible notes, and subsequently repaid the outstanding balances of the convertible notes in full in February 2023. No further amounts were borrowed under these convertible notes, and the convertible notes matured on December 1, 2023 with no amounts outstanding.

New Lucyd Ltd. Agreement

The Company entered into an agreement with Lucyd Ltd. pursuant to which the Company can receive up to $1,250,000 either (a) in services provided by Lucyd Ltd. to the Company or (b) in cash upon request of funds by the Company. The Company has not borrowed any amounts under this agreement. Once funds or services are received by the Company, it will issue a convertible note to Lucyd Ltd. (the “Convertible Note”) that will bear interest at 10% per annum and include the option to convert the Convertible Note into the Company’s common stock upon certain Conversion Events (as defined in the Convertible Note). Upon issuance, the Convertible Note will have a maturity date of September 1, 2025, at which time all outstanding principal and accrued interest, if any, will be payable in full in cash or in the Company’s common stock at the discretion of the holder. The Company will be able to prepay the Convertible Notes at any time with the written consent of Lucyd Ltd.

Loan to Tekcapital Europe, Ltd.

On January 11, 2024, the Company entered into an intercompany loan agreement (as lender) with Tekcapital Europe, Ltd. (as borrower) and Tekcapital Plc, the parent of Tekcapital Europe, Ltd. Pursuant to this agreement, the Company loaned 600,000 British pounds sterling (equivalent to approximately $768,000) to Tekcapital Europe, Ltd. The loan bears simple interest at a rate of 10% per annum and was required to be repaid on or before April 11, 2024. Tekcapital Plc executed the agreement as guarantor for Tekcapital Europe, Ltd. on the full amount of the loan.

Tekcapital Europe, Ltd. repaid the substantially all of the principal balance of the loan in March 2024. As of March 31, 2024, the only amounts remaining outstanding and payable to us under the loan were 7,616 British pounds sterling of principal and 10,717 British pounds sterling of accrued interest (in total, approximately $23,000). This balance is reflected in the condensed balance sheet as a current asset Due from Tekcapital and Affiliates, net of other amounts payable to Tekcapital and Affiliates for other related party agreements.

Management Service Agreement

The Company has entered into a management services agreement with Tekcapital Europe, Ltd., for which the Company is billed at $35,000 quarterly. While the agreement does not stipulate a specific maturity date, it can be terminated with 30 calendar days written notice by any party.

The related party currently provides the following services:

●	Support and advice to the Company in accordance with their area of expertise;

●	Research, technical and legal review, recruitment, software development, marketing, public relations, and advertisement; and

●	Advice, assistance, and consultation services to support the Company or in relation to any other related matter.

During the three months ended March 31, 2024, the Company incurred $35,000 in each respective period under the management services agreement.

Rent of Office Space

Under an agreement between the Company and Tekcapital, Tekcapital bills the Company for an allocation of rent paid by Tekcapital on the Company’s behalf. The Company recognized $23,231 and $22,769 of expense related to this month-to-month arrangement for the three months ended March 31, 2024 and 2023, respectively.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Legal Matters

We are not currently the subject of any material pending legal proceedings; however, we may from time to time become a party to various legal proceedings arising in the ordinary course of business.

On January 3, 2024, we settled and resolved certain matters with a third party, including a complaint that had been brought before the International Trade Commission and an investigation instituted by the International Trade Commission in 2023, and entered into a multi-year non-exclusive license agreement with the third party covering multiple smart eyewear patents (as described more fully below).

License Agreements

In 2022 and 2023, we entered into several multi-year license agreements which grant us the right to sell certain branded smart eyewear, including the Nautica, Eddie Bauer, and Reebok brands worldwide. These agreements require us to pay royalties based on a percentage of net retail and wholesale sales during the period of the license, and also require guaranteed minimum royalty payments.

The aggregate future minimum payments due under these license agreements are as follows:

Remainder of 2024	$-
2025	436,000
2026	834,000
2027	1,290,000
2028	1,543,000
Thereafter (through 2033)	9,907,000
Total	$14,010,000

Also, on January 3, 2024, entered into a multi-year non-exclusive license agreement with a third party (IngenioSpec, LLC) for multiple smart eyewear patents. Pursuant to this license agreement, the Company added licenses for 46 new patents to its portfolio of owned and licensed patents and applications. The Company fully prepaid this license for the term of the agreement, and as of March 31, 2024 does not have any obligation for future payments under this agreement.

Leases

Our executive offices are located at 11900 Biscayne Blvd., Suite 630 Miami, Florida 33181. Our executive offices are provided to us by a related party (see Note 6). We consider our current office space adequate for our current operations.

Other Commitments

See related party management services agreement discussed in Note 6.

NOTE 8 – STOCK-BASED COMPENSATION

During the three months ended March 31, 2024, we granted options to purchase an aggregate of 10,000 shares of common stock at $0.4201 per share to an employee, of which 1/5 vested immediately, and 1/5 shall vest on each six-month anniversary of the grant date. The options expire on January 11, 2029.

Summary information regarding the number of options, exercise price, and remaining contractual life as of and during the three months ended March 31, 2024 is as follows:

	Weighted Average Exercise Price per share $	Options (Number)	Weighted Average Remaining Contractual Life (Years)
As at January 1, 2024	2.08	2,894,500	2.22
Granted	0.42	10,000
Exercised	-	-
Forfeited / Expired	1.27	(228,750)
As at March 31, 2024	2.14	2,675,750	2.06
Exercisable as at March 31, 2024	2.40	1,824,547	1.45

As of March 31, 2024, the aggregate intrinsic value for all options outstanding as well as all options exercisable was zero, and unrecognized stock option expense of approximately $463,000 remains to be recognized over next 1.11 years.

Also during the three months ended March 31, 2024, we recognized $5,075 of expense related to restricted stock units awarded in 2023; as of March 31, 2024, unrecognized restricted stock unit expense of approximately $14,000 remains to be recognized between April 1, 2024 and November 30, 2024.

Additionally, on March 28, 2024, we entered into an agreement for a third party to provide us with financial advisory and investment banking services. As consideration for the services provided to the Company, we issued to the counterparty 300,000 shares of our common stock. No expense related to this agreement has been recognized in the condensed statement of operations for the three months March 31, 2024, although the fair value of the shares transferred has been recognized in the condensed balance sheet as of March 31, 2024 as a prepaid expense. The related expense will be recognized over a 6-month period from April 1, 2024 through September 30, 2024.

NOTE 9 – EARNINGS PER SHARE

The Company calculates earnings/(loss) per share data by calculating the quotient of earnings/(loss) divided by the weighted average number of common shares outstanding during the respective period.

Due to the net losses for the three months ended March 31, 2024 and 2023, all shares underlying the related party convertible debt, common stock warrants, and common stock options were excluded from the earnings per share calculation due to their anti-dilutive effect.

The calculation of net earnings/(loss) per share is as follows:

	For the three months ended
	March 31,	March 31,
	2024	2023
Basic and diluted:
Net loss	$(1,971,311)	$(1,430,810)
Weighted-average number of common shares	12,952,106	7,569,115
Basic and diluted net loss per common share	$(0.15)	$(0.19)

NOTE 10 – SUBSEQUENT EVENTS

At-the-Market Offering

On April 15, 2024, the Company entered into an at-the-market offering agreement with H.C. Wainwright & Co., LLC, as sales agent (“HCW”), relating to the sale of common stock. In accordance with the terms of the offering agreement, Form S-3 shelf registration, and related prospectus documents filed with the SEC, the Company offered to sell up to $1,120,446 of shares of its common stock from time to time, through HCW acting as agent.

From April 15, 2024 through April 28, 2024, the Company sold 50,395 shares of common stock at purchase prices of approximately $0.25 per share, and received approximately $13,000 of gross proceeds before deducting sales agent fees and expenses. The net proceeds received by the Company from these transactions amounted to approximately $12,000.

Following the May 1, 2024 registered direct offering described below, the Company filed an amended prospectus document, reducing the maximum remaining aggregate offering amount under the at-the-market facility to $538,599 of shares of common stock.

Registered Direct Offering

On May 1, 2024, the Company closed on a registered direct offering of 4,200,822 shares of its common stock and, in a concurrent private placement, warrants to purchase up to 4,200,822 shares of common stock at an exercise price of $0.244 per share, for a combined purchase price per share and warrant of $0.244. In exchange, the Company received approximately $1.0 million of gross proceeds, before deducting placement agent fees and expenses. In addition, the Company issued to the placement agent warrants to purchase up to 315,062 shares of common stock at an exercise price of $0.305 per share. The net proceeds received by the Company from this transaction amounted to approximately $837,000. We intend to use the net proceeds of this offering primarily for working capital and general corporate purposes.

10,173,782 Shares of Common Stock

PROSPECTUS

June 11, 2024

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fee payable to the Securities and Exchange Commission.

Amount to be paid
SEC registration fee	$165.47
Accounting fees and expenses	$5,000
Legal fees and expenses	$75,000.00
Total	$80,165.47

Item 14. Indemnification of Directors and Officers

The Florida Business Corporation Act (the “FBCA”) provides that a corporation may indemnify a director or officer against liability if the director or officer acted in good faith, the director or officer acted in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and in the case of any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful. A corporation may not indemnify a director or an officer except for expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, where such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

The FBCA provides that a corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director or officer of the corporation against expenses incurred by the individual in connection with the proceeding.

A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with the proceeding by a director or an officer if the director or officer delivers to the corporation a signed written undertaking of the director or officer to repay any funds advanced if such director or officer is not entitled to indemnification.

Our amended and restated articles of incorporation and bylaws provides that we shall indemnify our directors, officers, employees and agents to the full extent permitted by FBCA, including in circumstances in which indemnification is otherwise discretionary under such law.

These indemnification provisions may be sufficiently broad to permit indemnification of our officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other business against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person’s fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the FBCA. We do not currently maintain director and officer liability insurance on behalf of our director and officers; however, we intend to so purchase and maintain such insurance when economically feasible.

Additionally, our second amended and restated articles of incorporation provides that we shall, to the maximum extent permitted from time to time under the law of the State of Florida, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of ours or while a director or officer is or was serving at our request as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require us to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against us initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of our second amended and restated articles of incorporation shall not adversely affect any right or protection of a director or officer of ours with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

Expenses incurred by such a person in defending a civil or criminal action, suit or proceeding by reason of the fact that such person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by us as authorized by relevant sections of the FBCA. Notwithstanding the foregoing, we shall not be required to advance such expenses to a person who is a party to an action, suit or proceeding brought by us and approved by a majority of our Board of Directors that alleges willful misappropriation of corporate assets by such person, disclosure of confidential information in violation of such person’s fiduciary or contractual obligations to us or any other willful and deliberate breach in bad faith of such person’s duty to us or our stockholders.

We shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by our Board of Directors.

The indemnification rights provided in our bylaws, which will be in effect upon the consummation of this offering, shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, continue as to such person who has ceased to be a director or officer, and inure to the benefit of the heirs, executors and administrators of such a person.

If the FBCA Law is amended to expand further the indemnification permitted to indemnitees, then we shall indemnify such persons to the fullest extent permitted by the FBCA, as so amended.

We may, to the extent authorized from time to time by our Board of Directors, grant indemnification rights to other employees or agents of ours or other persons serving us and such rights may be equivalent to, or greater or less than, those set forth in our bylaws, which will be in effect upon the consummation of this offering.

Our obligation to provide indemnification under our bylaws, which will be in effect upon the consummation of this offering, shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by us or any other person.

To assure indemnification under our bylaws, which will be in effect upon the consummation of this offering, of all directors, officers, employees or agents who are determined by us or otherwise to be or to have been “fiduciaries” of any employee benefit plan of ours that may exist from time to time, the FBCA shall, for the purposes of our bylaws be interpreted as follows: an “other enterprise” shall be deemed to include such an employee benefit plan, including without limitation, any plan of ours that is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time; we shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to us also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; and excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines.”

Our bylaws, which will be in effect upon the consummation of this offering, shall be deemed to be a contract between us and each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, at any time while this by-law is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

The indemnification provision of our bylaws, which will be in effect upon the consummation of this offering, does not affect directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of ours, or is or was serving at our request as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against liability under the provisions of this section. We currently maintain such insurance.

The right of any person to be indemnified is subject to our right, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at our expense of by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered herewith, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant plans to enter into an placement agency agreement, which provides that the placement agents are obligated, under some circumstances, to indemnify the Registrant’s directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

During the last three years, the Company has not issued unregistered securities to any person, except as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and, unless otherwise indicated below, the Company believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder, and/or Regulation S promulgated thereunder regarding offshore offers and sales. All recipients had adequate access, though their relationships with the Company, to information about the Company.

Convertible Promissory Notes

On December 1, 2020, we issued a convertible note for an aggregate principal amount of up to $2,000,000 to Lucyd Ltd., the majority stockholder of the Company (the “Note”). On June 1, 2021, we completed the partial conversion of $778,500 of the outstanding balance on the Note into an aggregate of 778,500 shares of common stock. On September 5, 2021, we completed the partial conversion of an aggregate of $500,002 of the outstanding balance on the Note, at $3.56 per share, into an aggregate of 140,449 shares of common stock. On November 1, 2021, the Company executed an amended and restated Note, increasing the amount of available financing from $2,000,000 to $3,000,000. On November 16, 2021, we completed the partial conversion of an aggregate of $901,270.96 of the outstanding balance on the Note, at $3.56 per share, into an aggregate of 253,166 shares of common stock. On August 14, 2022, we completed the partial conversion of an aggregate of $2,002,280 of the outstanding balance on the Note, at $7.50 per share, into an aggregate of 266,970 shares of common stock. As of the date of this prospectus, $0 remains outstanding on the Note.

Regulation CF Offerings

On July 12, 2021, the Company issued an aggregate of 1,000 shares of common stock for $1.00 per share to an individual investor, pursuant to a subscription agreement with the Company, for aggregate gross proceeds of $1,000.

In July 2021, the Company launched its second Crowdfunded offering of common stock in which it raised $149,480, amounting to 45,355 shares, offset by $115,523 in offering costs.

Warrant Exercise Inducement and Issuance

On April 17, 2023, we entered into a warrant exercise inducement letter agreement (“Inducement Letter”) with a certain accredited investor that is an existing holder of Listed Warrants to purchase an aggregate of 150,000 shares of the Company’s common stock for cash (the “Existing Warrants”), wherein the investor agreed to exercise all of its Existing Warrants at an exercise price of $3.75 per share. The Existing Warrants were previously issued in an initial public offering which closed on August 17, 2022. For acting as a financial advisor related to the Inducement Letter, we agreed to pay Maxim Group LLC a cash fee equal to eight percent (8.0%) of the total proceeds from the exercise of the Existing Warrants. The gross proceeds of the exercise of the Existing Warrants to the Company, before deducting estimated expenses and fees, are expected to be approximately $562,000. In consideration for the immediate exercise of the Existing Warrants for cash, the exercising holder received new warrants to purchase up to an aggregate of 300,000 shares of common stock (the “New Warrants”) in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The New Warrants are immediately exercisable upon issuance at an exercise price of $3.75 per share of common stock and will expire on April 19, 2028.

April Offering

On April 28, 2024, the Company entered into a securities purchase agreement with certain institutional investors for the purpose of raising approximately $1 million in gross proceeds for the Company. Pursuant to the terms of the securities purchase agreement, the Company agreed to sell, in a registered direct offering, an aggregate of 4,200,822 shares of the Company’s common stock and, in a concurrent private placement, warrants to purchase up to 4,200,822 shares of common stock. The combined purchase price was $0.244. The Company has also agreed to issue to H.C. Wainwright & Co., LLC or its designees warrants to purchase up to 315,062 shares of common stock .

May Offering

On May 28, 2024, the Company entered into a securities purchase agreement with certain institutional investors for the purpose of raising approximately $2.5 million in gross proceeds for the Company. Pursuant to the terms of the securities purchase agreement, the Company agreed to sell, in a registered direct offering, an aggregate of 5,263,161 shares of the Company’s common stock and, in a concurrent private placement, warrants to purchase up to 5,263,161 shares of common stock. The combined purchase price was $0.475. The Company has also agreed to issue to H.C. Wainwright & Co., LLC or its designees warrants to purchase up to 394,737 shares of Common Stock.

Item 16. Exhibits

The following is a list of exhibits filed as a part of this registration statement:

Exhibit Number	Description of Document
3.1	Amended and Restated Articles of Incorporation of Innovative Eyewear, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1 filed with the SEC on January 10, 2022)
3.2	Second Amended and Restated Articles of Incorporation of Innovative Eyewear, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1 filed with the SEC on January 10, 2022)
3.3	Amended and Restated Bylaws of Innovative Eyewear, Inc. (incorporated by reference to Exhibit 3.3 of the Company’s Registration Statement on Form S-1 filed with the SEC on January 10, 2022)
3.4	Second Amended and Restated Bylaws of Innovative Eyewear, Inc. (incorporated by reference to Exhibit 3.4 of the Company’s Registration Statement on Form S-1 filed with the SEC on January 10, 2022)
4.1	Form of Representative’s Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1 filed with the SEC on January 20, 2022)
4.2	Form of Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-1 filed with the SEC on August 11, 2022)
4.3	Form of Warrant Agency Agreement between Innovative Eyewear, Inc. and VStock Transfer, LLC (incorporated by reference to Exhibit 4.4 of the Company’s Registration Statement on Form S-1 filed with the SEC on May 6, 2022)
4.4	Form of Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on April 17, 2023)
4.5	Form of Warrant (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form S-1 (File No. 333-272737) filed with the SEC on June 16, 2023)
4.6	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form S-1 (File No. 333-272737) filed with the SEC on June 16, 2023)
4.7	Form of Warrant Agency Agreement (incorporated by reference to Exhibit 4.8 to the Registration Statement on Form S-1 (File No. 333-272737) filed with the SEC on June 16, 2023)
4.8	Form of Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 1, 2024)
4.9	Form of PA Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 1, 2024)
4.10	Form of Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 29, 2024)
4.11	Form of PA Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on May 29, 2024)
5.1	Opinion of Ellenoff Grossman & Schole LLP**
10.1	License Agreement between Innovative Eyewear, Inc. and Lucyd Ltd. (incorporated by reference to Exhibit 10.1 of the Company’s Registration Statement on Form S-1 filed with the SEC on January 10, 2022)
10.2	Addendum to the License Agreement between Innovative Eyewear, Inc. and Lucyd Ltd. (incorporated by reference to Exhibit 10.2 of the Company’s Registration Statement on Form S-1 filed with the SEC on January 10, 2022)
10.3	Management Agreement between Innovative Eyewear, Inc. and Tekcapital Europe Ltd.# (incorporated by reference to Exhibit 10.3 of the Company’s Registration Statement on Form S-1 filed with the SEC on January 10, 2022)
10.4	Convertible Note, dated December 1, 2020, issued to Lucyd Ltd. (incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 filed with the SEC on January 10, 2022)
10.5	Intercompany Loan and Debt Transfer Agreement, dated June 1, 2021, by and among Innovative Eyewear, Inc., Lucyd Ltd., Tekcapital pk, Tekcapital Europe Ltd. and Tekcapital LLC (incorporated by reference to Exhibit 10.5 of the Company’s Registration Statement on Form S-1 filed with the SEC on January 10, 2022)

10.6	Employment Agreement by and between Innovative Eyewear, Inc. and Harrison Gross# (incorporated by reference to Exhibit 10.6 of the Company’s Registration Statement on Form S-1 filed with the SEC on January 10, 2022)
10.7	Employment Agreement by and between Innovative Eyewear, Inc. and Konrad Dabrowksi# (incorporated by reference to Exhibit 10.7 of the Company’s Registration Statement on Form S-1 filed with the SEC on January 10, 2022)
10.8	Consulting Agreement by and between Innovative Eyewear, Inc. and Frank Rescigna# (incorporated by reference to Exhibit 10.8 of the Company’s Registration Statement on Form S-1 filed with the SEC on January 10, 2022)
10.9	Amendment to the Consulting Agreement by and between Innovative Eyewear, Inc. and Frank Rescigna# (incorporated by reference to Exhibit 10.9 of the Company’s Registration Statement on Form S-1 filed with the SEC on January 10, 2022)
10.10	Innovative Eyewear, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-8 filed with the SEC on September 30, 2022)
10.11	Sale Representation Agreement by and between Innovative Eyewear, Inc. and D. Landstrom Associates, Inc. (incorporated by reference to Exhibit 10.11 of the Company’s Registration Statement on Form S-1 filed with the SEC on January 10, 2022)
10.12	Distribution Agreement by and between Innovative Eyewear, Inc. and 8 Points Inc. (incorporated by reference to Exhibit 10.12 of the Company’s Registration Statement on Form S-1 filed with the SEC on January 10, 2022)
10.13	Amended and Restated Convertible Note, dated November 1, 2021, issued to Lucyd Ltd. (incorporated by reference to Exhibit 10.13 of the Company’s Registration Statement on Form S-1 filed with the SEC on January 10, 2022)
10.14	Form of Inducement Letter (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on April 17, 2023)
10.15	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-1 (File No. 333-272737) filed with the SEC on June 16, 2023)
10.16	Form of Placement Agency Agreement (incorporated by reference to Exhibit 1.1 to the Registration Statement on Form S-1 (File No. 333-272737) filed with the SEC on June 16, 2023)
10.17	At the Market Offering Agreement, dated April 15, 2024, by and between Innovative Eyewear, Inc. and H.C. Wainwright & Co., LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 16, 2024)
10.18	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 1, 2024)
10.19	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 29, 2024)
23.1	Consent of Cherry Bekaert LLP, Independent Registered Public Accounting Firm*
23.2	Consent of Ellenoff Grossman & Schole LLP (contained in Exhibit 5.1)**
24.1	Powers of Attorney**
107	Filing Fee Table**

*	Filed herewith.
**	Previously filed.
#	Indicates management contract or compensatory plan.

Item 17. Undertakings

(1)	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on June 11, 2024.

Innovative Eyewear, Inc.

By:	/s/ Harrison Gross
	Name:	Harrison Gross
	Title:	Chief Executive Officer

Person	Capacity	Date

/s/ Harrison Gross	Chief Executive Officer and Director	June 11, 2024
Harrison Gross	(Principal Executive Officer)

/s/ Konrad Dabrowski	Chief Financial Officer	June 11, 2024
Konrad Dabrowski	(Principal Financial and Accounting Officer)

*	Director	June 11, 2024
Kristen McLaughlin

*	Director	June 11, 2024
Louis Castro

*	Director	June 11, 2024
Olivia C. Bartlett

*By: /s/ Harrison Gross
Harrison Gross, Attorney-in-Fact